UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
8x8, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

2024 PROXY STATEMENT
—————————————————————————————————————————————————————————————————————————————————————————————

TO OUR STOCKHOLDERS:
Thank you for your continued support and investment in our company.
As we conclude this transformative year, I am pleased to reflect on our journey through a period marked by strategic realignment and operational enhancements. While our revenue experienced a slight decline, we achieved significant milestones in strengthening our profitability and cash flow. These accomplishments underscore our commitment to building a resilient and agile organization, poised for sustainable growth and long-term success. Our focus on innovation, cost-efficiency, and strategic investments has laid a solid foundation, enabling us to navigate the challenges and seize new opportunities in the evolving market landscape.
Reflecting on a Transformative Year
Fiscal 2024 was marked by many important milestones. We enhanced our leadership team, expanded our product portfolio, and continued to strengthen our already solid financial foundation. Notably, we repaid the remaining $63.3 million in principal of the 2024 convertible notes with cash and reduced the principal outstanding on our term loan, further reducing our financial leverage.
Our service revenue was $701 million, and total revenue reached $728 million, both slightly down from fiscal 2023. The decline reflected the changes we made to our go-to-market strategies as we aligned resources across the organization. The quality of our revenue remained high, with annualized recurring subscriptions and usage revenue (ARR)1 from customers adopting our XCaaS platform up 7% year-over-year to account for 43% of total ARR. Enterprise customers, defined as customers generating more than $100,000 in ARR, accounted for 58% of total ARR at year-end.
This year has been pivotal in terms of innovation as well. We introduced new products that not only differentiate our offerings but also position us for future growth. Significant advancements in our platform, including cross-platform artificial intelligence capabilities, UI/UX enhancements and a common customer data platform, have broadened our portfolio of solutions and enabled deep integration of leading technologies from a carefully curated community of partners.
A few of the many examples of new solutions that leverage our XCaaS customer engagement platform and communications APIs include:
•AI-powered voice and digital self-service based on conversational AI that enable businesses to create highly personalized, natural interactions across multiple channels.
•8x8 Engage, our cross-organization customer engagement solution that extends our customer experience capabilities beyond the traditional boundaries of the contact center to all customer-facing employees, enabling more consistent and higher quality customer interactions.
•8x8 Proactive Outreach for Unified Communications and Contact Center allows customers to utilize 8x8's programmable SMS and WhatsApp capabilities to deliver highly personalized mass messaging campaigns based on customer interaction data, further enabling cross-organization customer engagement.
•8x8 Sales Assist for retailers, enabling retailers’ customers to engage through their channel of choice, including web chat, bot, social media, SMS, email, or voice, for faster, easier shopping experiences and more convenient support resolution.
•8x8 Operator Connect for Microsoft Teams, a purpose-built solution offering native Public Switched Telephone Network (PSTN) calling in Microsoft Teams through the Operator Connect program.
We also enhanced our unified communications and contact center products with value-added capabilities to deliver “out-of-the-box” solutions for specific use cases. These pre-integrated solutions, which shorten the time-to-value and increase ROI for our customers, leverage internally developed technologies and communication APIs, as well as complementary technologies from our Technology Partner Ecosystem partners. Examples of value-added features introduced over the past year included:
•Self-service templates for voice and digital interactions for common use cases. These templates leverage the power of conversational AI and automation from our Technology Ecosystem Partners.
1 We define Annualized Recurring Subscriptions and Usage Revenue (ARR) as (A) the sum of the most recent month of (i) recurring subscription amounts and (ii) platform usage charges for all CPaaS customers that demonstrate consistent monthly usage above a minimum threshold over the prior six-month period, multiplied by 12, and (B) excluding any non-bundled or overage usage fees associated with UCaaS subscriptions.

•Native video functionality for 8x8 Contact Center, allowing agents to elevate customer interactions to video directly within the 8x8 Agent Workspace to visually troubleshoot issues and increase first contact resolution.
•Low code/no-code graphical scripting tools, allowing developers to quickly build and deploy self-service bots over any channel in more than 100 languages.
•AI-enabled tools, such as smart search, smart reply and expert finder, that are securely trained on an organization’s communications history to enhance user and customer experiences.
The customer response has been positive and sales of our new products accelerated in the second half of the year to over 50% year-over-year. While the contribution from new products remains relatively small compared to our total revenue, this response from our customers gives me great confidence in our future.
Strategic Framework for Durable Growth
Our strategic framework is based on our belief that innovation is essential to achieving durable growth. To this end, we increased our investment in research and development to more than 15% of revenue (on a non-GAAP basis)2, increasing the resources devoted to innovation along four crucial vectors: AI integration; user interface/user experience data and analytics; and high availability/scalability. We also honed our focus, emphasizing integrated solutions for small and mid-sized enterprises and optimizing our go-to-market channels. We are still early in our journey, but these efforts are already showing positive outcomes, improving our platform win rates and overall customer satisfaction.
Financially, we achieved a substantial reduction in our cost structure, allowing us to invest strategically while improving our operating margins and cash generation. Cash flow from operations — our financial “north star” — increased 62% from the prior year to $79 million.
Commitment to Stakeholders
As we move forward, we expect to maintain our focus on driving revenue growth through efficient go-to-market strategies and continuing our commitment to innovation and financial strength. We are at a critical juncture in our transformation — we have introduced compelling new products, but awareness and adoption are still in the early phases. We are making the necessary investments to elevate our partner programs, increase awareness for our solutions, and improve our processes. As we begin this critical phase of our transformation, I believe our current level of investment is appropriate to achieve our long-term growth and profitability goals.
We intend to continue returning value to our investors by reducing our outstanding debt and investing in innovation. In fiscal 2024, we repaid $88.3 million of principal, 35% of our stated intention of returning $250 million to investors through debt repayment over the three years spanning fiscal 2024 to fiscal 2026. We expect to make further progress reducing our financial leverage in fiscal 2025.
Gratitude and Outlook
I want to extend my deepest gratitude to our employees and partners for their dedication and hard work. This commitment is the cornerstone of our success, and together we will continue to achieve great things. Fiscal 2024 has set the stage for what we are capable of achieving. We begin the new year with a clear strategic direction and a strong financial position. I am incredibly proud of what we have accomplished and excited about the opportunities ahead.
Thank you once again for your support and partnership. We are committed to delivering on our promises and driving value for all our stakeholders. I look forward to updating you on our continued progress in the coming quarters.

Sincerely,
Samuel C. Wilson
Chief Executive Officer

2 A reconciliation of non-GAAP measures to the most directly comparable GAAP measures is provided in Appendix A. For a detailed discussion of our non-GAAP metrics, please refer to the 8x8, Inc. Fourth Quarter and Fiscal 2024 Financial Results filed on Form 8-K with the SEC on May 8, 2024.

NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS
The 2024 Annual Meeting of Stockholders of 8x8, Inc. (“8x8” or the “Company”), a Delaware corporation, will be held virtually at the date and time indicated below.
MEETING INFORMATION
AUGUST 15, 2024
9:00 a.m. Pacific Time
All stockholders are cordially invited to virtually attend the 2024 Annual Meeting. We will be hosting the Annual Meeting via live webcast on the Internet. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/8x82024. Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/8x82024. However, to ensure your representation at the 2024 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record virtually attending the 2024 Annual Meeting may vote even if he or she has previously returned a proxy. The items of business are summarized below and are described in more detail in the Proxy Statement accompanying this notice.

ITEMS OF BUSINESS

1.
To elect seven directors to hold office until the 2025 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Jaswinder Pal Singh, Monique Bonner, Andrew Burton, Todd Ford, Alison Gleeson, Elizabeth Theophille and Samuel Wilson.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025.
3.	To approve, through an advisory vote, the Company’s executive compensation for the fiscal year ended March 31, 2024.
4	To approve an amendment to the 2022 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 14,000,000 shares.
5.	To approve an amendment to the Company’s existing charter to provide for the elimination of certain officers’ personal liability for monetary damages stemming from breaches of the duty of care as permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.
RECORD DATE
Stockholders of record at the close of business on Monday, June 17, 2024 are entitled to notice of and to vote at the 2024 Annual Meeting or at any adjournments or postponements thereof.
STOCKHOLDER LIST
A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 675 Creekside Way, Campbell, California 95008. If you would like to view the stockholder list, please contact our Investor Relations department at (408) 495-2524 to schedule an appointment or for alternative arrangements to the extent office access is impracticable. In addition, a list of stockholders of record will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/8x82024.
By Order of the Board of Directors,
Jaswinder Pal Singh
Campbell, California
July 2, 2024

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include but are not limited to: changing industry trends, new product innovations and integrations, market demand for our products, channel and e-commerce growth, sales and marketing activities, strategic partnerships, business strategies, improved customer acquisition and support costs, customer churn, future operating performance and efficiencies, financial outlook, revenue growth, and profitability, reducing unit costs and improving gross profit margin, driving sustainable growth and increasing profitability and cash flow, new debt and interest expense, hiring of employees, general and administrative expenses in future periods, and the impact of foreign currency exchange rate and interest rate fluctuations. You should not place undue reliance on such forward-looking statements. Actual results could differ materially from historical results and those projected in forward-looking statements depending on a variety of factors, including, but not limited to: the impact of economic downturns on us and our customers; the impact of cost increases and general inflationary pressures on our operating expenses, including for bandwidth and labor; the ongoing volatility and conflict in the political and economic environment, including the impacts of Russia’s invasion of Ukraine and the conflicts in the Middle East and any related macro-economic impacts; customer cancellations and rate of customer churn; customer acceptance and demand for our new and existing cloud communication and collaboration services and features, including voice, contact center, video, messaging, and communication application programming interfaces (“APIs”); competitive market pressures, and any changes in the competitive dynamics of the markets in which we compete; the quality and reliability of our services; our ability to scale our business; customer acquisition costs; our reliance on a network of channel partners to provide substantial new customer demand; timing and extent of improvements in operating results from increased spending in marketing, sales, and research and development; the amount and timing of costs associated with recruiting, training, and integrating new employees and retaining existing employees; our reliance on infrastructure of third-party network service providers; risk of failure in our physical infrastructure; risk of defects or bugs in our software; risk of cybersecurity breaches; our ability to maintain the compatibility of our software with third-party applications and mobile platforms; continued compliance with industry standards and regulatory and privacy requirements, globally; introduction and adoption of our cloud software solutions in markets outside of the United States; risks relating to the acquisition and integration of businesses we have acquired or may acquire in the future, including most recently, Fuze, Inc.; risks related to fluctuations in the value of the United States Dollar and other currencies that underlie our business transactions; risks related to our remaining convertible senior notes due 2024 and the related capped call transactions, including the timing of any future repayment; and potential future intellectual property infringement claims and other litigation that could adversely impact our business and operating results.
For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s report on Forms 10-K, as well as other reports that 8x8, Inc. files from time to time with the U.S. Securities and Exchange Commission (the “SEC”). All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
GARTNER DISCLAIMER
The Gartner content described herein (the "Gartner Content") represent(s) research opinion or viewpoints published as part of a syndicated subscription service by Gartner, Inc. ("Gartner") and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this proxy statement) and the opinions expressed in the Gartner Content are subject to change without notice.
Gartner does not endorse any vendor, product or service depicted in our research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

PROXY SUMMARY
The following is a summary of certain key information in our Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement and our Annual Report on Form 10-K for the year ended March 31, 2024. In this Proxy Statement, we refer to 8x8, Inc. as “8x8,” the “Company,” “we” or “us,” and we refer to our fiscal year ended March 31, 2024 as “fiscal 2024” or “F2024.” Please note that the information on, or accessible through, our website is expressly not incorporated by reference in this Proxy Statement.
ELIGIBILITY TO VOTE
Stockholders of record at the close of business on Monday, June 17, 2024 are entitled to notice of and to vote at the 2024 Annual Meeting or at any adjournments or postponements thereof.
HOW TO VOTE
You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your proxy card available and follow the instructions. Voting will be accepted until 11:59 p.m. (EDT) on August 14, 2024:

Online at www.proxyvote.com	By Telephone at 1-800-690-6903

Online using your mobile device by scanning the QR Code	By mail by voting, signing and timely mailing your Proxy Card

MEETING INFORMATION

Time and Date:	Thursday, August 15, 2024 at 9:00 a.m. Pacific
Virtual Meeting Address:	www.virtualshareholdermeeting.com/8x82024
VOTING MATTERS AND BOARD RECOMMENDATIONS
The table below includes a brief description of each matter to be voted upon at the Annual Meeting, along with the voting recommendation of our board of directors, or “Board.”

Description of Proposals		Board Vote Recommendation	Page Reference

1.	To elect seven directors to hold office until the 2025 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Jaswinder Pal Singh, Monique Bonner, Andrew Burton, Todd Ford, Alison Gleeson Elizabeth Theophille and Samuel Wilson.	FOR each Company Nominee	26
2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025.	FOR	33
3.	To approve, through an advisory vote, the Company’s executive compensation for the fiscal year ended March 31, 2024.	FOR	66
4.	To approve an amendment to the 2022 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 14,000,000 shares.	FOR	67
5.	To approve an amendment to the Company’s existing charter to provide for the elimination of certain officers’ personal liability for monetary damages stemming from breaches of the duty of care as permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.	FOR	79
8x8, Inc. | PROXY STATEMENT 1

PROXY SUMMARY
DIRECTOR NOMINEES
In Proposal One, our stockholders are asked to vote on the election of the seven individuals nominated by the Board, each of whom is currently serving as a director. The tables below set forth basic information concerning each nominee individually and highlight certain qualifications, areas of expertise and attributes of our nominees collectively.

Name	Age	Director Since	Principal Occupation	Independent
Jaswinder Pal Singh(1)	59	2013	Professor of Computer Science, Princeton University	Yes
Andrew Burton	52	2024	President and Chief Operating Officer, Rapid7, Inc.	Yes
Monique Bonner	53	2018	Board Director and Business Owner	Yes
Todd Ford	57	2019	Board Director and Advisor	Yes
Alison Gleeson	58	2021	Board Director and Advisor	Yes
Samuel Wilson	55	2023	Chief Executive Officer, 8x8, Inc.	No
Elizabeth Theophille	57	2019	Board Director and Advisor	Yes
(1)Dr. Singh has served as Chairman of the Board since December 10, 2020.
BOARD OF DIRECTORS SNAPSHOT
Ensuring the Board is composed of directors who bring diverse perspectives, experience and backgrounds to effectively represent the long-term interests of stockholders is a key priority of our Board. In this regard, the Board believes that conducting regular, periodic assessments of its composition and size is an important aspect of an effective governance structure. The Board seeks a balance between retaining directors with deep knowledge of our Company and our industry, while adding directors who bring new perspectives. Since the beginning of fiscal 2019, we have added five new Board members while taking steps to increase the Board’s breadth and depth of experience and diversity. In fiscal 2021, we appointed Dr. Singh from Lead Independent Director to Chairman of the Board. In fiscal 2024, Eric Salzman resigned from the Board after more than 12 years of service to the Company. In fiscal 2025, we appointed Andrew Burton to our Board.

■ <5 years ■ 5-10 years ■ +10 years	■ Independent ■ Non-Independent	■ Non-Diverse ■ Diverse
2 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS (page 9)
We are committed to the highest standards of corporate governance. Our Governance and Nominating Committee monitors new and changing trends and best practices in corporate governance, considers whether we should make changes in light of these trends, and makes recommendations to the Board. The table below sets forth some highlights of our corporate governance programs and policies.

Board and Committees	Management	Stockholders Rights and Engagement

•Separate Chairman and CEO roles.	•Robust executive and Board member stock ownership requirements, including a 6X ownership requirement for our CEO (ratio of value of equity ownership to base salary).	•We have a single-class share capital structure. Each issued and outstanding share of our stock is entitled to one vote per share on all matters submitted to the stockholders for a vote.

▪Six of our seven director nominees are independent, including all members of our four standing committees.	▪We do not allow short sales, hedging or pledging of stock ownership positions, or transactions involving derivatives of our stock, by employees, management or Board members.	▪We do not have a classified board structure or multi-year directorships. All of our directors are elected on an annual basis.

▪Our Board and each of its four standing committees conduct a formal assessment of its performance on an annual basis. In fiscal 2024, we established the Technology & Cybersecurity Committee to advise the Board on technology strategy, innovation, R&D, and assess significant business risks and opportunities related to data privacy, information and cybersecurity, further strengthening our governance framework.
	▪Related party transactions involving management, or a member of our Board require prior approval of the Audit Committee.	▪Our capital structure and organizational documents do not reflect any “poison pill” provisions.

▪Regular executive sessions are conducted by the independent directors without management present, overseen by our independent Chairman of the Board.	▪Executive compensation is reviewed by the Compensation Committee annually, with advice and data (including a benchmark analysis) provided by an independent compensation consultant.	▪None of our officers or directors (nor any of their affiliates) has a controlling interest in our stock. Our officers and directors as a group hold less than 5% of our outstanding common stock.

▪Our Board has adopted a CEO Absence Event Management Process, which is reviewed annually by the Governance and Nominating Committee.
▪A significant portion of each executive’s annual compensation is “at risk” and a significant portion of long-term equity incentive compensation depends on our achievement of aggressive performance goals.
▪We do not have a super-majority approval requirement to amend any of our organizational documents.

▪Director compensation is reviewed by our Compensation Committee at least once every two years, per our Corporate Governance Principles, with advice and data provided by an independent compensation consultant.

▪We have clawback rights under our expired 2012 equity incentive plan and our 2022 equity incentive plan that permit us to recover long-term gains under specified circumstances, as well as under our new clawback policy that we adopted during fiscal 2024, which meets the requirements of the Nasdaq compensation recovery listing rules.
▪We have an active and ongoing stockholder outreach and engagement program.

▪Our Board has adopted a majority voting policy requiring (and each nominee for director has agreed) that, in an election of directors that is not a contested election, if the nominee fails to receive more votes cast “FOR” his or her selection than “WITHHELD,” the nominee shall tender his or her resignation from the Board.

8x8, Inc. | PROXY STATEMENT 3

PROXY SUMMARY
FISCAL 2024 BUSINESS HIGHLIGHTS
Digital transformation continues to drive increased adoption of cloud-based technologies for communications, collaboration and customer support. Further, many organizations have recognized the advantages of improving their customers’ post-sales experiences, and are investing in omnichannel contact center solutions to build loyalty, increase customer retention and drive additional revenue. These trends are fueling a large and expanding market opportunity for 8x8. We address this opportunity with our XCaaS solutions, combining enterprise-grade unified communications as a service (UCaaS), contact center as a service (CCaaS) and communications platform as a service (CPaaS) to create integrated solutions that enable our customers to deliver better experiences to their customers and employees. We believe continued innovation on our platform and XCaaS solutions is crucial to generating durable growth and long-term value for our customers, employees and stockholders.
For the past 18 months, 8x8 has been going through a transformative period characterized by strategic realignment and operational enhancements, focusing on building a resilient and agile organization. Despite a slight decline in revenue in fiscal 2024, we achieved significant milestones, including improved GAAP and non-GAAP operating results, as well as increased operating cash flow. We successfully repaid the remaining $63.3 million in principal of the 2024 convertible notes and reduced the principal outstanding on our term loan, strengthening our balance sheet. Our service revenue was $700.6 million, and total revenue reached $728.7 million, reflecting changes in our sales and marketing strategies as we aligned with our Customer Engagement-led approach.
Innovation played a pivotal role this year, with the introduction of important new products, integration of AI-based capabilities across the platform, and significant UI/UX enhancements. These developments have broadened our customer experience capabilities, exemplified by our 8x8 Engage solution. Our focus on small and mid-sized enterprises has shown positive outcomes, improving platform win rates and customer satisfaction. Financially, we reduced our cost structure compared with the prior year, enabling strategic investments in innovation and margin expansion.
Below are highlights of the year:
•We strengthened our leadership team to drive the continued transformation of our business.
◦Sam Wilson and Kevin Kraus were promoted to the roles of CEO and CFO respectively, from the interim roles they had previously held.
◦Lisa Martin, a recognized leader in our industry with a history of driving high performance sales teams, joined 8x8 as Chief Revenue Officer in July 2023
◦Bruno Bertini, a senior marketing executive with more than 15 years experience in customer experience and contact center, joined 8x8 as Chief Marketing Officer in September 2023.
•Total revenue declined 2% from fiscal 2023 to $728.7 million as we continued to optimize our go-to-market channels and align our sales and marketing organizations with our innovation-led strategy.
◦Service revenue declined 1% from fiscal 2023 to $700.6 million.
◦Other revenue declined 17% from fiscal 2023 to $28.1 million.
•Adoption of our XCaaS platform continued to increase as we focused our sales and marketing investments on attaining new mid-sized enterprise customers and cross-selling our contact center and new products to our installed base.
◦Annualized recurring subscriptions and usage revenue (ARR)1 from our XCaaS solutions increased 7% year-over-year and accounted for approximately 43% of total ARR, compared to 40% at the end of fiscal 2023 and 35% at the end of fiscal 2022.
◦Enterprise customers accounted for 58% of total ARR, compared to 58% of ARR at the end of fiscal 2023 and 57% at the end of fiscal 2022.
•We continued to emphasize efficiency in our operations and reduced our total cost structure compared to fiscal 2023, resulting in improved operating profit and margins and increased cash flow generated by operations for the third consecutive year.
◦GAAP operating loss was $27.6 million, or approximately 4% of revenue, a 58% improvement from the GAAP operating loss of $66.3 million, or 9% of revenue, in fiscal 2023.
◦Non-GAAP operating profit2 increased 52% year-over-year to $94.7 million, or 13% of revenue, compared to $62.4 million or approximately 8% of revenue in fiscal 2023.
◦Cash generated by operations increased 62% year-over-year to $79.0 million.

1 We define Annualized Recurring Subscriptions and Usage Revenue (ARR) as (A) the sum of the most recent month of (i) recurring subscription amounts and (ii) platform usage charges for all CPaaS customers that demonstrate consistent monthly usage above a minimum threshold over the prior six-month period, multiplied by 12, and (B) excluding any non-bundled or overage usage fees associated with UCaaS subscriptions.
2 A reconciliation of non-GAAP measures to the most directly comparable GAAP measures is provided in Appendix A. For a detailed discussion of our non-GAAP metrics, please refer to the 8x8, Inc. Fourth Quarter and Fiscal 2024 Financial Results filed on Form 8-K with the SEC on May 8, 2024.
4 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY
•We reduced stock-based compensation expense by more than 30% from fiscal 2023 – approximately $27.6 million – compared to fiscal 2023.
◦Stock-based compensation in fiscal 2024 was $61.9 million, or 8% of revenue.
◦The decrease follows a 33% year-over-year decline in stock-based compensation expense in fiscal 2023 and reflects our commitment to increase the proportion of cash compensation versus equity for employees below the vice president level.
•We used our cash to return value to our investors by reducing debt on our balance sheet by $88.3 million.
◦We reduced the outstanding principal on our term loan by $25.0 million, the maximum early repayment allowed without penalty.
◦We repaid the remaining $63.3 million outstanding of the 2024 Notes with cash upon maturity on February 1, 2024.
◦Year-end cash, equivalents, restricted cash and short-term investments totaled $117.8 million, compared to $139.0 million at the end of fiscal 2023.
•We continued to expand and enhance our portfolio of industry-leading integrations with Microsoft Teams.
◦Introduced 8x8 Operator Connect for Microsoft Teams, providing Public Switched Telephone Network (PSTN) calling through Microsoft Teams Phone through the Operator Connect program.
◦Deepened the integration with Microsoft Dynamics 365, providing email access within 8x8 Contact Center, as well as other ease-of-use enhancements.
•Our investments in research and development continued to drive innovation, resulting in new platform enhancements and solutions engineered to meet the communications and customer engagement requirements of the mid-sized enterprise, including:
◦The addition of voice self-service capabilities for 8x8 Intelligent Customer Assistant, our digital conversational AI virtual agent.
◦New AI-based tools for our unified communications and contact center products, including smart search, integrated smart reply, and expert finder, that are securely trained on customers’ data and communications history.
◦8x8 Engage, with tools and capabilities that enable improved customer engagement for employees outside the contact center.
◦Our Customer Interaction Data Platform (CIDP), a high-performance data platform that allows users to capture, consolidate and analyze data from all customer interactions across the organization. Using AI-based tools to identify patterns, summarize information, and predict changes, CIDP provides contextual information and real-time insights to agents, supervisors and other customer-facing employees.
◦Integrated, cross-platform solutions that augment our unified communications and contact center capabilities, including in-app video elevation for enhanced customer interactions, inbound/outbound messaging at scale, and other platform-as-a-service capabilities built for specific use cases or customer outcomes. Examples of new “out -of-the-box” solutions enabled by platform advancements include 8x8 Sales Assist for retailers, 8x8 Remote Fix for UK Housing Associations and other remote service businesses, and Proactive Outreach for personalized messaging campaigns at scale.
◦Enhancements to the 8x8 Work desktop, mobile and web user interfaces and user experiences, improved analytics and reporting, and expanded capabilities and APIs for 8x8’s communications platform as a service (CPaaS) offerings.
•We launched our Technology Partner Ecosystem to build a carefully curated network of innovators and best of breed technologies that solve specific customer engagement (CX) use cases for our customers.
◦We established a multi-tiered go-to-market model based on level of integration. SellThru8 and SellWith8 tiers include technologies deeply integrated with the 8x8 platform to provide a native-like user experience, while MarketWith8 includes an open ecosystem of complementary CX applications.
◦We added Cognigy, Verint and PCI Pal as our first SellThru8 partners, enabling AI-based virtual agents, workforce management, and secure payments on the 8x8 platform.
◦Awaken.io became our first SellWith8 partner, offering real-time AI-based agent assist technology within our Contact Center user interface.
•We were recognized worldwide for our industry leadership, completeness of vision, ability to execute, and innovation including:
◦A Leader in the 2023 Gartner® Magic Quadrant™ for Unified Communications as a Service, Worldwide3 for the twelfth consecutive year.
3 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide, Rafael Benitez, Megan Fernandez, Christopher Trueman, Pankil Sheth, November 28, 2023. This Magic Quadrant report name has changed from 2015 onwards- 2015-2021: Magic Quadrant for Unified Communications as a Service, Worldwide, 2014: Magic Quadrant for Unified Communications as a Service, North America With Additional Regional Presence, 2012-2013: Magic Quadrant for Unified Communications as a Service, North America.
8x8, Inc. | PROXY STATEMENT 5

PROXY SUMMARY
◦Inclusion in the 2023 Gartner Magic Quadrant for Contact Center as a Service4 for the ninth consecutive year.
◦Won 2023 CRN Product of the Year Awards in the Unified Communications and Collaboration - Enterprise category for revenue and profit.
◦Won 2023 Comms Council UK Award for Best Enterprise Service.
◦Named a Strong Performer in the The Forrester Wave™: Unified Communications As A Service (UCaaS), 2023 report.
◦Named Best Enterprise Service at the 2023 Comms Council UK Awards.
◦Won a Gold Stevie® Award for Technology Team of the Year and a Bronze Stevie Award for Customer Service Team of the Year in The 20th Annual International Business Awards®.
•We continued to build on program initiatives established in 2023 across all three ESG pillars.
◦Formed the Technology & Cybersecurity Committee of the Board of Directors in fiscal 2024 to oversee the Company’s risk management practices for data privacy, information and cybersecurity and related risks, internal controls for technology, information systems and security procedures, and considers emerging trends in these areas.
◦Expanded our Diversity, Equity and Inclusion Council globally and published a formal statement.
◦Supported the formation of two new Employee Resource Groups (ERGs) for LBTGQ+ and women in technology.
◦Increased investment in accessibility, including additional education and training programs, as well as additional accessibility testing of our products.
◦Formed a cross-functional ESG council and regional site committees to increase awareness, oversee environmental and social activities at the local level, and ensure compliance with new regulations as they become effective.
◦Achieved net zero Scope 1 emissions in our UK operations and reduced energy usage by 15% per day in our U.S. headquarters.
◦Achieved ISO 14001 (Environmental Systems Management) certification for our UK operations. We also received a Bronze Medal from Ecovadis in the UK, placing 8x8 in the top 35% of companies evaluated.

4 Gartner Magic Quadrant for Contact Center as a Service, Drew Kraus, Steve Blood, Pri Rathnayake, Pankil Sheth, August 7, 2023. This Magic Quadrant report name has changed from 2015-2019: Magic Quadrant for Contact Center as a Service, North America.
6 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY
The graphs below illustrate our performance on key financial metrics. See Appendix A, Non-GAAP Financial Information and Reconciliations, for reconciliation of non-GAAP metrics to the nearest GAAP metric.

Annual Subscription and Usage Revenue (ARR)[1]
Millions
$750
$500
$250
$0
$518
$687
$703
$697
FY'21
FY'22
FY'23
FY'24
Annual Subscription and Usage Revenue (ARR)[1]

Non-GAAP Operating Profit[2]

$100
$75
$50
$25
$0
$(25)
Millions
20%
15%
10%
5%
0%
(5)%
% of Revenue
$(11)
$11
$62
$95
FY'21
FY'22
FY'23
FY'24
Non-GAAP Operating Profit
As a % of Revenue

Cash Flow from Operations
Millions
$100
$75
$50
$25
$0
$(25)
$(14)
$35
$49
$79
FY'21
FY'22
FY'23
FY'24
Cash Flow from Operations

8x8, Inc. | PROXY STATEMENT 7

PROXY SUMMARY
EXECUTIVE COMPENSATION HIGHLIGHTS
We have designed our executive compensation program to:
▪Attract, develop, motivate and retain top talent and focus our executive officers on goals that increase long-term stockholder value;
▪Ensure executive compensation is aligned with our corporate strategies and business objectives;
▪Provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of sustainable stockholder value;
▪Ensure fairness among our executives by recognizing the contributions each executive officer makes to our success, as well as his or her compensation history and experience level; and
▪Provide an incentive for long-term continued employment with us.
The table below lists some specific elements that our program possesses and avoids in turn.

What We Have	What We Don’t Have

▪An executive compensation program based on our “pay for performance” philosophy and aligned with peer compensation policies.	▪No pension arrangements or non-qualified deferred compensation plans for our executive officers.
▪Stock ownership guidelines for named executive officers and non-employee directors.	▪No special health or welfare plans for our executive officers.
▪100% independence of Compensation Committee members.	▪No single-trigger acceleration of compensation or benefits for our executive officers in connection with a change-in-control.
▪Regular review of executive target total direct compensation and long-term incentive compensation relative to peer companies of similar size, market capitalization, and operating characteristics.	▪No “gross-ups” or other tax reimbursement payments on any severance or change-in-control payments or benefits for our executives.
•Engagement of an independent compensation consultant to monitor compensation trends and advise the Compensation Committee.	•No “evergreen” provision in our 2022 Equity Incentive Plan.
•A substantial portion of the total value of annual equity awards granted to our executives is “at risk” and tied to stock performance.	•No guaranteed incentive compensation or excessive severance payments.
•The long-term equity incentives granted to our named executive officers vest or are earned over multi-year periods, consistent with current market practice and our pay-for-performance and retention objectives.
•No repricing of option awards without stockholder approval (except in connection with certain corporate events where a repricing is necessary for equitable treatment).
8 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
GOVERNANCE FRAMEWORK
As stated in our Corporate Governance Principles, our Board is the ultimate decision-making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the Chief Executive Officer, who is charged with the conduct of the Company’s business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The fundamental objective of the Board is to build long-term sustainable growth in stockholder value for the Company.
In furtherance of this mission, we have adopted a comprehensive corporate governance framework designed to enable the Board, among other things, to:
▪provide effective oversight of the senior management team in connection with its conduct of the Company’s business and affairs;
▪allow the Board to make decisions independent of management;
▪align the interests of the Board and management with those of our stockholders; and
▪maintain compliance with the requirements of the Nasdaq Stock Market LLC (the “Nasdaq”) and applicable law.
The framework helps determine our policies and practices with respect to Board composition, Board independence, Board and committee evaluations, executive compensation, stockholder engagement, risk oversight and more.
Copies of our current corporate governance documents and policies, including our Code of Business Conduct and Ethics, Corporate Governance Principles and committee charters, are available on the Investor Relations section of our website at http://investors.8x8.com. The Board reviews these corporate governance documents and policies at least every two years and revises them when the Board determines it would serve the interests of the Company and its stockholders to do so, such as in response to changing governance practices or legal requirements.
BOARD COMPOSITION
CRITERIA FOR EVALUATING CANDIDATES. The Board, with input from the Governance and Nominating Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. Among other factors considered in the selection of each candidate, the Governance and Nominating Committee considers the following attributes, criteria and qualifications:
▪knowledge, experience, skills and expertise, particularly in areas critical to understanding the Company and its business;
▪ethnic and gender diversity;
▪personal and professional integrity and character;
▪business judgment;
▪time availability in light of other commitments, particularly service on the boards of other publicly-held companies;
▪dedication; and
▪conflicts of interest.
While the Governance and Nominating Committee has not established specific minimum qualifications for directors, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who:
▪have strong integrity;
▪have qualifications that will enhance the overall effectiveness of the Board;
▪have the highest professional and personal ethics and values, and will conduct themselves consistently with our Code of Business Conduct and Ethics (the “Code of Ethics”);
▪will comply with our corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines, and all other codes of conduct, policies and guidelines, as well as any relevant securities and other laws, rules, regulations and listing standards, in each case as applicable to members of the Board; and
▪satisfy other relevant standards that may be required by applicable rules and regulations, such as financial literacy or financial expertise with respect to prospective Audit Committee members.
As a matter of policy, the Board believes that a substantial majority of the directors should be independent within the meaning of the rules of the Nasdaq and the applicable independence requirements of the federal securities laws and regulations. The Board also believes that it is important to strike the right balance in its composition to ensure that there is an appropriate range and mix of expertise, diversity and knowledge.
DIVERSITY. In identifying candidates for the Board, the Governance and Nominating Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by each particular vacancy.
8x8, Inc. | PROXY STATEMENT 9

CORPORATE GOVERNANCE
As part of the process, the Governance and Nominating Committee and the Board endeavor to have a Board composed of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided that such individuals should all have a high level of management and/or financial experience. While the Company has no formal diversity policy that applies to the consideration of director candidates, the Governance and Nominating Committee has determined that diversity should be an important consideration in the selection of candidates, and that the Board should be comprised of members who reflect diversity not only in race and gender, but also in viewpoints, experiences, backgrounds, skills and other qualities and attributes.
Consistent with commitments we made to our stockholders in connection with our 2018 annual meeting, the Board has since added three female members and increased ethnic diversity.
The members of our Board have provided the diversity information below. Each of the categories listed in the table below has the meaning as it is used in Nasdaq rule 5605(f). To see our Board Diversity Matrix as of June 2, 2023, please see the proxy statement filed with the SEC on June 15, 2023.
Board Diversity Matrix, as of June 17, 2024.

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	0	0
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+*	—
* Two members of our Board did not disclose LGBTQ+ affiliation.
REFRESHMENT OF THE BOARD. Six of our seven Board members, including the Chairman of the Board, are independent within the meaning of the rules of the Nasdaq and the applicable independence requirements of the federal securities laws and regulations. Since our 2019 annual meeting, seven members of our Board have departed — Vikram Verma, Major General Guy L. Hecker, Ian Potter, Bryan Martin, David Sipes, Vladimir Jacimovic, Eric Salzman — and we welcomed six new members, each of whom is nominated for re-election at the 2024 Annual Meeting. These changes reflect the Board’s commitment to bringing in fresh perspectives and increasing and maintaining ethnic and gender diversity. The table below shows our Board composition in its current state:
Board Composition Metrics

2024
Average Tenure	4.4 years
Independence	86%
Gender Diversity	43%
Ethnic Diversity	29%
These changes to our Board and its four standing committees are explained in more detail below.

CHANGES OVER THE LAST 5 YEARS
JUNE 17, 2024: Andrew Burton appointed as a new director.
▪Mr. Burton appointed to the Board and Board size increased from six to seven directors.
MAY 21, 2024: Alison Gleeson appointed as Chair of the Compensation Committee.
▪Ms. Gleeson was appointed as the Chair of the Compensation Committee, filling a vacancy left by Mr. Salzman when he resigned from the Board.
APRIL 15, 2024: Elizabeth Theophille appointed as member of the Audit Committee.
▪Ms. Theophille was appointed to the Audit Committee, filling a vacancy left by Mr. Salzman when he resigned from the Board.
MARCH 19, 2024: Eric Salzman stepped down from the Board.
▪After serving on the Board for more than twelve years, Mr. Salzman resigned from the Board.
▪Board size decreased from seven to six directors.
10 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE

MAY 26, 2023: Samuel Wilson appointed as permanent new CEO and as a new director.
▪Mr. Wilson, who served as interim CEO since the resignation of Mr. Sipes, was appointed as permanent CEO and as a new director.
APRIL 18, 2023: Establishment of new Technology & Cybersecurity Committee of the Board.
▪In fiscal 2024, the Board established the Technology & Cybersecurity Committee to oversee strategy, risks, and opportunities in technology, innovation, R&D, cybersecurity, data privacy, and internal controls, while considering emerging trends and their potential impact on our performance, growth, and competitive position.

▪The initial members of the Technology & Cybersecurity Committee are Dr. Singh, Mr. Salzman, Ms. Gleeson and Ms. Theophille. Ms. Theophille was named as the Chair of the Technology & Cybersecurity Committee.

NOVEMBER 30, 2022: Mr. Sipes resigned from the Board.
▪Mr. Sipes resigned from the Board as of November 30, 2022 as he was no longer serving as CEO.
SEPTEMBER 14, 2022: Vladimir Jacimovic stepped down from the Board.
▪After serving on the Board for more than eight years, Mr. Jacimovic resigned from the Board.
AUGUST 5, 2021: Alison Gleeson appointed as a new director.
▪Ms. Gleeson appointed to the Board based on her extensive enterprise sales and go-to-market experience, filling a vacancy left by Bryan Martin when he did not stand for re-election at the 2021 annual meeting.

▪Ms. Gleeson appointed as a member of the Compensation Committee.
DECEMBER 10, 2020: David Sipes appointed as CEO and director, replacing Vikram Verma; Dr. Singh appointed as Chairman.
▪Mr. Sipes appointed as CEO and to the Board based on his high-growth cloud and SaaS industry experience, replacing Mr. Verma, who stepped down from the Board when he resigned as CEO in December 2020.
▪Our Lead Independent Director Dr. Singh appointed as Chairman of the Board, replacing Mr. Martin, who did not stand for re-election at the 2020 annual meeting.
JUNE 19, 2019: Elizabeth Theophille appointed as a new director.
▪Ms. Theophille appointed to the Board based on her experience with digital transformation in cloud-based solutions and European market expertise, filling a future vacancy that would be created by Mr. Potter when he did not stand for re-election at the 2019 annual meeting.

▪Ms. Theophille appointed as a member of the Governance and Nominating Committee.
▪Board size increased temporarily from eight to nine members and reverted to eight members concurrently with election of directors at the 2019 annual meeting.
JUNE 1, 2019: Todd Ford appointed as a new director, succeeding Major General Guy L. Hecker, Jr.
▪Mr. Ford appointed to the Audit Committee based on his financial experience in SaaS business models and adjacent markets, filling a vacancy left by Gen. Hecker’s departure, and named Chair of Audit Committee, succeeding Mr. Potter in that role.

▪Mr. Ford appointed as a member of the Compensation Committee, increasing its size from three to four members.
MAY 6, 2019: Major General Guy L. Hecker, Jr. retired from the Board.
▪Dr. Singh appointed as Lead Independent Director, succeeding Gen. Hecker in that role.
▪Dr. Singh appointed as a member of the Compensation Committee, filling a vacancy left by Gen. Hecker’s departure.
▪Dr. Singh appointed as a member of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker’s departure.
▪Ms. Bonner was appointed Chair of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker’s departure.
▪Board size increased from seven to eight directors.
▪Ms. Bonner appointed as a member of the Audit Committee, replacing Dr. Singh.
▪Ms. Bonner appointed as a member of the Governance and Nominating Committee, increasing its size from two to three members.
The Board has not established term limits in the belief that compulsory retirement from the Board could cause the Board to lose the valuable contributions of directors who have developed unique perspectives and insight into the Company. As an alternative to term limits, the Governance and Nominating Committee reviews each director’s continuing contribution to the Board as part of the annual assessment process and whenever a director experiences a change in professional responsibilities. These regular reviews ensure that the collective skills and experience of our Board members continue to match the needs of the Company and best serve the interests of our diverse community of stakeholders. Every Board member is expected to ensure that he or she devotes the time necessary to discharge his or her duties as a director effectively and that other existing and planned future commitments do not materially interfere with his or her service.
8x8, Inc. | PROXY STATEMENT 11

CORPORATE GOVERNANCE

STEP 1	è	STEP 2	è	STEP 3	è	STEP 4

Identify optimum board profile to drive corporate growth, including experience, skills, expertise, diversity, personal and professional integrity, and business judgement.		Review suitability for continued board service for each board member based on optimum board profile.		Identify, recruit and interview potential candidates to board positions, including candidates recommended by stockholders.		Recommend to the board the director nominees for election to the board.

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES. The Board is responsible for selecting and nominating candidates for election by the stockholders and for filling vacancies on the Board. The Governance and Nominating Committee recommends to the Board (a) first-time nominees for election, based on the need for new Board members as identified by the Governance and Nominating Committee and the Chairman or other Board members, as well as (b) incumbent directors for re-election, as appropriate.
The Governance and Nominating Committee reviews the composition of the Board at least annually with the Board as a whole and, if necessary, recommends measures to be taken so that the Board (a) reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole to continue to provide effective oversight and otherwise fulfill its fiduciary and other duties, and (b) contains at least the minimum number of independent directors and diversity requirements established by the Nasdaq and any other applicable law, rule or regulation.
In selecting individuals for nomination, the Governance and Nominating Committee seeks the input of the Chairman of the Board and other Board members and may use a third-party search firm to assist in identifying and contacting candidates who meet the expertise, personal integrity, and diversity criteria established by the Committee. The Governance and Nominating Committee will also consider individuals recommended for Board membership by our stockholders, in accordance with our bylaws and applicable law.
Prospective candidates are interviewed by our Chairman of the Board, our Chief Executive Officer, and at least one member of the Governance and Nominating Committee. During the selection process, the full Board is kept informed of progress. The Governance and Nominating Committee will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Governance and Nominating Committee may consider many factors, as discussed above. The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not.
The Governance and Nominating Committee meets to consider and recommend final candidate(s) for approval by the Board. Once a candidate is selected for appointment to the Board, or to stand for election or re-election, as applicable, the Chairman extends the invitation to join the Board, or to stand for election or re-election, on the Board’s behalf.
Upon completion of its review and evaluation of the candidates in May 2024, our Governance and Nominating Committee recommended the candidates named in this Proxy Statement, aside from Mr. Burton who was later appointed to the Board in June 2024 and subsequently recommended by the Governance and Nominating Committee for re-election. The full Board approved all candidates recommended by the Governance and Nominating Committee for re-election.
Stockholder Nominations and Recommendations
The Governance and Nominating Committee will consider any recommendations and nominations for candidates to the Board from stockholders, as required by its charter. When submitting candidates for nomination to be elected at an annual or special meeting of stockholders, stockholders must follow the notice procedures and provide the information required in our by-laws. The following is a partial summary of those procedures and requirements.
Stockholder recommendations for candidates to the Board must be sent in writing to our Secretary at the address of our principal executive offices, currently 675 Creekside Way, Campbell, CA 95008. To be timely, a stockholder’s notice proposing the nomination of a director at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. A timely notice for the nomination of a director by a stockholder at a special meeting of stockholders must be delivered to or mailed and received
12 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
at our principal executive offices not later than the close of business on the later of (a) the 90th day prior to the special meeting, and (b) the 10th day following the day on which public disclosure of the date of the special meeting is first made.
The stockholder’s notice must include certain information about the stockholder (and all persons participating with the stockholder in any proxy solicitation for the proposal) and certain information about the candidate, as set forth in our by-laws, including, but not limited to, the candidate’s name, age, business address and residence address, the candidate’s principal occupation or employment for the past 5 years, the stockholder’s name and address, the class and number of shares of our stock and other securities, including derivatives, beneficially owned by the proposing stockholder and by such candidate, any short interest in any of our securities held by the proposing stockholder, all voting rights with respect to our stock beneficially owned by the stockholder and others joining in the proposal, and a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, as well as any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.
In addition, if requested, the proposed nominee must furnish additional information to determine whether he or she is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee, as set forth in our by-laws.
We encourage stockholders to refer to our by-laws for complete information regarding the requirements for submitting stockholder proposals and nominating director candidates. You may contact us at 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, for a copy of the relevant by-law provisions on this topic. Our by-laws also can be found where our filed reports are located on the SEC’s website at http://www.sec.gov.
BOARD SIZE AND STRUCTURE. The Board periodically reviews its size, assesses its ability to function effectively based on its size and composition, and determines whether any changes to the size of the Board are appropriate. As described above, the size of our Board decreased from seven to six members during our 2024 fiscal year with the departure of Eric Salzman and was subsequently increased from six to seven in June 2024 with the appointment of Andrew Burton to the Board.
Dr. Singh, formerly our Lead Independent Director, was appointed to the Chairman role in December 2020, replacing Bryan Martin, who did not stand for re-election. With Dr. Singh’s appointment, it was no longer necessary to have a Lead Independent Director. While our Corporate Governance principles do not require that the roles of Chairman and Chief Executive Officer be held by different individuals, the Board believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. In accordance with governance best practices, if, in the future, the Chairman role is held by a non-independent Director, then our Corporate Governance Principles require the appointment of a Lead Independent Director from among the independent members of the Board. These principles reflect our belief that it is important for the Board to retain flexibility to determine whether the two roles should be separate or combined, and whether the Chairman should be independent or not, based upon the Board’s assessment of the Company’s needs and leadership at a given point in time.
8x8, Inc. | PROXY STATEMENT 13

CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Our Board of Directors determines director independence in compliance with the listing standards of the exchange our common stock is traded on, the rules and regulations of the SEC, and our Corporate Governance Principles.
Prior to November 2022, the Company’s common stock was listed for trading on the NYSE, and our Board followed the NYSE’s requirements for determining director independence. In November 2022, the Company transitioned the listing of its common stock to the Nasdaq. Consequently, the Board is required to determine the independence of each director of the Board as required by Nasdaq.
The rules of the Nasdaq require that a majority of our directors be independent within the meaning of those rules. Additionally, our Corporate Governance Principles require that a substantial majority of our directors be independent.
For a director to be considered independent under the Nasdaq rules, our Board must affirmatively determine that the director:
▪does not hold an executive officer or employee position within the Company;
▪in the Board’s opinion, does not have a relationship that would interfere with the exercise of independent judgment in carrying out a director’s responsibilities; and
▪satisfies each of the requirements under rule 5605(a)(2) of the Nasdaq.
Board has adopted a definition of independence which conforms to the above independence requirements of the Nasdaq and further requires a director not to have any relationship (material or otherwise, and including social relationships) that would reasonably be expected to impair his or her exercise of independent judgment in carrying out the responsibilities of a director.
We believe it is important that, in making a determination of independence, our Board broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with us (whether commercial, consulting, charitable, familial or otherwise), our Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.
In addition, in affirmatively determining the independence of any director who will serve on our Compensation Committee, our Board must consider all factors specifically relevant to determining whether the individual has a relationship to us which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member.
These factors include:
▪the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and
▪whether such a director is affiliated with 8x8, a subsidiary of 8x8 or an affiliate of a subsidiary of 8x8.
In this context, the Board assesses the sources of a director’s compensation, considering whether the director receives compensation from any person or entity that would impair their ability to make independent judgments about the Company’s executive compensation. Additionally, when evaluating an affiliate relationship a director has with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company for purposes of Compensation Committee service, the Board determines whether the affiliate relationship places the director under the direct or indirect control of 8x8 or our senior management or creates a direct relationship between the director and members of senior management that would impair the director’s ability to make independent judgments about the Company’s executive compensation.
Our Board has determined that six of its seven current nominees for re-election, who are all current members, are “independent directors” within the meaning of Rule 5605(a)(2) of the Nasdaq rules and under our own definition of independence:

Independent	Not Independent
Jaswinder Pal Singh	Samuel Wilson
Monique Bonner
Andrew Burton
Todd Ford
Alison Gleeson
Elizabeth Theophille
In making these determinations, the Board affirmatively determined that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees.
In making this determination with respect to Ms. Gleeson, the Board considered, among other factors, that Zoominfo, Inc. (“Zoominfo”), of which Ms. Gleeson is a current member of its Board of Directors, is a vendor to the Company (in that we made payments of approximately $693,643 to Zoominfo during fiscal 2024) and that Elastic N.V. (“Elastic”), of which Ms. Gleeson is a current member of its Board of Directors, is a vendor to the Company (in that we made payments of approximately $203,309 to
14 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
Elastic during fiscal 2024). The Board considered the materiality of each of these arrangements from the perspective of each of the Company, Zoominfo and Elastic. Among other things, the Board took into account the fact that Zoominfo was a vendor of the Company several years before Ms. Gleeson joined the Board in 2021 and before she joined the Board of Zoominfo in 2022 and that amount of the Company’s vendor relationship with Elastic was not material to either company, in making its determination regarding Ms. Gleeson’s independence.
In making this determination with respect to Mr. Burton, the Board considered, among other factors, that Rapid7, Inc. (“Rapid7”), of which Mr. Burton is a current executive officer as its President and Chief Operating Officer, is a current vendor to the Company. The Company made no payments to Rapid7 in fiscal 2024 and a payment of $150,000 in fiscal 2025 prior to Mr. Burton joining the Board. The Board considered the materiality of this arrangement from the perspective of both the Company and Rapid7, and took into account the fact that Rapid7 was a vendor of the Company before Mr. Burton joined the Board in June 2024, in making its determination regarding Mr. Burton’s independence.
Each of the Board’s Audit Committee, Compensation Committee, Governance and Nominating Committee and Technology & Cybersecurity Committee is composed solely of independent directors in accordance with the Nasdaq listing rules.
BOARD MEETINGS AND ATTENDANCE
The Board held a total of 12 meetings during fiscal 2024. None of the members of our Board standing for re-election attended less than 75% of the meetings of the Board during fiscal 2024.
Pursuant to our Corporate Governance Principles, members of the Board are encouraged, but are not required, to attend each annual meeting of stockholders. One of our directors attended last year’s annual meeting of stockholders held in July 2023.
COMMITTEES
The Board has four standing committees: an Audit Committee; a Compensation Committee; a Governance and Nominating Committee; and a Technology & Cybersecurity Committee. None of the members of our Board standing for re-election attended less than 75% of the meetings held by all committees on which he or she served during fiscal 2024 (during the period that he or she served).
The Board has adopted charters for each of these committees that are available on the investor relations section of our website under “Corporate Governance”, which can be found at http://investors.8x8.com. Each committee reviews its charter on an annual basis and makes recommendations to the Board for any changes based on its review. The composition of each standing committee is indicated in the table below as of the date of this Proxy Statement, unless otherwise noted.

Director	Independent	Audit	Compensation	Governance and Nominating	Technology & Cybersecurity	Other Role
Jaswinder Pal Singh	Yes					Chair
Monique Bonner	Yes
Andrew Burton	Yes
Todd Ford	Yes
Alison Gleeson	Yes
Elizabeth Theophille	Yes
Samuel Wilson	No

= Committee Chair	= Committee Member	Chair = Chairman of the Board

8x8, Inc. | PROXY STATEMENT 15

CORPORATE GOVERNANCE

Audit Committee
Current Members: Todd Ford Monique Bonner Elizabeth Theophille Current Chair: Todd Ford Former Members Who Served During F2024: Eric Salzman	Purpose: The Audit Committee oversees our corporate accounting and financial reporting process and performs several functions in the execution of this role. Fiscal 2024 Meetings: 6
Responsibilities of the Audit Committee include:
▪Evaluates the performance of and assesses the qualifications of the independent auditors
▪Determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors. Reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services
▪Confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting
▪Discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements
▪Reviews and approves all business transactions between us and any director, officer, affiliate or related party, including transactions required to be reported in our Proxy Statement
▪Oversees the Company’s internal audit function, risk management processes, and system of internal controls
Independence: The Board has determined that each of the current members meets the requirements for membership to the Audit Committee, including the independence requirements under Nasdaq rule 5605(a)(2) and SEC Rule 10A-3(b)(i), and is financially literate in accordance with the additional audit committee requirements of Nasdaq rule 5605(a)(2). The Board has identified Mr. Ford as an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K, but that status does not impose duties, liabilities, or obligations that are greater than the duties, liabilities, or obligations otherwise imposed on him as a member of our Audit Committee or our Board.

16 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE

Governance and Nominating Committee
Current Members: Monique Bonner Jaswinder Pal Singh Elizabeth Theophille Current Chair: Monique Bonner Former Members Who Served During F2024: None
Purpose: The Governance and Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company, advises the Board with respect to its committees’ composition, oversees the evaluation of the Board, and oversees other matters of corporate governance.
Fiscal 2023 Meetings: 4

Responsibilities of the Governance and Nominating Committee include:
▪Identifies, reviews and evaluates candidates to serve as directors of the Company, including those recommended by stockholders, consistent with criteria approved by the Board and set forth in the committee’s charter
▪Recommends to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board
▪Reviews and evaluates the suitability of incumbent directors for continued service on the Board (including those recommended by stockholders)
▪Develops and recommends to the Board for approval Corporate Governance Principles and advises on succession plans for the CEO and other executive officers
▪Oversees and advises the Board on environmental, social and governance (ESG) matters
▪Reviews and formalizes proposals to amend our certificate of incorporation and by-laws
▪Adopts the procedures pursuant to which the Board and each Committee is to conduct an annual evaluation of its own performance and reviews the results of these evaluations and makes recommendations to the Board
▪Reviews CEO succession plan and unexpected absence event policy with CEO
Independence: Pursuant to the charter of the Governance and Nominating Committee, all members of the Governance and Nominating Committee must be qualified to serve under the Nasdaq listing rules and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The Board has determined that each of the three current members meet these requirements.

Compensation Committee
Current Members: Jaswinder Pal Singh Todd Ford Alison Gleeson Current Chair: Alison Gleeson Former Members Who Served During F2024: Eric Salzman
Purpose: The Compensation Committee reviews and recommends compensation arrangements for the Chief Executive Officer for approval by the independent members of the Board and approves the compensation arrangements for all other executives at the level of senior vice president and above.
Fiscal 2023 Meetings: 6

Responsibilities of the Compensation Committee include:
▪Recommends the compensation of the Chief Executive Officer to the independent members of the Board for approval
▪Reviews and approves corporate goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives
▪Approves, in consultation with the Chief Executive Officer, the compensation of all other executive officers
▪Oversees our human capital management efforts, including talent acquisition and retention
▪Administers our stock-based award and employee stock purchase plans, as well as our employee bonus plan
▪Reviews and approves all employment, severance and change-in-control agreements, and special or supplemental benefits applicable to executive officers
▪Engages independent compensation consulting firm to advise on executive compensation
Independence: The Board has determined that each of the current members meets the requirements for membership to the Compensation Committee, including the independence requirements of the SEC and the Nasdaq listing standards under rule 5605(a)(2).

8x8, Inc. | PROXY STATEMENT 17

CORPORATE GOVERNANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board currently consists of Mr. Ford, Dr. Singh and Ms. Gleeson. None of these individuals is currently an officer or employee of ours or was an officer or employee of ours at any time during fiscal 2024. None of our executive officers or directors served as a member of the board or compensation committee of any entity that had one or more executive officers serving as a member of the Board or our Compensation Committee at any time during fiscal 2024.

Technology & Cybersecurity Committee
Current Members: Jaswinder Pal Singh Alison Gleeson Elizabeth Theophille Current Chair: Elizabeth Theophille Former Members Who Served During 2024: Eric Salzman
Purpose: The Technology & Cybersecurity Committee oversees and advises the Board on matters involving the Company’s overall strategy, significant business risks and opportunities in the areas of technology, innovation, and research and development. The Committee also reviews and evaluates the Company’s risk assessment and risk management policies for data privacy, information and cybersecurity and related risks, internal controls for technology, information systems and security procedures, and considers emerging trends in these areas and their contributions to, and potential impact on, the Company’s business performance, growth, and competitive position.
Fiscal 2024 Meetings: 3

Responsibilities of the Technology & Cybersecurity Committee include:
▪Reviews the Company’s approach to identification, research, development, and integration of technology and innovation, including strategic technology programs supporting the Company’s corporate strategy, and associated resource allocation and investment
▪Reviews strategic vendor partnerships relating to technology innovation that support the Company’s execution of its corporate strategy
▪Assesses trends or disruptions that could significantly benefit or otherwise affect the Company, including emerging technologies, economic trends, and/or commercial or political events that may influence the Company’s strategy and competitive position with respect to technology, innovation, security, data privacy, information and cybersecurity
▪Reviews the Company’s risk posture and exposures relating to its technology development and application activities, data privacy, information and cybersecurity and related risks
▪Monitors the quality and effectiveness of the Company’s prevention, identification, and mitigation of information systems and cybersecurity risks, as well as data privacy risks
▪Reviews the Company’s significant technology investments and expenditures related to cybersecurity, data privacy, and information security
▪Reviews the Company’s internal controls for matters related to technology, information systems, cybersecurity procedures, data privacy, and related risks
▪Reviews and reports the Committee’s activities, concerns, conclusions, and recommendations to the Board on a periodic basis
▪Conducts an annual evaluation of the Committee’s own performance
▪Reviews and evaluates the Committee’s charter periodically and recommends any changes to the Board as the Committee considers necessary or appropriate
Independence: The Board has determined that each of the current members of the Technology & Cyber Security Committee qualify as independent under the definitions promulgated by the Nasdaq and the SEC

CODE OF BUSINESS CONDUCT AND ETHICS
We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Ethics reflects the values and the business practices and principles of behavior that support this commitment. Our Board most recently updated our Code of Ethics in October 2022. The Code of Ethics is available on the investor relations section of our website under “Corporate Governance”, which can be found at https://8x8.gcs-web.com/corporate-governance/governance-overview. We will post any amendment to, or a waiver from, a provision of the Code of Ethics that are required to be disclosed by the rules of the SEC or the Nasdaq on our website at https://8x8.gcs-web.com/corporate-governance/governance-overview.
18 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
STOCKHOLDER ENGAGEMENT
We believe that effective corporate governance includes regular, constructive conversations with our stockholders on a broad range of governance and business topics, including our business strategy and execution, our executive compensation philosophy and approach, governance topics, and our culture and human capital management.
In fiscal 2024 (ended March 31, 2024), we participated in more than 150 in-person and virtual meetings with institutional stockholders representing approximately 55% of our total shares outstanding at year end. We met with six of our top 10 stockholders (100% of non-index, non-broker holders in the top 10), who collectively represented approximately 31% of shares outstanding. Sylebra Capital Management also met with a member of our Board of Directors regarding executive compensation and corporate strategy. The primary topics in these meetings were corporate performance (including innovation, new products, revenue growth, profitability and cash flow), the macroeconomic and competitive environment (including the impact of a recession on small businesses, new market entrants, and peer competitive practices), and our capital structure (including the early repayment of $25 million of the 2027 term loan and the retirement of the remaining Convertible Senior Notes due in February 2024, as well as plans for early debt retirement in the future, and capital allocation strategies).
Engagement and Response on Executive Compensation
In response to our on-going engagement with our stockholders, we have been proactive in initiating changes to our executive compensation programs. Although our executive compensation practices received support from the majority of our stockholders in the 2023 executive compensation advisory vote (Say on Pay), we have continued to adjust our compensation practices to reflect interim investor feedback and align with our strategic priorities and performance objectives.
In fiscal 2024, we received investor feedback that with the achievement of sustained non-GAAP profitability and positive cash flow, as well as the successful restructuring of near-term debt obligations, management should increase focus on achieving revenue growth as well as improving profitability and cash flow. To reflect this shift, we increased the weighting of service revenue and net new monthly recurring revenue (nnMRR) relative to non-GAAP operating margin under our employee bonus plan in fiscal 2024, compared with fiscal 2023. Targeted payouts under our fiscal 2024 employee bonus plan were based on achievement of non-GAAP operating profit targets, service revenue and net new monthly recurring revenue (nnMRR) objectives.
Engagement and Response on Stock-based Compensation
While investors have supported our executive compensation practices and recognized that the equity component of compensation was consistent with peers in the software industry, the level of stock-based compensation and new share issuance has been a frequent topic of discussion. Generally, stockholders provided positive feedback on our long-term objective of reducing the dilutive effect of our employee equity incentive programs and acknowledged our progress on reducing our gross and net burn rates, excluding equity awards related to the Fuze, Inc. acquisition – see below in the “Compensation Discussion & Analysis” section for further discussion of our stock based compensation historically relative to peers and the impact of grants to retain and incentivize former Fuze, Inc. employees as well as 8x8 management.
However, as stock prices for publicly traded companies in our industry declined in calendar 2022 and 2023, several large investors conveyed their concern that the reduced compensation value of previously issued (but unvested) equity grants would impact employee retention. Many holders also voiced concern that new share issuance would accelerate and dilute the value of existing holdings as more shares were granted to offset the decline in price per share.
In response to these concerns, which we shared, we decided to fundamentally change our approach to equity compensation for non-executive employees. Beginning with fiscal 2024, the majority of our employees are compensated entirely in cash and most new hires below the senior director level receive a cash signing bonus instead of equity. Employees retain the opportunity to benefit from share price appreciation through our Employee Stock Purchase Plan. We believe this change will allow us to attract and retain talent across the organization, reduce new share issuance from employee equity programs over time, and maintain alignment of the long-term objectives of management and investors.
Engagement and Response on Environmental, Social and Governance (ESG) Initiatives and Disclosures
While we have not received any inquiries regarding our environmental, social and governance practices from holders of our common stock to date, we recognize the importance of ESG initiatives for our employees, customers, and the investment community at large. We continue to adapt our governance framework to align with best practices and provide Board-level oversight on emerging issues and opportunities. We are also committed to expanding our social and environmental initiatives around the world, further reducing already low the carbon footprint of our operations, and increasing our disclosures on our progress going forward. In fiscal 2024, we continued to build on program initiatives established in 2023 across all three pillars, including:
•Expansion of our Diversity, Equity and Inclusion Council globally and publication of a formal statement,
•Increased investment in accessibility, including additional education and training programs, as well as additional accessibility testing of our products.
•Creation of a cross-functional ESG council and regional site committees to increase awareness, oversee environmental and social activities at the local level, and ensure compliance with new regulations as they become effective.
•ISO 14001 (Environmental Systems Management) certification for our UK operations. We also received a Bronze Medal from Ecovadis in the UK, placing us in the top 35% of companies evaluated.
8x8, Inc. | PROXY STATEMENT 19

CORPORATE GOVERNANCE
Maintaining an active dialogue with our stockholders on these topics is consistent with our corporate values of transparency and accountability, and we intend to further expand our stockholder engagement efforts on ESG, as well as our financial performance, new product initiatives, and overall corporate strategy, in fiscal 2024.
CORPORATE GOVERNANCE PRINCIPLES
Our Board has adopted Corporate Governance Principles which address various matters relating to Board and Committee structure, composition, meetings and responsibilities. The Corporate Governance Principles are posted on our website at http://investors.8x8.com.
BOARD’S ROLE IN THE OVERSIGHT OF RISK
The full Board is involved in the oversight of our risk management program. The Board as a whole is consulted on any matters which might result in material financial changes, investments, or our strategic direction of the Company. The Board oversees these risks through its interaction with senior management, which occurs at formal Board meetings and committee meetings and through other periodic written and oral communications.
Additionally, the Board has delegated some of its risk oversight activities to its committees. For example, the Compensation Committee considers the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our Code of Ethics, our financial reporting process, and our systems of internal controls, and reviews with management our major risk exposures and the steps taken to control such exposures. In fiscal 2024, we established the Technology & Cybersecurity Committee to enhance the Board’s risk oversight by reviewing risk policies related to cybersecurity, data privacy, technology, information systems, and security procedures.
COMPENSATION RISK ASSESSMENT
The Compensation Committee has reviewed our compensation programs to ensure that our incentive and other motivational elements of compensation are aligned with long-term value creation, taking into consideration prudent risk management. We do not believe any of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on us. In making this determination, the Compensation Committee considered the mix of fixed and variable compensation, our use of equity in our long-term incentive compensation arrangements, the time horizon of performance measurement in incentive opportunities, and the ability of the Compensation Committee and management to rely on judgment in determining compensation and assessing performance outcome.
COMMUNICATIONS WITH THE BOARD
The Board has implemented a process by which stockholders and other interested parties, including, without limitation, customers, vendors, and business partners, may send written communications directly to the attention of the Board, our non-management directors (as a group), our Chairman, or any other individual Board member. The process is explained on our website at http://investors.8x8.com in the Governance section under the heading “Contact the Board.”
20 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY
We believe good corporate citizenship and sustainable business practices go hand-in-hand with our mission of enabling better customer and employee experiences through a unified communications platform and AI-enabled technology. As a leader and innovator in cloud-native UCaaS and CCaaS, we have embraced sustainable business practices from our inception and strive to have a positive impact on the environment and in our communities. We have embedded good corporate governance, diversity, equity and inclusion (DEI), and environmental awareness in the corporate values that define our culture and guide decision making within the organization.
In 2024, we continued to build our corporate sustainability program and increase awareness internally and externally for our progress on ESG initiatives through enhanced disclosures. Following actions in 2023 to create the Board and internal oversight framework and assess materiality of environmental and social issues, in 2024 we:
•Established our Diversity, Equity and Inclusion Oversight Committee and expanded our Diversity, Equity and Inclusion Council globally. We also published a formal diversity and inclusion statement.
•Increased our investment in accessibility for our products, including additional education and training programs, as well as additional accessibility testing of our products.
•Created a cross-functional ESG council and regional site committees to increase awareness, oversee environmental and social activities at the local level, and ensure compliance with new regulations as they become effective.
•Achieved ISO 14001 (Environmental Systems Management) certification for our UK operations.
•We also received a Bronze Medal from Ecovadis in the UK, placing us in the top 35% of companies evaluated.
•Implemented supplier review program to ensure compliance with our Supplier Code of Conduct.
We view corporate sustainability as a journey rather than a destination. Next steps, which are already underway, include the formation of a management-level ESG Committee, formalization of Company-wide ESG plans and policies, and increased visibility and disclosure through our website and publication of the Company’s first Corporate Responsibility Fact Sheet.
Human Capital and Corporate Culture
At 8x8, we are committed to building a company culture and community rooted in equality, inclusion, and respect. Diverse identities, backgrounds, and perspectives serve to inspire creativity and foster innovation. Together we enable all people to connect, collaborate and build a brighter future.
We recently launched our employee team identity, Team8s. The new internal Team8s website serves as a central information hub for employee related news, co-worker recognition, personal development opportunities and community involvement.
Communication and engagement. We believe that communication and collaboration are essential to increasing employee engagement and satisfaction, and we have made both a priority. In addition to weekly “Notes over Coffee” from our CEO on a broad range of topics, we hold quarterly All Hands meetings where we review our results, celebrate our successes and recognize outstanding achievements. We also conduct “Ask Me Anything” sessions at the local and regional level, giving employees an opportunity to raise questions ranging from long term strategy to post-pandemic return to work policies, with the option of submitting questions anonymously. Functional leaders also conduct team All Hands to ensure Team8s are offered opportunity to align corporate messaging with their roles, and how their work aligns with corporate goals and objectives.
As important as these formal channels of communication are, we place equal value on the ad hoc communication and collaboration enabled by our 8x8 Work app. Company-wide discussion rooms encourage all employees to engage with co-workers and leadership on a wide range of topics, including DEI, sustainability, accessibility, work-life balance, and more.
We are also revamping our annual Employee Engagement Survey, dividing it into quarterly “chunks” addressing timely and more specific topics. The first survey under the new format is scheduled for June 2024.
Diversity, equity and inclusion. We believe that diverse views, experiences and perspectives encourage creativity and innovation and enable better outcomes, and we strive to create an inclusive culture across the organization.
We recognize that increasing diversity requires a proactive approach that eliminates unconscious biases in recruiting and hiring practices, emphasizes career development and training for women and under-represented groups, and supports early (and ongoing) STEM education at the local level. To support these goals in the community, we provide financial support to organizations like Girls Who Code and donate in-kind equipment and services to increase digital literacy. We have also revamped our internal recruiting processes to attract a more diverse candidate pool.
In early fiscal 2024, we established a DEI Steering Committee to provide strategic guidance to our DEI Council on a broad range of topics, including resource allocation, influence and accountability, and communications. We also established Employee Resource Groups (ERGs) for LGBTQ+ and women in technology.
Flexible and remote work policies. Leveraging our 8x8 platform, we have embraced the agile workplace, supporting in-office, remote and hybrid work schedules since March 2020. At the same time, we recognize there is no replacement for in-person interaction, mentorship, and collaboration, especially for employees early in their careers. To this end, we request all local
8x8, Inc. | PROXY STATEMENT 21

CORPORATE GOVERNANCE
employees work in the office at least one day a week. To maximize the benefits from in-office work, we have established Wednesday as an in-office day and encourage managers to plan collaborative activities on these days.
Compensation and benefits. We believe in supporting our employees’ total well-being with competitive compensation and generous benefits that include subsidized medical, dental, and vision coverage for employees and their families, 401K matching, commuter benefits, flexible time off programs, and paid parental leave. 8x8 also offers an Employee Assistance Program (EAP), Employee Discount Programs, Pet Insurance, and discounts on gym membership, as well as a monthly mobile device and data allowance. Employees working more than 30 hours per week are eligible to participate in our Employee Stock Purchase Plan and able to purchase 8x8 stock at a discount through payroll deductions.
Professional development and training. We support life-long learning for our employees and offer multiple options for personal development and education, as well as mandatory anti-harassment, cybersecurity, and compliance training for every employee. Following an extensive evaluation period, we are in the process of rolling out multiple self-paced educational platforms, including LinkedIn Learning. We also offer an extensive library of online webinars and courses on our products and services, as well as wellness seminars covering financial, physical and mental well-being.
We continue to support the growth of our leaders and managers and encourage lifelong learning for all employees. A manager academy was developed, with training beginning in mid-year. The objective is to train managers on implementing the Company’s manager expectations, ensuring each employee has a productive relationship with their supervisor. For leadership development, all leaders will be included in behavioral assessments, coupled with a coach debrief. The objective is to enable leadership self-awareness and encourage personal growth.
Protecting Our Environment
Data center operations for our cloud-based solutions. We continue to migrate our services to public cloud platforms, partnering with industry leaders with aggressive timelines for achieving net zero carbon emissions, including Oracle, Amazon, Google and Microsoft. As we move traffic to the public cloud, we reduce our need to purchase resource-intensive appliance hardware and optimize our energy usage.
Commitment to energy efficiency and renewable resources in our leased facilities. We are committed to managing the energy efficiency and carbon footprint in our facilities, and made progress in fiscal 2024, including net zero Scope 1 emissions in our UK operations. In our U.S. headquarters, we reduced our energy consumption by 15% per day by consolidating employees on fewer floors of the building and are working toward Energy Star certification in our U.S. headquarters in Campbell, CA. We have also limited water consumption with minimal, low water landscaping, limited flow faucets and signage reminding employees to conserve resources.
Where possible, we have instituted similar programs in leased facilities around the world.
Think globally, act locally. Collective action drives results, and we encourage employees to be active participants in achieving our net zero emissions goals by reducing waste, water usage, and electricity. To this end, we facilitate recycling and composting in our offices, encourage employees to limit printing and paper waste, and deploy energy saving devices such as automatic off switches for our lights. We also recycle (or donate, when possible) electronic equipment, and host an electronics recycling drive for Earth Day.
We also encourage employees to make a difference in their communities through volunteer activities. We offer employees paid time off to volunteer, and organize 8x8 sponsored events throughout the world. Social Value Committees in the U.K. and Romania oversee efforts in those countries, and local site committees oversee environmental programs, community involvement, and other employee programs in our other offices. Further, our proposals in the U.K. include a social value component. Past activities have ranged from digital literacy training for seniors to the donation of time and equipment to local schools to encourage digital literacy.
In fiscal 2024, we achieved ISO 14001 certification for our Environmental Management Systems and received a bronze medal from Ecovadis for our UK operations. We are extending the scope of our ISO 14001 certification to France in fiscal 2025.
Cybersecurity, Data Privacy, and Platform Reliability
Our platform supports business-critical communications and collaboration globally for millions of users daily, and maintaining the Confidentiality, Integrity and Availability (CIA) of our solutions is a top priority. In recognition of the materiality of security and data privacy to our business and our customers, we formed a separate Technology and Cybersecurity Committee of the Board to provide expert oversight of our strategies, opportunities and risks, and compliance related to these topics.
Reliability. 8x8’s cloud-based business communications solutions are delivered from geographically diverse industry leading public cloud platforms as well as state-of-the-art data centers that are "Statement on Standards for Attestation Engagements (SSAE) 16" audited. We currently maintain 18 different certifications, including International Organization for Standardization (“ISO”) and National Institute of Standards and Technology (“NIST”). We offer our customers a financially backed 99.999% service level agreement that covers both uptime and call quality. For full transparency, we publish the current and historical service status of our solutions on our website.
Security and data protection. We have implemented an information security management system for our internal and external networks and IT systems, regularly reviewed by management and the board. The program includes vulnerability management, penetration testing, and regular cyber attack simulation exercises. Employees are required to complete training on cyber security
22 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE
and data privacy annually, and we test employees’ awareness levels with regular phishing training and testing. We achieved ISO 27001 certification in 2013, and our certification is current through October 30, 2024. Additionally, our Data Protection Office meets weekly to identify potential issues and monitor mitigation efforts and resolution. The security and data privacy profiles of our suppliers are evaluated by our Vendor Management Office (part of our Procurement department) as part of the on-boarding process.
The 8x8 service delivery platform conforms to stringent specifications for securing financial information, customer privacy, and computer networks. We are compliant with various frameworks, including Consumer Proprietary Network Information (CPNI), Secure Coding practices, including the Open Web Application Security Project (OWASP) and Common Weakness Enumeration (CWE) List, Fraud Detection and Secure Endpoint Provisioning. Our compliance is independently audited annually.
Our third-party verified security and compliance certifications include:
•FCC Consumer Proprietary Network Information (CPNI) compliance
•Health Insurance Portability and Accountability Act (HIPAA) compliant
•National Institute of Standards and Technology – NIST 800-53 R4
•Federal Information Security Management Act (FISMA) compliant
•U.S./EU Privacy Shield-certified
•ISO 27001:2013 and ISO 9001 certified
•Certified PCI-DSS 3.2.1 SAQ-D Solution Provider
•Data-in-motion encryption with Session Initiation Protocol (SIP) over Transport Layer Security (TLS) and Secure Real-time Transport Protocol (SRTP)
•Authority to Operate (ATO) by Her Majesty’s government
•G-Cloud 7
•Compliant with GDPR and the EU Privacy Shield Framework
•U.K. Cyber Essentials Plus accreditation
•Certified Cyber Safe and CyberTrust Advocate under the Singapore Cybersecurity Certification Scheme
•HITRUST CSF Risk-based, 2-year (r2) Certified as part of securing our HIPAA environments
Business continuity. We have established formal business continuity procedures for our internal operations and our service delivery platform. Internally, we have “run books” designed to deal with a variety of potential disruptions including infrastructure disruptions, natural disasters, and cyber attacks. We conduct tests of the efficacy of our responses multiple times per year.

8x8, Inc. | PROXY STATEMENT 23

COMPENSATION OF NON-EMPLOYEE DIRECTORS
OUR APPROACH
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the amount of time that our directors expend in fulfilling their duties, the skill-level required of members of the Board and the practices of our peers, among other factors. Compensation of non-employee directors is reviewed at least once every two years by our Compensation Committee, which then makes its recommendation to the full Board, in accordance with our Corporate Governance Principles.
The key terms of our director compensation program for fiscal 2024 are summarized below. The program was first adopted in July 2015. The Compensation Committee has reviewed the program every two years since then.
There were no changes to our compensation program for non-employee directors in fiscal 2024, aside from the approval of member and Chair fees for the new Technology & Cybersecurity Committee discussed below. In connection with each of its reviews, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to provide advice on the non-executive director compensation program. Compensia delivered a report to the Compensation Committee which included a benchmark analysis of the program. The Compensation Committee considered, among other factors, the total cost of our non-employee director compensation relative to that of a peer group.
In fiscal 2024, in connection with the establishment of the new Technology & Cybersecurity Committee, the Board, upon the recommendation of the Compensation Committee and the advice of Compensia, approved the establishment of fees for the members and Chair of the new committee in line with the fees paid for the Governance and Nominating Committee.
Directors who are also employees of 8x8 do not receive any additional compensation for serving as members of the Board.
CASH COMPENSATION. We pay non-employee directors the following cash fees for their annual service:
▪annual payment of $40,000 for service on our board of directors;
▪annual payment for service as a committee member (other than in the chair role) in the amounts of $12,500 for the Audit Committee, $7,500 for the Compensation Committee, $5,000 for the Governance and Nominating Committee and $5,000 for the Technology & Cybersecurity Committee;
▪annual payment for service as the chair of a committee in the amounts of $25,000 for the Audit Committee, $15,000 for the Compensation Committee, $10,000 for the Governance and Nominating Committee and $10,000 for the Technology & Cybersecurity Committee;
▪annual payment of $35,000 to our Lead Independent Director for service in that capacity (no individual currently serves as our Lead Independent Director); and
▪annual payment of $60,000 to our Chairman of the Board for services in that capacity.
In the event a director serves on our Board for less than a full term, or serves in a particular capacity for which he or she would receive an additional fee for less than a full term, the fees payable to that director are prorated accordingly. A director may elect to defer payment of all or a portion of the annual stipend and meeting fees payable to him or her in order to postpone taxation on such amounts. In addition to the above payments, we also reimburse our non-employee directors for certain expenses in connection with attendance at Board meetings.
EQUITY AWARDS. We pay the following equity-based compensation to our non-employee directors:
▪upon a new director’s election or appointment to the Board, that director is granted:
▪an initial award of restricted stock units (“RSUs") equal in value to $100,000, vesting in equal annual installments over two years from the date of grant, subject to the director’s continued service on our Board;
▪an award of RSUs equal in value to $175,000 (or a prorated portion of that amount, based on the length of the remaining term of service, in the event the director is appointed on a date other than the annual meeting), vesting in full on the date of the next annual meeting, subject to the director’s continued service on our Board; and
▪upon re-election to the Board, a director is granted an award of RSUs equal in value to $175,000, vesting in full on the earlier of (a) the date of the director’s completion of his or her year of Board service or (b) 12 months from the date of grant of such award, in each case subject to the director’s completion of his or her year of Board service.
In fiscal 2024, these awards were granted pursuant to our 2022 Equity Incentive Plan. To align the Board’s own compensation with the equity grants being made to executives in fiscal 2024, the actual number of RSUs granted to non-employee directors was determined by dividing $175,000 by the greater of $5 or the trailing 20-trading-day average of our closing stock price prior to the grant date.
24 8x8, Inc. | PROXY STATEMENT

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The non-employee directors are also eligible to receive discretionary awards in recognition of exemplary service above and beyond the standard workload of a director.
Director Compensation - Tax Equalization. 8x8 provides tax equalization payments for 8x8 cash and equity award income for the year in which the corresponding services are rendered so that the directors are tax-equalized on a current basis to be in the same position as if they were only taxed in their country of residence. 8x8 provides tax equalization limited to employer-related tax that is imposed on Directors in their country of residence based on their U.S.-sourced income. Ms. Theophille was the only non-employee director to receive tax equalization payments in fiscal 2024.
Change-in-Control. Upon a change-in-control, all unvested stock options and restricted stock units then held by non-employee directors will accelerate to become fully vested as of the date of such change-in-control. For this purpose, a change-in-control generally means (1) the liquidation or dissolution of the Company; (2) the sale of stock by stockholders representing more than 50% of our voting stock, or a sale, transfer, or other disposition of all or substantially all of our assets; or (3) a merger or consolidation after which the stockholders immediately before such transaction do not retain more than 50% of the outstanding voting stock.
FISCAL 2024 DIRECTOR COMPENSATION TABLE
The table below sets forth summary information concerning the compensation paid to each of our non-employee directors for their services as directors during fiscal 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	All Other Compensation (6) ($)	Total ($)
Jaswinder Pal Singh(4)	116,250	157,850	—	274,100
Monique Bonner	62,500	157,850	—	220,350
Todd Ford	72,500	157,850	—	230,350
Alison Gleeson	51,250	157,850	—	209,100
Eric Salzman(5)	71,250	157,850	—	229,100
Elizabeth Theophille(6)	52,500	157,850	46,824	257,174
(1)As of March 31, 2024, each of our non-employee directors who served as directors in fiscal 2024 held outstanding RSUs representing the right to acquire the number of Company shares indicated in the table below and none held outstanding Company stock options:

Name	Stock Options	RSUs(2)
Jaswinder Pal Singh	—	35,000
Monique Bonner	—	35,000
Todd Ford	—	35,000
Alison Gleeson	—	35,000
Eric Salzman	—	35,000
Elizabeth Theophille	—	35,000
(2)On July 28, 2023, Dr. Singh, Ms. Bonner, Mr. Ford, Mr. Salzman, Ms. Gleeson, and Ms. Theophille each received a grant of a stock award in the form of RSUs representing the right to receive 35,000 shares of common stock upon the completion of the director’s board service year, subject to his or her continued service through such date. Mr. Burton was not appointed to the Board until June 2024 and is therefore not included in the 2024 Director Compensation Table.
(3)The amounts reported reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the grant date. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended March 31, 2024, filed with the SEC on May 21, 2024.
(4)Dr. Singh was appointed Chairman of the Board on December 10, 2020. Prior to his appointment, Dr. Singh served as the Lead Independent Director.
(5)Mr. Salzman resigned from the Board on March 19, 2024.
(6)Fiscal 2024 amounts listed in the "All Other Compensation" column for Ms. Theophille reflect the tax equalization payments of $46,824 made to Ms. Theophille related to fiscal 2024 when Ms. Theophille was residing in Switzerland. Ms. Theophille’s compensation reported in the table is not reduced to reflect any expat reduction related to services she performed in fiscal 2024.

8x8, Inc. | PROXY STATEMENT 25

COMPENSATION OF NON-EMPLOYEE DIRECTORS
NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP REQUIREMENT
In June 2024, the Board amended its stock ownership policy to require all non-employee directors to hold the lesser of (i) a number of shares of common stock with a value equal to $200,000, measured annually at the end of each fiscal year, or (ii) 40,000 shares of common stock, beginning with the fiscal year end following the fifth anniversary of the director’s election to the Board. This amendment added an alternative threshold for meeting the stock ownership requirements to address the recent volatility in the Company’s share price and its impact on non-employee directors and their ability to comply with the stock ownership requirement. Prior to such amendment, non-employee directors who met the service requirement were required to hold a number of shares of common stock with a value equal to $200,000, measured annually at the end of each fiscal year.
The shares counted towards satisfaction of the ownership requirement include shares held by the non-employee director and his or her immediate family members residing in the same household, and shares held in trust for the benefit of the non-employee director and his or her immediate family members residing in the same household.
Shares subject to vested RSUs that have not settled by the measurement date are counted for the purpose of this ownership requirement, but shares subject to unvested RSUs are excluded. For purposes of this requirement each share of common stock is valued based on the closing price of our common stock on the Nasdaq, as of the last trading day of the fiscal year. A non-employee director who has not met the applicable stock ownership guideline as of the specified measurement date will be required to retain an amount equal to 100% of the shares awarded to such director as compensation for service on the Board until the requirement has been met.
As of March 31, 2024, four of our non-employee directors were subject to the minimum stock ownership requirement: Dr. Singh, Mr. Ford, Ms. Bonner and Ms. Theophille. On March 28, 2024 (the last trading day of fiscal 2024), our stock price was $2.70, and, therefore, each non-employee director subject to the minimum stock ownership requirement, as amended in June 2024, was required to hold at least 40,000 shares of our common stock.
Based solely on our review of written representations from each non-employee director subject to the minimum stock ownership requirement, as amended in June 2024, we believe that each such director complied with the minimum stock ownership requirement as of June 17, 2024.
PROPOSAL ONE — ELECTION OF DIRECTORS
NOMINEES
Our Board currently consists of seven directors, of whom seven have agreed to be named as nominees and stand for re-election at the 2024 Annual Meeting and serve as directors if elected. We believe that our director nominees, individually and together as a whole, possess the requisite skills, experience and qualifications necessary to carry out their duties and to serve the best interests of 8x8 and its stockholders. Set forth below is a brief biography of each nominee and a description of certain key attributes that the Board considered in recommending such nominee for election. All information is presented as of the date of this Proxy Statement.
Each of the directors elected at the 2024 Annual Meeting will hold office until the 2025 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH BELOW.
26 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE

JASWINDER PAL SINGH

Age 59 Director Since: 2013 INDEPENDENT Chairman of the Board Compensation Committee Governance and Nominating Committee Technology & Cybersecurity Committee
SKILLS AND ATTRIBUTES:
We believe Dr. Singh’s qualifications to serve as a director include his experience as an entrepreneur and executive who successfully managed the rapid growth of an online retail company; his expertise in software engineering, as a leading authority on scalable computing systems, infrastructure, and applications; and his experience managing and advising several other technology companies. Dr. Singh served as our Lead Independent Director prior to being appointed Chairman of the Board in December 2020.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Dr. Singh is currently a Full Professor of Computer Science at Princeton University, where he has served on the faculty for over 20 years.
▪Dr. Singh has also served as Chairman since May 2013 and co-founder since October 2011 of Gwynnie Bee, Inc., an internet technology company in the retail space.
▪Previously, Dr. Singh was co-founder and chief Technology Officer of firstRain, Inc., a SaaS provider of market intelligence solutions for the enterprise.
▪Dr. Singh also served as an advisor to Right Media, Inc., a SaaS online advertising exchange that was acquired by Yahoo in 2007, and later led the development of Yahoo’s innovative next- generation advertising marketplace.
▪He is co-author of “Parallel Computer Architecture: A Hardware-Software Approach,” a leading textbook in parallel computing.
▪Dr. Singh is a named inventor under several patents and an author of over 75 published research papers.
▪He holds a BSE degree from Princeton University and MS and PhD degrees from Stanford University.

MONIQUE BONNER

Age 53 Director Since: 2018 INDEPENDENT Governance and Nominating Committee (Chair) Audit Committee
SKILLS AND ATTRIBUTES:
Ms. Bonner has been a global marketing executive with a track record of successfully building brands, developing customer-centric marketing strategies, driving strategic transformations, and motivating teams to exceptional performance. We believe that Ms. Bonner’s extensive experience in leadership positions within the marketing functions of several large, public technology companies makes her uniquely positioned among our Board members to provide strategic and operational guidance at a time when we are looking to reinvigorate our sales and marketing function.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Ms. Bonner was most recently Executive Vice President & Chief Marketing Officer at Akamai Technologies, Inc. until 2021, where she led Akamai’s marketing efforts globally, including brand, communications, and field and digital marketing, as well as the company’s sales and services training and enablement programs.
▪Prior to Akamai, Ms. Bonner spent 16 years at Dell Technologies Inc. in a variety of roles, including sales, operations, strategy, and marketing. She led the company’s first global brand strategy work and designed and developed their digital innovation roadmap for marketing. She was also based in Europe for seven years.
▪Ms. Bonner serves on the board of Agero, Inc., a privately held digital platform company for roadside assistance, and on the board of Leaf Home, a privately held provider of home technology solutions.
▪Ms. Bonner is also the founder of Addison West, a home decor retailer.
▪She earned a Bachelor of Arts from Middlebury College and Master of Business from the University of Michigan.
▪She was named 2018 Massachusetts Technology Leadership Council CMO of the Year.

8x8, Inc. | PROXY STATEMENT 27

PROPOSAL ONE

ANDREW BURTON

Age 52 Director Since: 2024 INDEPENDENT
SKILLS AND ATTRIBUTES:
Mr. Burton’s qualifications to serve as a director include his extensive experience at various senior technology executive positions, including as President & Chief Operating Officer of a public SaaS company, where he is responsible for sales & marketing, go-to-market, product development and operations functions, and at a venture-backed startup that completed a successful IPO and went on to be a high-growth public company, where he was responsible for products and engineering. Mr. Burton was appointed to the Company’s Board in June 2024.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Andrew Burton is currently the President & Chief Operating Officer at Rapid7 (NASDAQ: RPD), a leading provider of cybersecurity solutions for extended risk assessment and threat detection, where he oversees the company’s sales & marketing, go-to-market, product development and operations functions.
•Prior to Rapid7, Mr. Burton was the CEO of Logentries, a leading provider of scalable, real-time machine data search and analytics technology, acquired by Rapid7 in October 2015.
•Prior to Logentries, Andrew was SVP of products and engineering at LogMeIn (NASDAQ: LOGM), where he played an instrumental role in leading the company from venture-backed startup through a successful IPO and on to a high-growth public company.
•He earned a B.S. from Oregon State University, a MSc Information Systems from University College Dublin, and a MBA from Boston College.

TODD FORD

Age 57 Director Since: 2019 INDEPENDENT Audit Committee (Chair) Compensation Committee
SKILLS AND ATTRIBUTES:
Mr. Ford’s qualifications to serve as a director include his 15+ years of experience as chief financial officer and in other executive roles at public technology companies. Mr. Ford has been part of the leadership teams that guided the rapid growth and scaling of several successful SaaS businesses, including most recently as President of Finance and Operations of Coupa Software, Inc., a business spend management SaaS business, overseeing the company’s expansion since its initial public offering. In light of his management experience, expertise with the SaaS business model and familiarity with go-to-market strategies used by companies in adjacent industries, we believe Mr. Ford can offer high-level strategic advice and day-to-day operational insights to help 8x8 manage our growth successfully.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Mr. Ford served as President of Finance and Operations at Coupa Software, Inc. from June 2021 until March 2022.
▪Mr. Ford served as the Chief Financial Officer of Coupa Software from May 2015 to June 2021.
▪Mr. Ford served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015.
▪From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services.
▪From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007.
▪From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems.
▪Mr. Ford serves on the board of directors of HashiCorp, Inc. and Artic Wolf Networks, Inc.
▪Mr. Ford holds a B.S. in Accounting from Santa Clara University.

28 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE

ALISON GLEESON

Age 57 Director Since: 2021 INDEPENDENT Compensation Committee Technology & Cybersecurity Committee
SKILLS AND ATTRIBUTES:
Ms. Gleeson was former Senior Vice President of the Americas organization, the largest of Cisco Systems, Inc.'s four geographic regions, responsible for more than $25 billion in annual sales for the company and leading nearly 9,000 employees across 35 countries. In more than 20 years at Cisco, Alison has led several top-performing organizations by focusing on a customer-first mentality, building go-to-market and data-driven initiatives, and strengthening Cisco’s relationships with top partners. This includes theaters in Canada, Latin America, US Commercial, US Public Sector, as well as the Global Enterprise Segment which included Cisco’s top 28 customers. We believe that her extensive enterprise sales and marketing experience, gives her a valuable and unique perspective among our Board members, particularly as we continue to focus on our product innovation to meet our customers’ evolving needs and go-to-market strategies.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Ms. Gleeson has been Special Advisor and Portfolio Committee Member to Brighton Park Capital, an investment firm that specializes in software, information services, and technology-enabled services, since October 2019. From March 2014 to October 2018, she was Senior Vice President of Cisco. Prior to serving as Senior Vice President at Cisco, Ms. Gleeson held several senior management positions at Cisco, including Senior Vice President, Commercial Business from 2011 to 2014, Vice President US Commercial Sales from 2009 to 2011, Area Vice President from 2004 to 2009, Operations Director from 2000 to 2004, and Regional Sales Manager from 1996 to 2000.
▪Prior to Cisco, Ms. Gleeson served in management roles at Unisys Corporation.
▪Ms. Gleeson currently serves as a Board member of Elasticsearch B.V. (NYSE: ESTC), a search engine company, and ZoomInfo Technologies, Inc. (NASDAQ: ZI), a go-to-market platform solution provider to find, acquire, and grow customers.
▪Ms. Gleeson has received Connected World's "Woman of IoT" award, Diversity Best Practice's "Above and Beyond Legacy Award," and Michigan Council for Women in Technology's "Woman of the Year Award."
▪Ms. Gleeson received a B.A. in Marketing from Michigan State University where she currently serves on the Advisory Board of the Eli Broad College of Business.

ELIZABETH THEOPHILLE

Age 57 Director Since: 2019 INDEPENDENT Governance and Nominating Committee Technology & Cybersecurity Committee (Chair) Audit Committee
SKILLS AND ATTRIBUTES:
In various senior management roles within large multinational enterprises, Ms. Theophille has long been an evangelist for cloud-based IT services and an early adopter of innovative technologies. She has overseen the digital transformation of IT systems, an important part of the messaging behind our marketing and sales efforts. We believe that her extensive operational experience with IT systems, her familiarity with the implementation of cloud -based solutions and migration from legacy IT systems, and her experience with European markets, give her a valuable and unique perspective among our Board members, particularly as we continue to hone our go-to-market strategies.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Ms. Theophille is currently CEO of EHT Consulting GmbH since February 1, 2023 and was previously the Chief Technology Transformation Officer of Novartis AG from November 2020 until January 2023, and prior to that she was Chief Technology and Digital Officer of Novartis AG from November 2016 until October 2020. Prior to Novartis, Ms. Theophille worked at Alcatel-Lucent S.A. in France from 2011 to 2016, where she held several senior management positions, including:
▪Group Chief Information Officer (2016)
▪Chief Technology Officer (2013-2015)
▪Vice President, Service Delivery (2011-2012)
▪Prior to Alcatel-Lucent, Ms. Theophille served in management roles at Capgemini S.A. in Paris, France, B.P. International Ltd. in Uxbridge, UK, and Vivendi Universal S.A. and Seagram, both in Paris, France.
▪Ms. Theophille currently serves as a Board member of Software One, a leading global software and cloud solutions provider listed on the SIX Swiss Exchange.
▪Ms. Theophille received a B.A., Business Administration, from International Management Center, Buckingham, UK, and a Higher National Certificate, Computer Science, from Glasgow College of Commerce, Glasgow, Scotland.

8x8, Inc. | PROXY STATEMENT 29

PROPOSAL ONE

SAMUEL WILSON

Age 55 Director Since: 2023 Chief Executive Officer since 2023
SKILLS AND ATTRIBUTES:
Samuel (Sam) Wilson serves as Chief Executive Officer of 8x8. Mr. Wilson brings more than 25 years of experience in business strategy, financial analysis, investment management and sales leadership. He possesses in-depth knowledge of the growth and expense drivers of our business and has held multiple leadership positions within 8x8. He is an internationally recognized financial expert, Chartered Financial Analyst and former top-rated Wall Street analyst.

PROFESSIONAL AND ACADEMIC EXPERIENCE:
Mr. Wilson has served as 8x8’s Chief Executive Officer since May 2023.
•Mr. Wilson has held multiple leadership positions within 8x8, including Chief Financial Officer, Chief Customer Officer and Managing Director of EMEA, and Senior Vice President responsible for e-commerce, global small business and U.S. mid-market.
•Prior to 8x8, he served as VP Finance for MobileIron, an enterprise software security company, from 2011 until 2017, with responsibilities for financial planning and analysis, investor relations, and treasury functions, as well as e-commerce.
•Prior to MobileIron, he spent 14 years in technology banking, both as an analyst covering communications and as an institutional investor.
•He holds a Bachelor’s Degree in Electrical Engineering from Seattle University and an MBA from the University of California, Berkeley.
•Sam also served in the U.S. Army and was Airborne, Air Assault, and Ranger qualified.
•He is a Chartered Financial Analyst.

Vote Required and Recommendation

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of our seven nominees. In the event that any of our nominees become unable or declines to serve as a director at the time of the 2024 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed will be unable or will decline to serve as a director.
The seven nominees receiving the most votes cast “FOR” their selection shall be elected as directors at the Annual Meeting. However, the Board has adopted a policy requiring each director nominee to agree that, in an election of directors that is not a contested election, if the nominee fails to receive more votes cast “FOR” his or her selection than “WITHHELD,” the nominee shall tender his or her resignation to the Governance and Nominating Committee of the Board, which is authorized to consider each resignation tendered under the policy and recommend to the Board whether or not to accept the resignation. Each nominee for director has agreed to abide by this policy.
For purposes of this policy, a “contested” election is an election in which the number of nominees for director exceeds the number of directors to be elected.
TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS
One or more of our Board members serve as directors or executive officers of other organizations, including organizations with which we have commercial relationships. We do not believe there were any transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our director, officer, beneficial owner of more than 5% of our common stock, or any of his, her, or its affiliates, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest during fiscal 2024, other than those transactions described under “Director Independence” above and compensation described in the sections titled “Compensation of Non-Employee Directors” above and “Executive Compensation” below.
The Audit Committee is responsible for reviewing and approving all business transactions between us and any of the persons described above, whom we refer to as a “related person.” It is our policy to require that all transactions between us and a related person also be approved by our Board, including a majority of independent directors who are disinterested in the transactions to be approved. Our Corporate Governance Principles further require that the Board determine or delegate to the Audit Committee to determine, on a case-by-case basis, whether a conflict of interest exists. Each director will advise the Board of any situation that could potentially be a conflict of interest and will not vote on an issue in which he or she has an interest.
30 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock (collectively, the “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. The Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of such reports furnished to us during the fiscal year ended March 31, 2024 or written representations provided by each of the Reporting Persons, we believe that none of the Reporting Persons failed to file timely reports under Section 16(a).
8x8, Inc. | PROXY STATEMENT 31

AUDIT MATTERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting process, and compliance with laws, regulations, and ethical business standards. Our independent registered public accounting firm is responsible for performing an integrated audit of our consolidated financial statements and of our internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States) (the “PCAOB”), and to issue opinions thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this capacity, the Audit Committee provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.
The Audit Committee reviewed and discussed our fiscal 2024 audited consolidated financial statements with our management and Moss Adams LLP, our independent registered public accounting firm for fiscal 2024. The Audit Committee reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with Moss Adams LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees” and by the SEC, as currently in effect. The Audit Committee received written disclosures and a letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence.
Based upon the Audit Committee’s discussions with management and the auditors and the Audit Committee’s review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.
THE AUDIT COMMITTEE
Todd Ford, Chair
Monique Bonner
Elizabeth Theophille
32 8x8, Inc. | PROXY STATEMENT

PROPOSAL TWO — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed Moss Adams LLP, Independent Registered Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2025. The Board proposes that the stockholders ratify this appointment. The Audit Committee understands the need for Moss Adams LLP to maintain objectivity and independence in its audits of our financial statements.
The Audit Committee previously retained Moss Adams LLP to audit our consolidated financial statements for fiscal 2024 and also to provide other auditing and non-auditing services during fiscal 2024. The Audit Committee reviewed all non-audit services provided by Moss Adams LLP and concluded that the provision of such services was compatible with maintaining Moss Adams LLP’s independence in the conduct of its auditing functions.
To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting. All services rendered by Moss Adams LLP for our fiscal years ended March 31, 2024 and 2023 were pre-approved by our Audit Committee.
The following table sets forth the aggregate fees billed to us by Moss Adams LLP for the fiscal years ended March 31, 2024 and 2023:

Service Categories	Fiscal 2024	Fiscal 2023
Audit fees(1)	$3,348,190	$3,727,000
Audit-related fees(2)	260,286	200,250
All other fees(3)	—	17,700
Total	$3,608,476	$3,944,950
(1)Audit fees consist of fees for professional services provided in connection with (i) the audit of our financial statements; (ii) audit of our internal control over financial reporting; (iii) reviews of our quarterly financial statements; and (iv) reviews and issuances of consents and comfort letters in connection with our filing of Form S-8 registration statement and other documents with the SEC.
(2)Audit-related fees consist of fees for professional services provided in conjunction with the audit of our employee benefit plan, administrative fee and out of pocket expenses related to audit.
(3)All other fees consist of fees for all other services except those described above, including fees for certification work for an international subsidiary.
Vote Required and Recommendation

The ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2025 will require the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions are not counted as affirmative votes and therefore have the same effect as a vote against the proposal. In the event that stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.
Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
THE PROPOSAL TO RATIFY OUR AUDIT COMMITTEE’S APPOINTMENT OF MOSS ADAMS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2025.

8x8, Inc. | PROXY STATEMENT 33

EQUITY COMPENSATION PLANS
EQUITY COMPENSATION PLAN INFORMATION
The tables below provide information as of March 31, 2024 and June 17, 2024, respectively, concerning shares of our common stock that may be issued upon the exercise of outstanding stock options, warrants and other rights, and that remain available for future issuance, under all of our equity compensation plans that were in force as of such dates, including:
▪8x8, Inc. 2022 Equity Incentive Plan
▪8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan;
▪8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan;
▪8x8, Inc. Amended and Restated 2012 Equity Incentive Plan;
▪8x8, Inc. 2006 Stock Plan; and
▪8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.

As of June 17, 2024: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table) (#)
Equity Compensation plans approved by security holders(1)(2)	9,908,024	9.45	4,276,496
Equity Compensation plans not approved by security holders(3)	2,615,437	11.57	216,432
Total	12,523,461	9.96	4,492,928

As of March 31, 2024: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table) (#)
Equity Compensation plans approved by security holders(1)(2)	10,279,180	9.45	6,404,144
Equity Compensation plans not approved by security holders(3)	2,935,952	11.57	166,321
Total	13,215,132	9.96	6,570,465
(1)The amounts in this row reflect shares issuable pursuant to awards that have been or could be granted under the 8x8, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan, as amended and restated as of July 27, 2020 (the “2012 Plan”), the 8x8, Inc. 2006 Stock Plan (the “2006 Plan”) or the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan. We are not authorized to grant any new awards under the 2012 Plan or the 2006 Plan, although we may continue to issue shares pursuant to outstanding awards under such plans. The 2022 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance units, and stock grants.
(2)As of March 31, 2024 and June 17, 2024, there were 2,663,533 shares reserved for issuance under the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.
(3)The amounts in this row reflect shares issuable pursuant to awards that have been or may be granted under the 8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan (the “2013 Plan”) or the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan (the “2017 Plan”). We ceased granting awards under the 2013 Plan in 2016 and we are not authorized to grant any new awards under the 2013 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan.
Outstanding awards granted under the 2013 Plan or 2017 Plan prior to December 8, 2017 (the date on which we transferred the listing of our common stock from the Nasdaq to the NYSE) were granted in accordance with Rule 5635(c)(4) of the Nasdaq listing rules. Inducement awards granted on or after December 8, 2017 and on or before November 14, 2022 were granted in accordance with Section 303.08A of the NYSE listing rules. Awards granted under the 2017 Plan on or after November 15, 2022 (the date on which we transferred the listing of our common stock from the NYSE to the Nasdaq) and future awards thereunder were or will be granted in accordance with Rule 5635(c)(4) of the Nasdaq listing rules. In accordance with the applicable listing exchange rules, all awards granted under these two Plans were granted to new employees as inducements material to their entering into employment with us. Awards granted under the 2013 Plan or the 2017 Plan in reliance on the applicable listing exchange rules referenced above do not require stockholder approval. Those rules require, among other things, that all such awards be approved by the Compensation Committee or by a majority of the independent directors on our Board.
34 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the fiscal 2024 compensation program for our “named executive officers,” or “NEOs.” The following provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each material element of compensation that we provide our NEOs. In addition, we explain how and why the Compensation Committee and the Board arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2024.
For fiscal 2024, our NEOs included:
▪Samuel Wilson, our Chief Executive Officer (our “CEO”)1;
▪Kevin Kraus, our Chief Financial Officer (our “CFO”)2;
▪Laurence Denny, our Chief Legal Officer;
▪Hunter Middleton, our Chief Product Officer; and
▪Suzy Seandel, our Chief Accounting Officer.

OVERVIEW
Digital transformation continues to drive increased adoption of cloud-based technologies. The migration from on-premise to cloud-based solutions for telephony and contact center software creates a large and expanding market opportunity for 8x8. We address this opportunity with our XCaaS solution, combining enterprise-grade unified communications as a service (UCaaS) and CCaaS (contact center as a service) on a unified, cloud-native platform. We believe continued innovation on our platform and XCaaS solutions is essential to generating durable growth and long-term value for our customers, employees and stockholders.
Our commitment to improving margins and generating cash flow, while increasing our investment in innovation, led us to refine our XCaaS strategy in fiscal 2023 and to take actions to reduce our operating expenses to align with our strategy. These actions, which focused primarily on sales and marketing efficiency, resulted in improved operating margins and cash flow compared to 2023, but had a negative impact on our revenue growth rate. Looking forward, we believe we are focused on the market and customer segments where we have the strongest competitive advantage, and our continued investment in innovation has resulted in the introduction of significant new products and platform enhancements that we believe will drive durable growth and increased cash flow in the future.

BUSINESS HIGHLIGHTS
In fiscal 2024, we introduced significant new products, expanded our portfolio of integrated solutions, and increased our operating margins and cash flow from operations. We also added depth to our management team with new hires in sales and marketing and promoted Samuel Wilson to CEO and Kevin Kraus to CFO from their roles as interim CEO and interim CFO.
▪Total revenue decreased 2% from fiscal 2023 to $728.7 million. Total service revenue decreased approximately 1% year-over-year to $700.6 million.
▪ARR for our integrated XCaaS solution increased 7% year-over-year to $299 million.
▪We reduced stock-based compensation by more than 30%. Since fiscal 2022 we have reduced stock-based compensation by more than 50% as we increased the mix of cash relative to equity in the compensation packages for the majority of our employees.
▪We reduced our GAAP operating costs (including cost of sales and operating expenses) by $54 million compared to fiscal 2023. Non-GAAP operating costs (including cost of sales and operating expenses) declined by $48 million year-over-year. We achieved these savings while maintaining our investment in research and development, measured on a non-GAAP basis, in absolute dollars and as a percentage of revenue.
▪GAAP operating losses were $27.6 million, an improvement of 58% compared to fiscal 2023. We increased non-GAAP operating profit 52% compared with fiscal 2023, to $94.7 million.3
▪We generated $79 million in cash flow from operations in fiscal 2024, compared to $49 million in fiscal 2023.
▪We reduced the debt on our balance sheet by $88 million, including voluntary early repayment of $25 million in principal on our 2027 Term Loan and redemption of the remaining $63.3 million 2024 Notes for cash upon maturity on February 1, 2024.
▪Lisa Martin joined 8x8 as Chief Revenue Officer in July 2023 and Bruno Bertini joined as Chief Marketing Officer in September 2023 to align and optimize our go-to-market strategies. Both executives are recognized leaders in our industry with histories of managing high performance teams.
1 Mr. Wilson assumed Chief Executive Officer duties on an interim-basis on November 30, 2022 and served as interim CEO through May 26, 2023 when Mr. Wilson was subsequently appointed our permanent CEO.
2 Mr. Kraus assumed the role of interim CFO on November 30, 2022, in connection with Mr. Wilson assuming the role of interim CEO, and served as interim CFO through June 5, 2023, when Mr. Kraus was subsequently appointed our permanent CFO.
3 A reconciliation of non-GAAP measures to the most directly comparable GAAP measures is provided in Appendix A. For a detailed discussion of our non-GAAP metrics, please refer to the 8x8, Inc. Fourth Quarter and Fiscal 2024 Financial Results filed on Form 8-K with the SEC on May 8, 2024.
8x8, Inc. | PROXY STATEMENT 35

EXECUTIVE COMPENSATION
▪We were named a Leader in the 2023 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide4 for the twelfth consecutive year and included in the 2023 Gartner Magic Quadrant for Contact Center as a Service5 for the ninth consecutive year.
4 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide, Rafael Benitez, Megan Fernandez, Christopher Trueman, Pankil Sheth, November 28, 2023. This Magic Quadrant report name has changed from 2015 onwards- 2015-2021: Magic Quadrant for Unified Communications as a Service, Worldwide, 2014: Magic Quadrant for Unified Communications as a Service, North America With Additional Regional Presence, 2012-2013: Magic Quadrant for Unified Communications as a Service, North America.
5 Gartner Magic Quadrant for Contact Center as a Service, Drew Kraus, Steve Blood, Pri Rathnayake, Pankil Sheth, August 7, 2023. This Magic Quadrant report name has changed from 2015-2019: Magic Quadrant for Contact Center as a Service, North America.
36 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
FISCAL 2024 COMPENSATION HIGHLIGHTS

EXECUTIVE COMPENSATION
Our fiscal 2024 executive compensation program was designed to incentivize our executive officers to drive performance aligned with our long-term strategy. Consistent with our performance objectives and compensation philosophy, during fiscal 2024, we took the following compensation actions for our executives, including the named executive officers:
▪Base Salary: After evaluating the competitiveness of NEOs’ base salaries in the context of our overall compensation philosophy, the Compensation Committee determined to make adjustments to the base salary of each of our senior executives to either reflect their new positions (Messrs. Wilson & Kraus), realign to market pay levels (Mr. Middleton) or make small market adjustments (Mr. Denny & Ms. Seandel).
▪Annual Cash Incentive Awards: In fiscal 2024, the Company rebalanced the weightings of the metrics in the Annual Cash Incentive Award program to increase the weightings for service revenue and net new monthly recurring revenue, prioritizing efforts to increase customer retention, cross-sell of new products, and customer base expansion with continued increases in non-GAAP profitability.

Metric	2023 Plan Weighting	2024 Plan Weighting
Non-GAAP Operating Profit	60%	40%
Total Service Revenue	20%	30%
Net New Monthly Recurring Revenue (nnMRR)	20%	30%
▪Balancing Performance-Based Long-Term Incentives with Executive Retention: In fiscal 2024 the Company adjusted the design of its performance-based restricted stock unit awards (“PSUs”) effective for grants made in fiscal 2024 to require significant increases in stock price to be eligible to vest. In addition, and in line with both our pay-for-performance philosophy as well as feedback we had heard from key investors, we increased the portion of long-term compensation delivered in PSUs (assuming target performance) from 25% to 50%. The remainder of long-term incentives granted to NEOs in fiscal 2024 were granted in the form of restricted stock units (“RSUs”).
▪No New Special Supplemental Compensation Arrangements for NEOs in 2024: In fiscal 2023, as the Company implemented changes in strategy and leadership, the Compensation Committee believed that supplemental compensation was necessary and appropriate in specific instances to deliver the best results. These included cash and equity awards for special achievements, interim service and retention. These payments were judged to be appropriate based on the special circumstances at the time of their issuance. The Company did not engage in any special supplemental compensation arrangements with any of our NEOs in fiscal 2024, though some special awards granted in prior years continued to vest and be paid during the year.
The Compensation Committee believes that the combination of base salary and incentive awards, including annual cash incentive awards, RSUs and PSUs, effectively supports our compensation objectives.
PAY-FOR-PERFORMANCE PHILOSOPHY
To succeed in the rapidly evolving market for contact center and cloud-based communication software, we must attract and retain a highly talented executive team. Effective pay-for-performance alignment is a key objective of our Compensation Committee in the design of our executive compensation program, particularly for the compensation of our CEO. To further this objective, in fiscal 2024 we continued to focus on driving performance through targeted and calibrated compensation vehicles; increasing the portion of our long-term awards delivered in the form of PSUs from 25% to 50% (assuming target performance) and adjusting our annual incentive cash award program to better reflect balanced performance aligned with market expectations. In this way, we create a pay-for-performance environment that aligns the long-term interests of our executives with those of our stockholders, while remaining competitive with market values on a targeted total compensation basis.
During fiscal 2024, our performance focus coupled with the decline in our stock price inspired changes to our PSU design to appropriately balance the need for compensation plans that can retain our key talent with the need to drive growth in our stock price. These changes, as further discussed in the “Long-term Incentive Compensation” section, allowed us to increase the retentive period of the award while still requiring substantial stock price growth to vest.
Taken as a whole, these award design changes represent a shift towards a longer-term focus in our rewards design that will better meet the needs of the Company during times of volatility, reducing the need for one-time compensation arrangements. NEOs received half of their annual long-term equity compensation granted in fiscal 2024 in the form of PSUs, with final payouts realized based on Company performance over a four-year period.
8x8, Inc. | PROXY STATEMENT 37

EXECUTIVE COMPENSATION
(1)Fiscal 2024 CEO Targeted Compensation Mix reflects Mr. Wilson’s annualized base salary, target bonus opportunity and annual equity awards granted in June of fiscal 2024 valued based on the grant date close price per share. Mr. Wilson’s long-term equity compensation value reflects the target award value, which was converted to a number of shares based on the trailing 20 trading day average closing price or, if greater, for the awards granted in fiscal 2024, $5.00. Awards of PSUs are earned and vest based on achievement of specific stock price hurdles, subject to minimum vesting periods as described in detail under “Long-Term Incentive Compensation” below.
(2)Fiscal 2024 average Targeted Compensation Mix for our other NEOs reflects the average annual base salary and the average value of annual equity awards granted in June of fiscal 2024 valued based on the grant date close price per share. The NEO targeted long-term equity compensation value reflects the grant date fair value of the award. Awards of PSUs are earned and vest based on achievement of stock price hurdles as well as minimum vesting periods, as described in detail under “Long-Term Incentive Compensation” below.
During fiscal 2024, the Company strengthened the leadership team with key hires in sales and marketing, reduced debt by $88 million, and continued to invest in industry leading innovation. Although we improved our operating margin and cash generation, our enterprise value and stock price declined in fiscal 2024, as did the stock prices of other cloud-based unified communications peers. As a result, the outstanding PSUs that were issued in fiscal 2022 and 2023 are all tracking below the threshold TSR requirement for payout, and RSUs granted during this same period have declined an average of 54% from their grant date fair values. This reduction in the realizable value of our long-term incentive awards, which continues to account for the majority of our NEOs’ compensation, reflects our compensation philosophy that there should be alignment between the take-home pay of our executives and the stockholder returns generated by the Company.
We have continued to structure our Employee Bonus Plan to align with our annual financial performance, and will continue to focus our long-term incentive awards on creating meaningful alignment between the interests of our NEOs and our stockholders. For fiscal 2024, we have made additional changes including:
▪Increasing the portion of the long-term incentive award allocated to PSUs to continue to drive high performance.
▪Setting higher levels of threshold performance targets under the annual cash incentive plan to promote continued performance improvement.
▪Significantly reducing share-based compensation outside of leadership levels to better control burn rate and dilution.
The link between the compensation of our current and former CEOs and the Company’s TSR is illustrated in the following graph, which shows how total targeted CEO compensation has varied over the past five years compared to the Company’s five-year TSR. The sharp rise in relative total targeted compensation in fiscal 2021 reflects new hire equity grants awarded to Mr. Sipes in December 2021, followed by a reversion to the historical trend.
38 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

CEO Pay and 5-Year Total Shareholder Return (TSR)(1)
Pay in Million $
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
EGHT TSR Performance
600%
550%
500%
450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
Fiscal Year End 2019
Fiscal Year End 2020
Fiscal Year End 2021
Fiscal Year End 2022
Fiscal Year End 2023
Fiscal Year End 2024
Indexed TSR
Verma - Total Pay
Sipes - Total Pay
Wilson - Total Pay

(1)The above chart illustrates CEO Total Pay for Mr. Verma (our former CEO) for 2020, Mr. Sipes for fiscal 2021 – fiscal 2022, and Mr. Wilson for fiscal 2023 and fiscal 2024. CEO Total Pay consists of salary earned, cash bonuses paid, equity award grants and all other compensation as reported in the “Total” column of the “Summary Compensation Table” for the applicable fiscal year.
FISCAL 2024 EXECUTIVE COMPENSATION POLICIES AND PRACTICES
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure our compensation policies and practices are consistent with our short- term and long-term goals given the dynamic nature of our industry and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2024:
▪Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.
▪Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2024 compensation reviews.
▪Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to assess and confirm that our compensation policies do not seem reasonably likely to promote conduct that could have a material adverse effect on the Company.
▪Other Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:
8x8, Inc. | PROXY STATEMENT 39

EXECUTIVE COMPENSATION

▪Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executives and stockholders.

▪No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) Plan, which is open to all United States salaried employees.

▪Change-in-Control Arrangements. Under our Executive Change-in-Control and Severance Policy, our CEO, EVPs and SVPs are eligible to receive certain specified payments and benefits in the event of a constructive termination of employment in connection with a change-in-control of the Company (a double trigger arrangement).

▪No Special Health or Welfare Benefits. Our named executive officers participate in broad-based Company- sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

▪Executive Officer Stock Ownership Requirement. Each of our named executive officers is required to acquire and retain an ownership interest in shares of our common stock, at least equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, within five years of their appointment to the role.
▪No Perquisites. We generally do not provide any perquisites or other personal benefits to our named executive officers.
▪Multi-Year Vesting. The annual equity awards granted to our named executive officers generally vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
▪No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
▪Clawback. Our equity incentive plan includes a clawback provision allowing for the repayment of award proceeds earned by a plan participant if the Compensation Committee determines that the participant has intentionally committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements. The Company also adopted a clawback policy to meet the requirements of the Nasdaq listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Such clawback policy includes supplemental provisions that allow for additional recovery and forfeiture in the Compensation Committee’s discretion in connection with certain misconduct that contributed to an obligation to restate the Company’s financial statements, reinforcing the clawback provision in our 2012 and 2022 equity incentive plan.

EXECUTIVE COMPENSATION PROGRAM OBJECTIVES
We have designed our executive compensation program to achieve the following objectives:
▪attract, develop, motivate and retain top talent and focus our executive officers on key business goals that enhance stockholder value;
▪ensure executive compensation is aligned with our corporate strategies and business objectives;
▪provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of stockholder value;
▪ensure fairness among our executives by recognizing the contributions each individual makes to our success, as well as the compensation history and prior experience of each executive officer; and
▪provide an incentive for long-term continued employment with us.
To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation program with the goal of setting compensation at levels it believes are aligned with our current financial and operational business objectives, as well as competitive with the pay of other companies with whom we compete for executive talent. A majority of the target total direct compensation opportunities of our named executive officers are equity incentive-based and the value realized from these awards will be primarily driven by 8x8’s stock price performance. In most years, compensation packages will also include an annual cash bonus opportunity that may be earned based on the level of achievement measured against pre-established performance goals related to the important financial objectives set forth in our annual operating plan. Target direct compensation opportunities also include long-term incentive compensation in the form of equity awards that are earned over
40 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
time based on continued service or, in the case of PSUs, subject to achievement of absolute stock price goals or relative TSR performance over time. We believe the mix of time-based and performance-and-time based awards is important to retaining our named executive officers and aligning their interests with those of our stockholders.
COMPENSATION-SETTING PROCESS
Role of Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board, which is available on in the investor relations section on our website at https://investors.8x8.com/ under the “Governance” heading.
At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for consideration and approval by the Board of the various elements of our named executive officers’ compensation, as well as any employment arrangements with our named executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our executive compensation philosophy and objectives. The Compensation Committee also determines whether each compensation element provides appropriate incentives and motivation to our named executive officers and whether each such element adequately compensates our named executive officers relative to individuals holding comparable positions at the principal companies with which we compete for executive talent.
The Compensation Committee meets regularly during the fiscal year with and without the presence of our CEO and other named executive officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board between its formal meetings.
Role of Named Executive Officers and Other Employees
The Compensation Committee receives support from our human resources department and its compensation consultant in designing our executive compensation program and analyzing competitive market practices. Our CEO regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development and financial analysis of our performance. Our CEO also develops and provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our named executive officers and other executives, including recommendations on the use of incentive compensation to further our growth. Our CEO and other named executive officers are not present when their specific compensation arrangements are discussed.
Role of Compensation Consultant
In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2024, the Compensation Committee engaged Compensia to assist it with compensation matters. A representative of Compensia attended at least one meeting of the Compensation Committee during fiscal 2024, responded to inquiries from the Compensation Committee at meetings and throughout the fiscal year and provided its analysis with respect to these inquiries.
The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2024 were as follows:
▪assisted in the review and updating of our compensation peer group;
▪analyzed executive compensation levels and practices of the companies in our compensation peer group;
▪provided advice on compensation best practices and market trends for named executive officers and directors;
▪assisted with the design of the annual cash incentive plan and long-term equity incentive compensation plan with appropriate performance goals and targets for our named executive officers and other executives; and
▪provided ad hoc advice and support throughout the year.
Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the Nasdaq and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.
Competitive Positioning
To attract and retain executives with the abilities and experience necessary to deliver strong top-line growth and operating performance, we provide total direct compensation opportunities that are intended to be competitive with market practice. We generally target our compensation around market median values, though we position each individual based on an evaluation of the individual talent and/or criticality to the business.
The criteria used to identify peer companies was generally consistent with our approach in prior years, and targeted software companies falling within a revenue range of 0.5x to 2.0x of our rolling four quarter revenue at the time of the review and a market capitalization range of 0.3x to 3.0x of our market capitalization at the time of the review. The relevance of each peer
8x8, Inc. | PROXY STATEMENT 41

EXECUTIVE COMPENSATION
company was evaluated taking into consideration both industry comparability as well as financial metrics, and companies are not required to meet all selection criteria for inclusion in the peer group.
Our compensation peer group for fiscal 2024 was updated with assistance from Compensia to ensure that the companies in the peer group remained aligned to 8x8’s size and financial profile. The review of our peer group occurred in January of 2023, reflecting our size and financial performance at that time. The changes to our peer group that were proposed by Compensia and approved by the Compensation Committee reflected a significant decline in our market capitalization vs. the prior year’s review, which resulted in a significant number of changes to the peer group composition to ensure that we were well aligned with the market moving forward.
Based on the peer analysis, Bottomline Technologies was removed from the peer group to reflect the impact of an acquisition and Avaya Holdings, Box, New Relic, Progress Software, PROS Holdings, SPS Commerce and Vertex were removed to better align 8x8’s financial profile with the peer group. We added Domo, Edgio, Ooma, Rimini Street and Upland Software — all SaaS or companies comparable to 8x8’s size — to provide the best possible insights into peer compensation programs. RingCentral, while outside the targeted revenue and market capitalization ranges, was included at the request of the Compensation Committee as it is a key direct competitor for both business and executive talent.

Alteryx	Edgio	Q2 Holdings
Bandwidth	Everbridge	Rimini Street
Blackbaud	Five9	RingCentral
Commvault Systems	LivePerson	Upland Software
Domo	Ooma	Yext
Zuora
The executive compensation peer group was reviewed again at the end of fiscal 2024, based on the same set of financial criteria, and no changes were made for fiscal 2025.
Our executive compensation benchmarking also included survey data provided by Radford Surveys and Consulting, a business unit of Aon Hewitt Consulting, Inc. (“Radford”), from publicly-traded software companies with revenue levels and market capitalization levels comparable to ours. Radford did not provide compensation consulting services to the Compensation Committee during fiscal 2024.
Results of 2023 Stockholder Advisory Vote on Executive Compensation
Stockholders are provided the opportunity to cast an annual advisory vote on executive compensation (commonly known as a “Say on Pay” vote). At our 2023 Annual Meeting of Stockholders held on July 28, 2023, our stockholders indicated support for the compensation of our named executive officers, with approximately 78% of the votes cast in favor of the proposal. The Compensation Committee took note that this level of support was lower than the approximately 97% of the votes cast in favor of the Say on Pay proposal at our 2022 Annual Meeting of Stockholders. In light of such lower level of stockholder support, Eric Salzman, who then served as the chair of the Compensation Committee, engaged in conversations with stockholders representing approximately 39% of shares outstanding to understand their views about the Company’s direction, financial performance and compensation practices.
These stockholders indicated that the decrease in Say on Pay support was related to the one-time special cash awards associated with the debt exchange and refinance in August 2022, a special retention award to one NEO, and in-period changes to the weightings and payouts for our short-term cash incentive program. We also received feedback that investors preferred a greater proportion of long-term incentive compensation to be granted to NEOs in the form of PSUs, and that goals include corporate performance metrics as well as TSR. For fiscal 2024, we increased the mix of performance-based incentive compensation for our CEO and all NEOs from 25% of long-term awards to 50% of long-term awards, and designed the achievement and vesting requirements so these awards maintain their retentive value even during periods of stock price and market volatility. We did not pay any special one-time cash awards in fiscal 2024, and the payout of our short-term cash incentive program was not adjusted. Final payout was consistent with actual performance relative to the original targets, as discussed further above under the heading “Executive Compensation.”
We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers. As part of our stockholder engagement program, we continuously engage in substantive discussions on executive compensation, corporate governance and corporate performance and strategy with our institutional stockholders, including the majority of our top 20 active stockholders.

42 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
FISCAL 2024 EXECUTIVE COMPENSATION ELEMENTS
The elements of our compensation program for our named executive officers during fiscal 2024 are summarized in the table below and discussed in more detail in the sections that follow.

Element	Description	Example

Fixed Annual Cash Compensation / Base Salary	This compensation element provides our named executive officers with a competitive level of fixed annual cash compensation.	Salary

Annual Cash Incentive Awards	This compensation element provides our executive officers with a competitive variable annual cash performance incentive opportunity tied to the achievement of financial performance objectives in the current fiscal year.	Semi-annual cash payments under the EBP for the NEOs.

Long-term Incentive Compensation	This compensation element provides our named executive officers with a competitive long-term incentive compensation opportunity in the form of equity awards designed to incentivize them to meet or exceed our long-term strategic goals, serve our retention objectives, and align the interests of our executive officers and stockholders.	Time-based RSU and performance-based PSU awards.

Health and Welfare Benefits	This compensation element provides employees with competitive health and welfare benefits, as well as participation in an employee stock purchase and other employee benefit plans. There are no special health or welfare benefits for NEOs that are not also provided generally to employees.	Medical, dental, vision, 401(k) Plan (with corporate matching up to $3,000 per year), paid time off (including Company-wide days off, as applicable), parental leave, employee assistance programs (EAPs), and ESPP.

We believe that the total compensation opportunities provided to named executive officers for fiscal 2024 achieved the overall objectives of our executive compensation program.
BASE SALARY
Generally, the Compensation Committee reviews the base salaries of our executives, including the named executive officers, as part of its annual review of our executive compensation program and makes recommendations to the Board for adjustments to base salaries to take into account competitive market practices, corporate and individual performance from the prior fiscal year and promotions or changes in responsibilities. Typically, the Board sets the base salaries of our named executive officers at levels that are competitive with the market as reflected in our compensation peer group, after taking into consideration each named executive officer’s role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executives. In fiscal 2024, salary changes were effective at the start of the second fiscal quarter, and were aligned to assumption of new roles (Messrs. Wilson & Kraus), small market adjustments (Mr. Denny & Ms. Seandel), and a realignment to our peer market midpoints in the case of Mr. Middleton. In all circumstances, peer group compensation data provided by Compensia was reviewed as part of an in-depth discussion before any decisions were made.
The following table sets forth each NEO’s base salary rate for fiscal 2024, as compared to their base salary rate for fiscal 2023:

Named Executive Officer	Fiscal 2023 Base Salary ($)	Fiscal 2024 Base Salary ($)	Percentage Adjustment (%)(1)
Samuel Wilson	430,000	500,000	16
Kevin Kraus	330,000	420,000	27
Laurence Denny	340,000	350,000	3
Hunter Middleton	370,000	420,000	14
Suzy Seandel	340,000	357,000	5
(1)    Salary adjustments for all NEOs were determined in consultation with Compensia. The increases in salary rates for Messrs. Wilson and Kraus reflect changes made as part of their full-time appointments to their roles as Chief Executive Officer and Chief Financial Officer, respectively, following the interim positions they held at the end of fiscal 2023. For other Named Executive Officers, adjustments were made to maintain appropriate positioning to the market and to promote retention. Mr. Wilson’s salary increase was effective on May 26, 2023, Mr. Kraus’ salary increase was effective on June 5, 2023, and salary increases for Messrs. Denny, Middleton & Ms. Seandel were effective on July 8, 2023.

8x8, Inc. | PROXY STATEMENT 43

EXECUTIVE COMPENSATION
ANNUAL CASH INCENTIVE AWARDS
Employee Bonus Plan (EBP) Design
We have historically used annual cash incentive awards to motivate and incentivize our named executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and profitability goals. Consistent with our executive compensation philosophy, these annual cash incentive awards are targeted at a percentage of base salary and have historically constituted a significant percentage of the target cash compensation opportunity for our named executive officers. Typically, the Compensation Committee awards annual cash incentive bonuses based on achievement of our corporate financial objectives and an evaluation of individual performance during the fiscal year. Our plan is designed to pay above-target amounts when we exceed our financial objectives and below-target amounts when we do not achieve these objectives.
The objective of the EBP is to incentivize eligible employees to contribute to our overall success and achieve corporate and individual performance goals. The performance goals established under the EBP are designed to focus participants on current goals and strategies identified by the Board and senior management (such as revenue growth and profitability), and to complete individual objectives that support our overall business strategy.
Under the EBP, each of our NEOs is eligible to receive cash bonus awards during each fiscal year tied to the Company’s achievement of predetermined financial targets and, in certain cases, the NEO’s achievement of individual goals. Performance is evaluated, and bonuses are payable, on a semi-annual basis, based on performance over two discrete six-month performance periods. The maximum payout in any period is 200% of the targeted percentage. In the event the Company does not achieve minimum financial performance objectives for the relevant payout period, the incentive EBP awards for that period would be zero.
Target Annual Cash Incentive Award Opportunities for Fiscal 2024
The target annual cash incentive award opportunity for each of the named executive officers under the EBP is developed by the Compensation Committee for each fiscal year and expressed as a percentage of his or her annual base salary. The Compensation Committee sets the target annual cash incentive award opportunities for our named executive officers, other than our CEO’s target annual cash incentive award opportunity (which is approved by the full Board), after considering the job function of each named executive officer, his or her expected contributions to us for the upcoming fiscal year, the recommendations of our CEO (other than with respect to his own compensation) and the competitive market.
The table below shows the annual target bonus opportunity for each NEO as a percentage of his or her base salary:

Named Executive Officer	Fiscal 2023 Target Bonus Opportunity (as a % of base salary)	Fiscal 2024 Target Bonus Opportunity (as a % of base salary)
Samuel Wilson	65	100
Kevin Kraus	50	65
Laurence Denny	55	55
Hunter Middleton	55	65
Suzy Seandel	45	45
Increases in the target bonus opportunities for Messrs. Wilson and Kraus between fiscal 2023 and fiscal 2024 reflect changes made as part of their full-time appointments to their roles of Chief Executive Officer and Chief Financial Officer, respectively, following the interim positions they held at the end of fiscal 2023. For Mr. Middleton, the increase in his bonus target reflects the critical nature of his contributions to the business, as well as an alignment to the midpoint target bonus opportunity for comparable roles within our peer group. In all circumstances, peer group compensation data provided by Compensia was reviewed as part of an in-depth discussion before any decisions were made.
2024 PERFORMANCE OBJECTIVES AND EBP STRUCTURE
For fiscal 2024, the Company’s EBP payouts were based on predetermined financial targets. The performance objectives for the EBP were developed by the Compensation Committee, in coordination with the Company’s compensation consultant, after taking into consideration the feedback from our large institutional holders and the recommendations of our CEO and CFO. The performance measurements for the fiscal 2023 EBP incorporated a mix of semi-annual performance measures tied to revenue and non-GAAP pre-tax income. For NEOs other than the CEO and CFO, individual performance was also considered in determining the final payout, but no payments were adjusted to reflect individual performance.
For fiscal 2024 the Company maintained the same overall bonus design that was in place during the second half of 2023, with payouts based on a combination of Service Revenue, Non-GAAP Operating Profit, and net new monthly recurring revenue (nnMRR). The only changes made to the design of the program were to reweight the metrics as shown in the table below to better reflect the Company’s priorities of increased profitability while maintaining traditionally high levels of revenue growth.
44 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

Metric	FY2023 2H EBP Weight	FY 2024 EBP Weight
Non-GAAP Operating Profit	60%	40%
Service Revenue	20%	30%
Net New Monthly Recurring Revenue (nnMRR)	20%	30%
Net new monthly recurring revenue (nnMRR) is an internal operating metric that represents performance of important parts of our business, but is not a direct representation of our entire business. For example, nnMRR excludes usage revenue, revenue from acquired customers, and revenue from professional services and endpoint hardware.
The table below illustrates performance target and weightings under each semi-annual period of the fiscal 2024 EBP.
For fiscal 2024, the payouts under non-GAAP operating profit and service revenue were set at 25% of target at threshold achievement, 100% of target at target achievement, and 200% of target at maximum achievement. nnMRR payout percentages were set at 0% of target at threshold achievement, 100% of target at target achievement and 200% of target at maximum achievement. This resulted in potential payouts of 0% to 200% of targeted payout during each semi-annual EBP performance period. Payouts under all metrics are prorated on a linear basis for outcomes that fall between threshold, target and maximum.
For the second half of fiscal 2024, while the weightings and metrics remained unchanged, the portion of the EBP based on service revenue performance for the second half of fiscal 2024 would be $0 if the target for service revenue was not achieved. This change reflected the Company’s need to maintain year-over-year revenue growth, while also taking into consideration the macroeconomic environment and the Company’s shift into Contact Center markets. Continuing to show revenue stability and growth is core to our long-term strategy, and it was decided that performance that did not show such growth would not warrant a payout under the 2024 EBP.
The outcome of the fiscal 2024 EBP program is summarized in the chart below. While fiscal 2024 EBP does allow for individual adjustment based on individual performance, in fiscal 2024 the CEO did not recommend any such adjustments to the Board and none were made. Performance under the EBP resulted in payouts of 46% of target in the first half of fiscal 2024 and 51% of target in the second half of fiscal 2024.
FY2024 EBP CHART

		FY 2024 EBP Performance Targets
Performance Metric	Weight %	Minimum Threshold Payout ($K)	Target Payout ($K)	Maximum Threshold Payout ($K)	FY 2024 Performance for applicable half of FY24 ($K)	FY 2024 Achievement as a % of Target %	FY 2024 Payout as a % of Target
FY24 1st Half
Q1 & Q2 (4/1/23 - 9/30/23)
Non-GAAP Operating Profit	40	38,749	48,436	60,545	50,187	104	114
Service revenue	30	352,328	362,055	416,363	352,160	97	—
Net New Monthly Recurring Revenue	30	1,177	1,308	1,700	839	64	—
FY24 1st Half Final Payout	100						46
FY24 2nd Half
Q3 & Q4 (10/1/23 - 3/31/24)
Non-GAAP Operating Profit	40	33,420	41,775	52,219	44,536	107	126
Service Revenue	30	N/A	352,730	405,640	346,443	98	—
Net New Monthly Recurring Revenue	30	840	933	1,213	188	20	—
FY24 2nd Half Final Payout	100						51
Net new monthly recurring revenue (nnMRR) is an internal operating metric that represents performance of important parts of our business, but is not a direct representation of all our business. For example, nnMRR excludes usage revenue, revenue from acquired customers, and revenue from professional services and endpoint hardware.
8x8, Inc. | PROXY STATEMENT 45

EXECUTIVE COMPENSATION

		FY 2024 EBP Target Achievement
		1H FY24		2H FY24		FY 2024
Named Executive Officer	Annual Target ($)	1st Half EBP Payout (%)	1st Half EBP Payout ($)	2nd Half EBP Payout (%)	2nd Half EBP Payout ($)	FY 2024 Total Payout ($)	Total Payout as a % of Target

Samuel Wilson	500,000	46	115,000	51	127,500	242,500	49
Kevin Kraus	273,000	46	62,790	51	69,615	132,405	49
Laurence Denny	192,500	46	44,275	51	49,088	93,363	49
Hunter Middleton	273,000	46	62,790	51	69,615	132,405	49
Suzy Seandel	160,650	46	36,950	51	40,966	77,916	49
LONG-TERM INCENTIVE COMPENSATION
Our long-term incentive compensation consists of equity awards in the form of time-based RSU awards and performance-based PSU awards to ensure that named executive officers have a continuing stake in our long-term success.
Typically, we grant these equity awards to our named executive officers during the first or second fiscal quarter of the fiscal year in connection with our annual performance reviews. In determining the size of the long-term incentive compensation awards, the CEO makes recommendations for the other NEOs based on each NEO’s experience, performance, current equity holdings, retention risk and the operational complexity, strategic impact, and scope of responsibilities of their role, within the context of the Peer Group and broader market survey data comparisons. The Compensation Committee considers similar factors when determining the CEO’s long-term incentive compensation awards, which it then recommends to the Board for approval. The target award opportunities for each participant are expressed as a U.S. dollar value, with the final number of shares issued calculated based on the trailing 20 trading day average closing price or, if greater, for the awards granted in fiscal 2024, $5.00. Further, the target award opportunity is structured to align pay and performance, as outlined in more detail under “Fiscal 2024-Executive Performance Plan (Stock Price Growth),” and to drive stockholder value by placing a significant percentage of compensation “at risk” and dependent on achievement of predetermined performance.
8x8 continues to incentivize above market stockholder returns, while also managing the low retentive value of unvested RSUs and PSUs that has been driven by stock price decline. We continue to make adjustments to the design of our long-term incentive program to better reflect the Company’s position and ensure that we maintain the strong executive talent necessary to deliver on our long-term plan.
For fiscal 2024, based partially on feedback from major stockholders, we rebalanced our long-term incentive program to grant long-term incentive compensation to NEOs in the form of 50% RSUs and 50% PSUs (assuming target performance). In addition, to preserve the retentive value of our PSUs over a longer period of time, we changed the design of the awards so that the PSUs granted in fiscal 2024 are earned based on the achievement of significant stock price increases, as well as satisfaction of minimum vesting hurdles, as further described below.
During fiscal 2024, the Board approved awards of RSUs and PSUs to our named executive officers as set forth in the following table. These equity awards were granted on June 15, 2023 and were determined based on the Board’s and Compensation Committee’s consideration of the above-described factors, in consultation with Compensia.

Named Executive Officer	Restricted Stock Unit Awards (number of shares granted)(1) (#)	Performance Stock Unit Awards (number of shares granted at target) (#)	Aggregate Grant Date Fair Value of Equity Awards at target(2) ($)
Samuel Wilson	495,000	495,000	4,078,800
Kevin Kraus	221,100	221,100	1,821,864
Laurence Denny	100,000	100,000	824,000
Hunter Middleton	200,000	200,000	1,648,000
Suzy Seandel	66,666	66,666	549,328
(1)The RSUs included in the table vest over a three-year period, with one-third (1/3) vesting on the first anniversary of grant and the remainder vesting in eight quarterly installments, subject to the recipient’s continuous service with us.
(2)The target aggregate grant date value of equity awards includes the value of the PSUs and RSUs based on the closing price of our common stock on the date of grant. This value differs from the value reported in our Summary Compensation Table, which reflects the accounting grant date fair value of the award using the methodology required under FASB ASC 718 accounting standards. Target equity values for Messrs. Wilson, Kraus and Denny were higher than in fiscal 2023 reflecting the new positions that they had recently assumed. For Messrs. Wilson and Kraus, who were serving as Interim CEO and Interim CFO, respectively, at the end of fiscal 2023, the fiscal 2024 equity grant values are aligned to their appointments into permanent CEO and CFO roles. For Mr. Denny, who was promoted into the Chief Legal Officer role in December of fiscal 2023, the increase in grant value reflected an alignment with peer market practices.

46 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
Fiscal 2024 — Executive Performance Plan (Stock Price Growth)
In fiscal 2024, each of our NEOs received a grant of PSUs as part of the Executive Performance Plan (the “2024 EPP”). Such PSUs are the PSUs summarized in the table immediately above. The Compensation Committee believes performance-based grants are important to balance stockholder value creation with core financial performance when building long-term value. Similar to PSUs granted in prior years, the 2024 EPP aims to reward executives for positive stockholder returns. However, in contrast to our prior PSU grants, performance for PSUs granted in fiscal 2024 will be measured based on absolute Company stock price increases, rather than performance relative to the SaaS market.
In line with executive compensation best practices and historical feedback from stockholders, we design our executive compensation programs to be performance-based, and to drive our company performance in the direction that best rewards our stockholders. Under this approach, some of the key concerns are ensuring that the compensation programs provide ongoing retentive value, even in the face of share price volatility, and that our performance award opportunities reflect a balanced understanding of Company performance. Over the last three fiscal years, 90% of our PSU awards have been tied to relative Total Shareholder Return (TSR) vs. industry indexes. What we heard from our stockholders last year, and what we have seen, is that when sub-industries move counter to the larger industry, having PSUs designed to pay out based on relative TSR performance can result in pay and performance misalignment. In our case, our market has experienced significant stock price declines over the last three years that have not been seen to the same degree in the broader software industry. This has meant that our PSU award payouts have been impacted by broader economic headwinds despite the dedication and hard work of our executive team. The chart below compares our stockholder returns over the prior two years with those of our key competitors (RingCentral and Zoom Video) and also with the returns of the S&P Software and Services index, and shows the challenges that a relative TSR based PSU design raises in our context.

8x8, Peer & Software Industry Shareholder Return: 04/01/23 - 03/31/24
140%
120%
100%
80%
60%
40%
20%
0%
4/1/2021
10/1/2021
4/1/2022
10/1/2022
4/1/2023
10/1/2023
ZM
RNG
S&P Software & Services Index
EGHT

While we believe in pay-for-performance alignment, and that the low PSU payouts to date have been warranted under the circumstances, we also believe that relative TSR is only one way to measure the performance of a company, and that a fulsome executive compensation program should look to measure performance from multiple angles. With that in mind, starting in fiscal 2024, we have begun redesigning our PSU program to ensure that we are:
•Continuing to align pay with performance, and,
•Maximizing the retentive value of our equity award grants
Any PSUs granted under the 2024 EPP are eligible to be earned over a period of up to four years, as further described below. 2024 EPP PSU achievement is measured based on the following performance criteria:
8x8, Inc. | PROXY STATEMENT 47

EXECUTIVE COMPENSATION

FY 2024 Executive Performance Plan PSU Award Criteria and Payouts Percentages
Tranche	Weight (% of total grant)	Performance Period	Minimum Vesting Period from Grant Date	Minimum Stock Price Hurdle
Tranche 1	33%	6/15/2023 - 6/15/2027	1 year	‘+70% ($6.56)
Tranche 2	33%	6/15/2023 - 6/15/2027	2 years	‘+100% ($7.72)
Tranche 3	33%	6/15/2023 - 6/15/2027	3 years	‘+130% ($8.88)
▪Earned PSU awards, if any, are subject to continued employment through each vesting date; otherwise shares are forfeited.
▪Each tranche of PSUs may be earned over a four-year performance period.
▪Each tranche will vest upon the earliest satisfaction of both the minimum vesting period and the minimum performance condition within the performance period.
▪Any shares that are not earned within the performance period are forfeited.
Earned Performance Stock Units Under Prior Awards
During fiscal 2024, Messrs. Wilson and Middleton were eligible to earn shares from PSU awards granted during earlier fiscal years, based on the achievement of internal financial targets, or the performance of our stock relative to a benchmark during a period that ended during fiscal 2024, as set forth in the table below. Please note that achievement numbers in the table are rounded for clarity.
Earned Performance Stock Units Under Prior Awards - Relative Share Performance PSUs

NEO	Grant Date	Performance Period	Comparator Index Total Return (%)	8x8 Total Stock Return (TSR) (%)	8x8 Relative Performance (rTSR) (% over/under)	Target Shares (#)	Performance Achievement (%)	Earned Shares (#)
Samuel Wilson	6/15/2021	6/15/2021 - 6/15/2023	-20.65	-83.88	-63.24	17,980	0	0
	6/29/2020	6/15/2020 - 6/15/2023	21.05	-76.98	-98.03	30,343	0	0
Hunter Middleton	8/15/2021	6/15/2021 - 6/15/2023	-20.65	-83.88	-63.24	4,579	0	0
	6/15/2021	6/15/2021 - 6/15/2023	-20.65	-83.88	-63.24	8,644	0	0
	6/29/2020	6/15/2020 - 6/15/2023	21.05	-76.98	-98.03	10,354	0	0
As captured in the table above, PSU awards granted in fiscal 2020 and 2021 are eligible to be earned 33% on each of the first, second and third-year anniversaries of the performance period’s start date, in each case subject to the applicable performance metrics. For the listed awards, the TSR portion of PSU performance is measured against the S&P Software & Services index.
Special Payment Arrangements Granted in Fiscal 2023 that Paid Out in Fiscal 2024
As disclosed in our proxy statement filed on June 15, 2023, we granted the following cash awards in fiscal 2023, part or all of which vested and paid out in fiscal 2024:
•Mr. Wilson was granted an Interim Position Cash Payment of $300,000 in connection with his appointment as interim Chief Financial Officer, $100,000 of which vested and paid out in fiscal 2023 and $200,000 of which vested and paid out in fiscal 2024.
•Mr. Kraus was granted an Interim Position Cash Payment of $80,000 in connection with his appointment as interim Chief Financial Officer, $26,667 of which vested and paid out in fiscal 2023 and $53,333 of which vested and paid out in fiscal 2024.
•Mr. Middleton also received a cash retention award of $350,000 that vested 50% in June 2023 and 50% in January 2024, subject to Mr. Middleton’s continuing employment.
Such awards were intended to ensure continuity of leadership during a period of transition and align with market compensation rates during the interim period, while also providing sufficient time to perform a comprehensive evaluation of 8x8’s long-term leadership needs, as well as the available talents in the marketplace.
Executive Stock Ownership Guidelines
Our NEOs are required to acquire and retain an ownership interest in shares of our common stock, equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, by the fifth anniversary of their appointment as executive officers. Shares counted for this purpose include all shares acquired and held by the NEO, regardless of how acquired, but do not include shares issuable pursuant to unvested RSUs and PSUs.
As of the date of this Proxy Statement, all of our active NEOs are within the five-year accumulation period of the guidelines and are expected to satisfy their ownership requirement by the time the accumulation period expires.
48 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
Health, Welfare, and Other Benefits
We offer health and welfare benefits to our employees generally, including our executive officers, that are designed to be competitive with overall market practices and to attract, retain, and motivate the talent needed by us to achieve our strategic and financial goals. All United States salaried employees, including our named executive officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off, and paid holidays.
In addition, we provide our employees, including our named executive officers, with the opportunity to purchase shares of our common stock through our employee stock purchase plan at 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or the exercise date. Such employee stock purchase plan is intended to be a qualified plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Perquisites and Other Personal Benefits
Currently, although we do not have a formal policy relating to perquisites and other personal benefits, we do not view them as a significant component of our executive compensation program. During fiscal 2024, we did not provide any perquisites or other personal benefits to our named executive officers.
In the future, we may provide other perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Tax and Accounting Considerations
Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year for certain executive officers. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for remuneration that is deductible in tax years commencing after December 31, 2017.
The Compensation Committee periodically reviews the impact of Section 162(m) on the various elements of our executive compensation program. Further, the Compensation Committee believes that, at this time, achieving our compensation objectives is more important than the benefit of tax deductibility. Consequently, the Compensation Committee has, from time to time, awarded incentive compensation that is not exempt from the deduction limit of Section 162(m). Nevertheless, when not inconsistent with these objectives, the Compensation Committee has endeavored to award compensation intended to be deductible for federal income tax purposes.
Policy Prohibiting Derivatives Trading, Hedging and Pledging of Equity Securities
8x8’s Insider Trading Compliance Program prohibits our employees, including our executive officers and members of our Board, from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.
ASC Topic 718 requires us to compute and recognize in our consolidated statement of operations all share-based payments to employees, such as grants of restricted stock unit awards for shares of our common stock to our executive officers and other employees, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).
8x8, Inc. | PROXY STATEMENT 49

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.
THE COMPENSATION COMMITTEE
Alison Gleeson, Chair
Jaswinder Pal Singh
Todd Ford
50 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth certain summary information for the fiscal year indicated with respect to the compensation earned by each of the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(5) ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(3)(4) ($)	Total ($)
Samuel Wilson Chief Executive Officer	2024	489,231	200,000	3,702,600	242,500	29,772	4,664,103
	2023	440,444	300,000	4,025,897	238,973	39,501	5,044,815
	2022	411,053	—	3,046,171	28,206	440,288	3,925,718
Kevin Kraus Chief Financial Officer	2024	402,692	53,333	1,653,828	132,405	29,206	2,271,464
	2023	334,906	151,667	602,805	141,075	35,911	1,266,364
	2022	—	—	—	—	—	—
Laurence Denny Chief Legal Officer	2024	347,320	—	748,000	93,363	27,641	1,216,324
	2023	340,083	100,000	881,254	164,071	36,718	1,522,126
	2022	—	—	—	—	—	—
Hunter Middleton Chief Product Officer	2024	406,539	350,000	1,496,000	132,405	28,299	2,413,243
	2023	378,846	—	2,090,011	173,993	36,999	2,679,849
	2022	338,247	—	2,200,467	20,376	15,820	2,574,910
Suzy Seandel Chief Accounting Officer	2024	352,423	—	498,662	77,916	14,814	943,815
	2023	300,769	—	1,107,675	119,772	23,984	1,552,200
	2022	—	—	—	—	—	—
(1)During fiscal 2022, amounts earned under the Management Incentive Plan (MIP) and Executive Bonus Plan (EBP) were in some cases settled by the issuance of fully-vested shares of our common stock rather than payment of cash to our NEOs. The number of shares of common stock was determined based on the per share closing price of our common stock on the payment date. Earned amounts paid to the NEOs under the MIP and EBP are reported under the “Non-Equity Incentive Plan Compensation” column of this table, even if settled in stock, except PSUs granted in lieu of EBP bonuses for fiscal 2022 are reported in the “Stock Awards” column.
(2)The amounts reported in this column represent the aggregate grant date fair value of all stock awards computed in accordance with FASB ASC Topic 718, are based upon the probable outcome of any applicable performance conditions as of the grant date, exclude the impact of estimated forfeitures related to service-based vesting conditions and are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The stock awards may include for each NEO any or all of the following: (a) restricted stock unit (RSU) awards; and (b) performance unit (PSU) awards. For RSUs and PSUs, fair value is computed by multiplying the total number of shares subject to the award (or target number, in the case of PSUs) by the closing price of our common stock on the date of the grant. For a more detailed discussion of the assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our 2024 Annual Report on Form 10-K for our fiscal year ended March 31,2024. The "”Stock Awards” column for 2024 includes the fair value in accordance with FASB ASC Topic 718 principles of performance stock units granted in fiscal 2024 based upon achieving the target level of performance as of the grant date, and under the terms of such PSUs, the maximum payout is the target number of shares. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting for that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the actual amount reported in the Summary Compensation Table.
(3)Amounts listed in the “All Other Compensation” column for Messrs. Wilson, Kraus, Denny and Middleton and Ms. Seandel include Company contributions of 401(k) Match, Health Savings Account, and Group Term Life Insurance benefits in fiscal 2024. The perquisites in each such category for fiscal 2024 did not exceed $25,000 in any category for any NEO.
(4)Fiscal 2024 amounts listed in the "All Other Compensation" column for Mr. Wilson include Company contributions of 401(k) Match, Health Savings Account and Group Term Life Insurance benefits in fiscal 2024 and are not reduced to reflect a tax equalization reduction of Mr. Wilson’s compensation of $423,004 related to fiscal 2022. The expat reduction reported corresponds with services performed in fiscal 2021 and 2022 as our Chief Customer Officer in the United Kingdom and Mr. Wilson's relocation back to California upon his appointment as CFO.
(5)Amounts listed in the "Bonus" column include One-Time Bonus payments in connection with Executive Leadership Changes on November 30, 2022, One-Time Promotions Payments were approved, payable in 12 equal monthly installments in accordance with the Company's normal payroll procedures and subject to continued employment through each applicable payment date. The approved bonus amounts were as follows: Mr. Wilson $300,000 ($100,000 of which vested and paid out in fiscal 2023 and $200,000 of which vested and paid out in fiscal 2024), Mr. Kraus $80,000 ($26,667 of which vested and paid out in fiscal 2023 and $53,333 of which vested and paid out in fiscal 2024). Mr. Middleton was awarded a one-time retention payment of $350,000 in fiscal 2023 that vested and was paid in fiscal 2024. This column also includes in FY23, One-Time Bonus payments for completion of the Convertible Debt Issuance and Executive Leadership Changes in FY23: Mr Wilson received $200,000 and Mr, Kraus received $125,000 as a one-time payment for completion of the Convertible Debt Issuance and Mr. Denny received $100,000 as a one-time payment for his performance with respect to the Refinancing Activities. Additional detail about these bonuses can be found under the heading “Special Payment Arrangements” in our proxy statement filed June 15, 2023.
8x8, Inc. | PROXY STATEMENT 51

EXECUTIVE COMPENSATION
FISCAL 2024 GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2024.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of shares of stock or Units(2)(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Samuel Wilson Chief Executive Officer
	6/15/2023	—	—	—	—	—	—	495,000	2,039,400
	6/15/2023	—	—	—	165,000	495,000	—	—	1,663,200
		—	500,000	1,000,000	—	—	—	—	—
Kevin Kraus Chief Financial Officer
	6/15/2023	—	—	—	—	—	—	221,100	910,932
	6/15/2023	—	—	—	73,700	221,100	—	—	742,896
		—	273,000	546,000	—	—	—	—	—
Laurence Denny Chief Legal Officer
	6/15/2023	—	—	—	—	—	—	100,000	412,000
	6/15/2023	—	—	—	33,333	100,000	—	—	336,000
		—	192,500	385,000	—	—	—	—	—
Hunter Middleton Chief Product Officer
	6/15/2023	—	—	—	—	—	—	200,000	824,000
	6/15/2023	—	—	—	66,667	200,000	—	—	672,000
		—	273,000	546,000	—	—	—	—	—
Suzy Seandel Chief Accounting Officer
	6/15/2023	—	—	—	—	—	—	66,666	274,664
	6/15/2023	—	—	—	22,222	66,666	—	—	223,998
		—	160,650	321,300	—	—	—	—	—
(1)The amounts reported in the “Estimated Future Payments under Equity Incentive Plan Awards” column represent the number of shares of our common stock subject to performance-based restricted stock unit awards, or PSUs, granted to the named executive officers during fiscal 2024. Such awards may, in the discretion of the Compensation Committee, include the right to the equivalent of any dividends on the shares of common stock covered by the award; provided, however, any such dividends would be paid only if and when the awards vest. Between 33% and 100% of the target number of shares may be earned, based on the satisfaction of both minimum vesting periods, as well as the achievement of stock price hurdles. The performance conditions and other terms applicable to these PSU awards are described in more detail under “Compensation Discussion and Analysis-Long-Term Incentive Compensation” above.
(2)Awards granted on June 15, 2023 for each NEO include restricted stock units (reported under the “All Other Stock Awards — Number of shares of stock or units” column) and PSUs (reported under the “Estimated Future Payouts Under Equity Incentive Plan Awards (#)” column).
(3)The amounts reported in this column for June 15, 2023 are for shares issuable upon vesting of time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company.
(4)Represents the aggregate grant date fair value of the stock-based compensation awards granted to the named executive officers during fiscal 2024, excluding the impact of estimated forfeitures related to service-based vesting conditions, as computed in accordance with ASC 718. For PSUs, fair value is computed by multiplying the target number of shares subject to the award by the closing price of our common stock on the date of the grant, and assumes target performance is the probable outcome.
52 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
FISCAL 2024 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at March 31, 2024.

			Stock Awards(2)
Name	Date of Grant	Grant Type(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Samuel Wilson	6/15/2021	12A/RSU	4,495(3)	12,137
	6/15/2021	12A/PSU			17,980(4)	48,546
	6/15/2022	12A/RSU	152,546(3)	411,874
	6/15/2022	12A/PSU			122,036(5)	329,497
	6/15/2023	12A/RSU	495,000(3)	1,336,500
	6/15/2023	12A/PSU			495,000(7)	1,336,500
Kevin Kraus	6/15/2021	12A/RSU	865(3)	2,336
	2/15/2022	12A/RSU	4,456(3)	12,031
	6/15/2022	12A/RSU	17,107(3)	46,189
	6/15/2022	12A/PSU			13,685(5)	36,950
	6/15/2023	2022/RSU	221,100(3)	596,970
	6/15/2023	2022/PSU			221,100(7)	596,970
Laurence Denny	6/15/2021	12A/RSU	1,297(3)	3,502
	6/15/2022	12A/RSU	19,177(3)	51,778
	12/15/2022	2022/RSU	33,525(3)	90,518
	12/15/2022	2022/PSU			57,471(5)	155,172
	6/15/2023	2022/RSU	100,000(3)	270,000
	6/15/2023	2022/PSU			100,000(7)	270,000
Hunter Middleton	6/15/2021	12A/RSU	2,161(3)	5,835
	6/15/2021	12A/PSU			8,644(4)	23,339
	8/15/2021	12A/RSU	2,290(3)	6,183
	8/15/2021	12A/PSU			4,578(4)	12,361
	6/15/2022	12A/RSU	108,962(3)	294,197
	6/15/2022	12A/PSU			87,168(5)	235,354
	6/15/2023	2022/RSU	200,000(3)	540,000
	6/15/2023	2022/PSU			200,000(7)	540,000
Suzy Seandel	7/15/2022	2017/RSU	121,723(6)	328,652
	6/15/2023	2022/RSU	66,666(3)	179,998
	6/15/2023	2022/PSU			66,666(7)	179,998
(1)This column indicates the equity plan under which an outstanding award was granted and the award type. The vesting of any unvested equity awards is subject to the recipient’s continuous service.
(2)The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq on March 28, 2024, which was $2.70.
(3)Time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company.
(4)PSU award, with the number of shares shown as the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned, based on Non-GAAP Gross Profit performance over the first performance period (which is April 1, 2021 through March 31, 2022 for the grants dated June 15, 2021) and TSR of our stock relative to the S&P Software & Services Index over the second two performance periods (which is June 15, 2021 through June 15, 2023 and June 15, 2021 through June 15, 2024 for the grants dated June 15, 2021). Vesting of such PSUs is subject to the recipient’s continued employment or other qualifying association with the Company through the end of the applicable performance period. The terms and conditions applicable to PSUs of the type referenced in this footnote are described in more detail above under “Executive Compensation — Long-Term Incentive Compensation.”
8x8, Inc. | PROXY STATEMENT 53

EXECUTIVE COMPENSATION
(5)PSU award, with the number of shares shown as the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned based on TSR of our stock relative to the S&P Software & Services Index over two performance periods (June 15, 2022 through June 15, 2024 and June 15, 2022 through June 15, 2025 for the grants dated June 15, 2022 and December 15, 2022 for Mr. Denny). Vesting of such PSUs is subject to the recipient’s continued employment or other qualifying association with the Company through the end of the applicable performance period. The terms and conditions applicable to PSUs of the type referenced in this footnote are described in more detail above under “Executive Compensation — Long-Term Incentive Compensation.”
(6)The award granted to Mrs. Seandel on July 15, 2022 is a Time-based RSU award that vests over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the following two years, subject to the recipient’s continued employment or other qualifying association with the Company.
(7)PSU award, with the number of shares shown as the number that would be earned at 100% of target. Between 33% and 100% of the target number of shares may be earned, based on the satisfaction of time-based vesting conditions, as well as the achievement of stock price hurdles during a performance period of 6/15/2023 - 6/15/2027. Vesting of such PSUs is subject to the recipient’s continued employment or other qualifying association with the Company through the end of the minimum time-vesting period (time vesting occurs over a period of three years from the date of the grant, with 33.3% of the shares subject to the PSUs time-vesting on each of the first three anniversaries of the grant date). The terms and conditions applicable to PSUs of the type referenced in this footnote are described in more detail above under “Executive Compensation — Long-Term Incentive Compensation.”
54 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
FISCAL 2024 OPTION EXERCISES AND STOCK VESTED TABLE
The following table presents, for each of the named executive officers, the number of shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the fiscal year ended March 31, 2024, and the aggregate value realized upon the exercise or vesting of such awards.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Samuel Wilson	409,903	1,454,845
Kevin Kraus	69,062	243,132
Laurence Denny	60,112	213,903
Hunter Middleton	169,118	611,397
Suzy Seandel	121,722	485,468
(1)The value reported is the closing market price of a share of our common stock on the Nasdaq, as applicable, on the date of vesting multiplied by the number of shares that vested on that date.

8x8, Inc. | PROXY STATEMENT 55

EXECUTIVE COMPENSATION
EMPLOYMENT ARRANGEMENTS
We extended written employment offer letters or employment agreements to all of our named executive officers when they joined us as employees. The material terms of such offer letters or employment agreements were approved by the Board, in most cases, based on the recommendation of the Compensation Committee. Each of our named executive officers is also subject to our Executive Change-in-Control and Severance Policy, as described below in more detail. In addition, our named executive officers are subject to other general employment policies and procedures and other policies adopted from time to time by the Board, including our Code of Ethics. Each named executive officer’s offer letter, as well as Messrs. Wilson’s and Kraus’ promotion letters, specify that his or her employment is “at will,” and each named executive officer is entitled to standard employee benefits, such as the right to participate in medical and dental plans and paid time-off.
Each of our named executive officers who was employed as of the Record Date has agreed by the fifth anniversary of their employment commencement date that he or she has become subject to requirements to acquire and retain an ownership interest in our common stock which is equal in value to one times the amount of his or her initial base salary at the time he or she is subject to these guidelines. As of the date of this Proxy Statement, none of our named executive officers are subject to this requirement.
Mr. Wilson’s Promotion Letter

On May 26, 2023, in connection with Mr. Wilson’s promotion from interim Chief Executive Officer to Chief Executive Officer, Mr. Wilson received another promotion letter from us, which increased his annual base salary from $430,000 to $500,000 and his target cash bonus from 65% to 100% of his annual base salary, established his eligibility to receive benefits under the Prior Policy as a "Tier 1” participant and set forth his entitlement to the following awards to be granted on or about June 15, 2023: (i) an award of RSUs, representing the right to acquire shares of our common stock valued at $2,475,000 vesting over a three-year period, with one-third vesting on the first anniversary of the effective date of his promotion and the remainder vesting in eight substantially equal quarterly installments, subject to Mr. Wilson’s continued employment or other qualifying association with the Company or any of its affiliates through each applicable vesting date, provided that such award would accelerate and vest in full if Mr. Wilson’s employment is terminated by the Company without Cause or he resigns for Good Reason (the “Wilson Promotion RSU Award”) and (ii) an award of PSUs representing rights to acquire shares of our common stock upon vesting equal to the number shares subject to the Wilson Promotion RSU Award. The vesting of such PSU award is subject to both time-based vesting conditions over a three year period and performance-based vesting conditions based on achievement of share appreciation goals within a four-year performance period.
The actual number of shares subject to the promotion RSU and PSU awards (at maximum) granted to Mr. Wilson in June 2023 was determined by dividing the value of the award by the greater of $5 or the trailing 20-trading-day average of our closing stock price prior to the grant date (the greater of which was $5).
Mr. Wilson continues to be an at-will employee of the Company. He is required to continue to comply with Company policies, including those set forth in the Company’s Employee Handbook and his Confidentiality Information and Inventions Assignment Agreement.
Mr. Kraus’ Promotion Letter

On June 5, 2023, in connection with Mr. Kraus’ promotion from interim Chief Financial Officer to Chief Financial Officer, Mr. Kraus received another promotion letter from us, which increased his annual base salary from $330,000 to $420,000 and his target cash bonus from 50% to 65% of his annual base salary, established his eligibility to receive benefits under the Policy and set forth his entitlement to the following awards to be granted on or about June 15, 2023: (i) an award of RSUs, representing the right to acquire shares of our common stock valued at $1,105,500 vesting over a three-year period, with one-third vesting on the first anniversary of the effective date of his promotion and the remainder vesting in eight substantially equal quarterly installments, subject to Mr. Kraus’ continued employment or other qualifying association with the Company or any of its affiliates through each applicable vesting date, provided that such award would accelerate and vest in full if Mr. Kraus’ employment is terminated by the Company without Cause or he resigns for Good Reason (the “Kraus Promotion RSU Award”) and (ii) an award of PSUs representing rights to acquire shares of our common stock upon vesting equal to the number shares subject to the Kraus Promotion RSU Award. The vesting of such PSU award is subject to both time-based vesting conditions over a three-year period and performance-based vesting conditions based on achievement of share appreciation goals within a four-year performance period.
The actual number of shares subject to the promotion RSU and PSU awards (at maximum) granted to Mr. Kraus in June 2023 was determined by dividing the value of the award by the greater of $5 or the trailing 20-trading-day average of our closing stock price prior to the grant date (the greater of which was $5).
Mr. Kraus continues to be an at-will employee of the Company. He is required to continue to comply with Company policies, including those set forth in the Company’s Employee Handbook and his Confidentiality Information and Inventions Assignment Agreement.

56 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
Indemnification Arrangements
We have entered into indemnification agreements with each of our current and former directors and the members of our executive management team, including our named executive officers, in addition to the indemnification provided in our certificate of incorporation and by-laws and the 2022, 2017, 2013, 2012 and 2006 Stock Plans. Such indemnification agreements require us to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for any expenses, including attorneys’ fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer.
8x8, Inc. | PROXY STATEMENT 57

EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Executive Change-in-Control and Severance Policy
Each of our named executive officers is subject to the Executive Change-in-Control and Severance Policy, as adopted by our Board in October 2017, as amended and restated as of January 31, 2019 (the “Prior Policy”) and most recently amended, effective as of May 13, 2021 (the “Policy”). With limited exceptions, the Policy is the sole document governing all aspects of benefits payable to or realizable by our named executive officers eligible to receive benefits under it.
Under the Policy, each named executive officer is entitled to specific benefits upon the following events:
▪a change-in-control;
▪a constructive termination in connection with a change-in-control; and
▪a constructive termination not in connection with a change-in-control
The Policy supersedes and replaces the Prior Policy, except for those named executive officers, including Messrs. Wilson and Middleton, who were participants under the Prior Policy as of May 13, 2021 who will continue to receive the greater of the benefits offered under the Prior Policy or the Policy.
The table below sets forth the benefits payable to or realizable by the named executive officers in each of the three scenarios above. “Severance” as used in the column headings refers only to the constructive termination scenario not in connection with a change-in-control, where a named executive officer is terminated without cause or resigns for good reason.
As the table indicates, the Policy does not provide for any “single trigger” change-in-control benefits.

Performance-Based Equity Awards	Change-in- Control Benefits	Change-in-Control Severance Benefits	Non-Change-In-Control Severance Benefits
	Performance criteria deemed satisfied as of Change-in- Control date.(1) No acceleration in vesting.	100% acceleration for shares for which performance criteria are deemed satisfied as Change-in-Control benefit.	None.
Time-Based Equity Awards	None.	100% acceleration.(2)	None.(3)
Cash	None.	100% of base salary + 100% target bonus.(4)	50% of base salary.(5)
Benefits	None.	Continuing medical and other benefits for 12 months after date of termination	COBRA benefits for 6 months after termination.(6)
(1)The Policy provides for performance to be assessed at the time of the change-in-control (i.e., as if the date of the change-in-control were the last day of the performance period). Any time-based service vesting conditions continue to apply after the change-in-control.
(2)The Policy provides that, in the event that the change-in-control occurs within 12 months of the executive’s employment start date, only 50% of the shares subject to the award shall vest. All of the named executive officers have been employed for more than 12 months.
(3)Under the Prior Policy, the CEO was entitled to 12 months acceleration Non-Change-In-Control Severance Benefits.
(4)Under the Prior Policy, only the CEO was entitled to 100% of their target bonus Change-In-Control Severance Benefits.
(5)Under the Prior Policy, executives were entitled to the following percentages of their base salary + prorated % of earned bonus: CEO — 150%; EVP — 100%; and SVP — 75%.
(6)Under the Prior Policy, executives were entitled to the following number of months of continuing medical, life insurance and other benefits for the following post-termination periods: CEO — 18 months; EVP — 12 months; and SVP — 9 months.
Our executive officers are not eligible to receive any severance payments or benefits for any termination of employment other than a constructive termination or upon death or disability.

58 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
Potential Payments
The tables below quantify the potential payments and other benefits that would be received by our named executive officers under the Prior Policy or the Policy (as applicable) upon (a) a constructive termination of employment in connection with a change-in-control and (b) a constructive termination of employment not in connection with a change-in-control or upon death or disability at any time. The calculations assume:
▪that the triggering event took place on March 31, 2024, the last business day of our last completed fiscal year; and
▪the closing price of our common stock on the Nasdaq as of March 31, 2024 was the value of the consideration paid for each share of our common stock in the change-in-control, which we refer to as the “Transaction Price,” for purposes of determining the satisfaction of performance requirements under the outstanding PSU awards.
As described above, the occurrence of a change-in-control would not by itself result in any payment or the provision of any benefits to a named executive officer. However, the satisfaction of the performance targets under the named executive officer’s PSU awards will be determined as of the date of such change-in-control, based on the Transaction Price. The shares subject to such PSU awards will be deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied, but the awards will remain subject to any remaining service, or time-based vesting, requirements, unless and until the employment of the named executive officer is terminated in connection with the change-in-control.
Scenario #1: Constructive Termination In Connection With a Change-in-Control

Name	Cash Severance Payment ($)	Target Bonus Payment ($)	Value of Accelerated Stock Awards(1) ($)	Health Care and Miscellaneous Benefits(2) ($)	Total Payout ($)
Samuel Wilson	500,000	500,000	1,760,511	35,466	2,795,976
Kevin Kraus	420,000	273,000	657,526	35,466	1,385,991
Laurence Denny	350,000	192,500	415,797	28,944	987,242
Hunter Middleton	420,000	273,000	846,215	28,944	1,568,159
Suzy Seandel	357,000	160,650	254,325	12,446	784,421
(1)Represents the value of unvested stock awards held by each named executive officer on March 31, 2024, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $2.70 per share of our common stock on the Nasdaq on March 28, 2024 (the last trading day of fiscal 2024).
(2)The value represented in this column includes the estimated costs of extending medical, dental and life benefits (including converting group to individual policies, where applicable) for the period of time specified in the Executive Change-in-Control and Severance Policy for the tier of benefits corresponding to the named executive officer.
Scenario #2: Constructive Termination Not In Connection With a Change-in-Control

Name	Cash Severance Payment ($)	Bonus Payment(1) ($)	Value of Accelerated Stock Awards(2) ($)	Health Care and Miscellaneous Benefits(3) ($)	Total Payout ($)
Samuel Wilson	750,000	500,000	1,121,256	53,198	2,424,454
Kevin Kraus	210,000	—	—	17,733	227,733
Laurence Denny	175,000	—	—	14,472	189,472
Hunter Middleton	315,000	273,000	—	21,708	609,708
Suzy Seandel	178,500	—	—	6,223	184,722
(1)For named executive officers who are eligible for severance under the Prior Policy, amounts are based on their bonus targets and their bonus entitlements under the Prior Policy.
(2)Represents the value of unvested stock awards held by the respective named executive officer on March 31, 2024, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $2.70 per share of our common stock on the Nasdaq on March 28, 2024.
(3)Includes employer and employee share of medical insurance premiums and other miscellaneous employer provided benefits.
8x8, Inc. | PROXY STATEMENT 59

EXECUTIVE COMPENSATION
CEO PAY RATIO
This section includes a comparison of the annual total income of our Chief Executive Officer, Mr. Wilson, against the median of the annual total compensation of all of our employees (other than Mr. Wilson), for our fiscal 2024, determined in accordance with SEC rules. The methodology we used to calculate the pay ratio is described below.

(A) Annual Total Compensation of Mr. Wilson(1)	$4,664,103
(B) Annual Total Compensation of Median 8x8 Employee	$103,354
(C) Ratio of A/B	45.12
(1)This amount equals Mr. Wilson’s compensation as reported in the Summary Compensation Table, consistent with the applicable SEC guidance.
The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
Methodology
The annual total compensation of Mr. Wilson for fiscal 2024, as set forth in the table above, is the same amount as we reported for Mr. Wilson in the Summary Compensation Table above and was calculated in accordance with Item 402(c) of Regulation S-K.
For fiscal 2024, due to relatively low change in our employee demographics and the Company’s conclusion that there has been no change in our employee population or employee compensation arrangements that it believes would significantly impact the pay ratio disclosure, we are using the same median employee identified in 2023. In 2023, we identified our median employee in the following manner which reflects changes in our employee population and continued international expansion:
▪We determined the pool of qualifying employees (i.e., employees whose compensation data would be considered in our analysis) by identifying each individual who was a full-time, part-time, seasonal or temporary worker for 8x8 or any of our consolidated subsidiaries as of March 31, 2023. We identified 1,938 such qualifying employees, of which 673 were based in the United States and 1,265 were based outside of the United States, including 339 in the United Kingdom, 429 in Romania, 216 in Asia and the remainder in Australia, Canada and elsewhere. For purposes of this analysis, we excluded consultants and other service-providers who were employed by an unaffiliated third party as of March 31, 2023.
▪We calculated their total target compensation by combining their annual base salary as of March 31, 2023 plus their annual variable compensation for fiscal 2023.
▪For employees who were paid in currency other than U.S. dollars, we converted the cash portion of their compensation into U.S. dollars based on the average (mean) exchange rate for the month ending March 31, 2023.
▪We then made de minimis exclusions of employees in countries where 8x8 did not have a significant presence, excluding a total of 41 employees. Such employees are based in the following jurisdictions: Indonesia - 21 employees, India - 7 employees, Thailand - 5 employees, Bulgaria - 5 employees, New Zealand - 1 employee, Hong Kong - 1 employee, Vietnam - 1 employee. All employees based in the jurisdictions listed in the previous sentence were excluded from the pay ratio calculation.
▪We did not make any cost-of-living adjustments.
Next, we ordered all of the qualifying employees based on their notional annual total compensation (calculated as described above) and identified the median as the employee in the middle of the ordered list.
Once we identified our median employee, we determined the median employee’s total annual compensation, for purposes of the disclosure in the table above, in accordance with Item 402(c) of Regulation S-K.
60 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
PAY VERSUS PERFORMANCE
Pay Versus Performance Table
Our executives’ pay and our performance are strongly linked by the purposeful design of our executive compensation program. As the tables and charts below show, when our share price performance is low, the value that is delivered to executives is significantly impacted, resulting in some years of negative “compensation actually paid” (calculated in accordance with Item 402(v) of Regulation S-K) and some years of meaningfully reduced value. This is true even when our net income and non-GAAP operating profit is significantly increased year-over-year, due to the central role that equity and stockholder return-based awards play in our executive compensation program.
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO named executive officers (“Non-PEO NEOs”) and Company performance for the fiscal years listed below.

	Summary Compensation Table Total for PEO			Compensation Actually Paid to PEO			Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:			Non-GAAP Operating Profit ($K)

Year	Vikram Verma ($)	David Sipes ($)	Samuel Wilson ($)	Vikram Verma ($)	David Sipes ($)	Samuel Wilson ($)			Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($k)

2024	—	—	4,664,103	—	—	2,216,979	1,711,212	938,524	20.98	201.46	(67,592)	94,700
2023	—	5,089,550	5,044,815	—	(1,816,449)	2,935,365	1,839,966	929,226	32.40	159.34	(73,143)	64,200
2022	—	6,670,866	—	—	(28,882,064)	—	2,757,663	(2,549,356)	97.82	190.46	(175,383)	10,600
2021	3,139,200	27,059,115	—	10,113,170	40,028,710	—	2,023,181	5,454,065	252.06	203.27	(165,585)	(11,100)
(*) Our PEOs were as follows: (1) Vikram Verma and David Sipes were our PEOs for fiscal 2021; (2) Mr. Sipes was our PEO for fiscal 2022; and (3) Mr. Sipes and Samuel Wilson were our PEOs for fiscal 2023 and (4) Mr. Wilson was our PEO for fiscal 2024. Specifically, Mr. Verma served as our CEO in fiscal 2021 until he resigned in December 2020 and was replaced by Mr. Sipes. Mr. Sipes served as CEO until November 30, 2022, when he was succeeded by Samuel Wilson, who served as interim CEO for the remainder of fiscal 2023 and is currently our permanent CEO.
The following are the adjustments made to the summary compensation table totals to determine the amounts shown as compensation actually paid for the PEO:
8x8, Inc. | PROXY STATEMENT 61

EXECUTIVE COMPENSATION

	Vikram Verma 2021 ($)	David Sipes			Samuel Wilson

		2021 ($)	2022 ($)	2023 ($)	2023 ($)	2024 ($)

(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A	N/A	N/A	N/A	N/A	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A	N/A	N/A	N/A	N/A	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	—	(26,915,414)	(6,070,605)	(4,272,104)	(4,025,897)	(3,702,600)
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	—	39,885,009	2,335,035	—	2,682,179	2,138,400
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	6,867,968	—	(29,161,912)	—	(627,708)	(624,748)
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	—	—	499,152	2,035,951	113,039	—
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	495,916	—	(3,154,600)	(3,059,630)	(211,779)	(254,451)
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	(389,913)	—	—	(1,610,216)	(39,283)	(3,725)
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	N/A	N/A	N/A	N/A	N/A	N/A
Total	6,973,970	12,969,595	(35,552,930)	(6,905,999)	(2,109,450)	(2,447,124)
(*) The non-PEO NEOs for each fiscal year shown in the table were as follows: 2021 - Steve Seger, Matthew Zinn, Dejan Deklich, Bryan Martin, Steven Gatoff, Samuel Wilson; 2022 - Dejan Deklich, Stephanie Garcia, Matthew Zinn, Hunter Middleton, Samuel Wilson; 2023 - Kevin Kraus, Matthew Zinn, Laurence Denny, Suzy Seandel and Hunter Middleton; 2024 - Kevin Kraus, Laurence Denny, Hunter Middleton and Suzy Seandel.
62 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION
(*) The following are the adjustments made to the summary compensation table totals to determine the amounts shown as compensation actually paid for the non-PEO NEOs:

	Non-PEO NEOs

	2021 ($)	2022 ($)	2023 ($)	2024 ($)

(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A	N/A	N/A	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A	N/A	N/A	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	(1,507,760)	(2,333,715)	(1,299,052)	(1,099,122)
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	4,149,125	835,039	702,123	634,787
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	965,512	(1,526,867)	(134,185)	(258,278)
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	88,388	95,331	60,162	N/A
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	170,462	(866,788)	(149,192)	(49,390)
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	(434,842)	(1,510,019)	(90,596)	(685)
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	N/A	N/A	N/A	N/A
Total	3,430,884	(5,307,020)	(910,740)	(772,688)
Equity values are calculated in accordance with FASB ASC Topic 718.
(*) The peer group used for this data is the S&P Software and Services index, which is the peer group used as the basis of relative TSR measurement in the PSUs granted in fiscal 2023. The comparison assumes $100 was invested for the period starting April 1, 2020, through the end of the listed fiscal year in our common stock and in the S&P Software and Services index, respectively.
(*) We determined non-GAAP operating profit to be the most important financial performance measure used to link Company performance to compensation actually paid to our PEOs and Non-PEO NEOs for our fiscal year ended March 31, 2024. See Appendix A to this proxy statement for an explanation of the Company-selected measure “non-GAAP operating profit”
Financial Performance & Compensation Actually Paid (CAP)
While the Company considers many elements of financial performance in establishing the design of the executive compensation program, the key performance measures which link 8x8’s performance with the compensation actually paid to the NEOs for fiscal 2024 are as follows:

Measure	Explanation
Non-GAAP Operating Profit	See Appendix A for an explanation of Non-GAAP Operating Profit.
Service revenue	Service revenue consists of communication services subscriptions, platform usage revenue, and related fees from our UCaaS, CCaaS, and CPaaS offerings.
Net new monthly recurring revenue	Net new monthly recurring revenue (nnMRR) is an internal operating metric that represents performance of important parts of our business, but is not a direct representation of our entire business. For example, nnMRR excludes usage revenue, revenue from acquired customers, and revenue from professional services and endpoint hardware.
The charts below illustrate how our compensation programs are designed to maintain strong links between the performance of the Company, the returns earned by our stockholders, and the compensation that is paid to our executives. While 8x8 has continued to deliver strengthened financial performance, the positive impact these achievements have had on bonus payouts have been significantly overshadowed by the impact of the negative stockholder returns over this same period. This has resulted in either significantly lower, or negative, compensation actually paid to executives for fiscal 2022 - 2024.
8x8, Inc. | PROXY STATEMENT 63

EXECUTIVE COMPENSATION
64 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

8x8, Inc. | PROXY STATEMENT 65

PROPOSAL THREE
PROPOSAL THREE — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are providing stockholders with an advisory vote to approve executive compensation as required by Section 14A of the Exchange Act.
This vote is advisory, and, therefore, not binding on us, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the compensation of our named executive officers, as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to develop, motivate and retain high quality executive officers, align executive compensation with our strategies and business objectives and the long-term creation of stockholder value, and provide meaningful equity ownership by our executive officers.
Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program. To further this objective in fiscal 2024:
▪We continued to incentivize achievement of our near-term goals through a performance-aligned annual cash incentive plan to focus on driving increased profitability.
▪Our CEO’s compensation in fiscal 2024 was weighted heavily to pay elements tied directly to stockholder returns, or those with ultimate value determined by stock price — 80% of the CEO’s target compensation package was delivered in the form of equity with long-term vesting requirements.
▪PSUs granted to executives in fiscal 2024 require significant increases in share price (70% - 130%) in order to be earned.
▪The portion of long-term awards granted as PSUs to our named executive officers was increased from approximately 25% in fiscal 2023, to 50% in fiscal 2024.
The foregoing is only a brief summary of a few select aspects of our fiscal 2024 executive compensation program. The Board encourages you to carefully review the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and to cast a vote to approve our executive compensation programs and the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal 2024 Summary Compensation Table and the other related tables and disclosure.”
Vote Required and Recommendation

The proposal to approve our executive compensation programs and the foregoing resolution on an advisory basis will require approval by the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such proposal.
The Board encourages you to vote to approve our executive compensation programs and the foregoing resolution.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION AS EXPRESSED IN THE FOREGOING RESOLUTION.
66 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR – APPROVAL OF AMENDMENT TO 2022 EQUITY INCENTIVE PLAN
At the 2024 Annual Meeting, our stockholders will be asked to approve an amendment to the 8x8, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) to increase the shares of 8x8, Inc. common stock (“shares”) available for issuance thereunder. The 2022 Plan was approved by our Board on May 26, 2022 and the Company’s stockholders subsequently approved the 2022 Plan on July 12, 2022. Subject to and effective upon stockholder approval, the Board approved an amendment to the 2022 Plan which would increase the number of shares available for issuance under the 2022 Plan by 14,000,000 shares (the “New Shares”).
Our Compensation Committee (“Committee”) and Board have determined that an increase in the number of shares available for grants is necessary as a part of our continuing effort to attract, retain, and motivate employees and other service providers and to align their interests with those of our stockholders. The Board expects that the 14,000,000 New Shares available for grant under the 2022 Plan, if approved by stockholders, will satisfy the Company's equity compensation needs through 2026 based on historical grants and the Company’s historical stock price.
This proposal is being submitted to our stockholders in compliance with the Nasdaq Corporate Governance Requirements concerning stockholder approval of equity compensation plans and/or material revisions to these plans.
Overview
We view the approval of this proposal as necessary for us to continue to attract and retain the experienced executives and leaders that we need to drive the future success of the Company. With the requested share increase, we expect to be positioned to accelerate the Company’s growth trajectory as we continue to execute an equity compensation program characterized by responsible management, targeted grant practices, and greater focus on long-term performance. Our equity compensation program is fundamental to our pay-for-performance philosophy and allows us to create intrinsic connections between the rewards delivered to stockholders and those earned by the leadership of the Company.
The Company does not currently have enough shares available to maintain our compensation programs for fiscal 2025. Failure to approve Proposal Four will result in significant disruption to our compensation programs, which we believe could:
•Increase employee attrition during a pivotal time in the Company’s strategy;
•Limit our ability to recruit highly qualified new employees in the future; and/or
•Require us to pay additional cash compensation to our employees that would otherwise be paid in equity to maintain market competitive compensation levels.
Any of these impacts could and would limit our ability to achieve our long-term goals.
Our equity program is targeted
•For our broad-based employees, we maintain a high-performer equity pool, called our “Star Performer” awards, as well as a popular employee stock purchase program. At the same time, to manage equity usage over the last few years we have redesigned our compensation programs to reduce the eligible population, and focus equity awards at key leadership levels.
Our equity program is market-aligned
•Targeted grant values are typically at or below peer levels. Equity ranges are regularly benchmarked to prevailing market median values using local and international compensation surveys, and any changes require approval from the Committee.
Our equity program aligns non-employee director, leadership and stockholder interests
•Our new-hire and ongoing equity grants, combined with our meaningful executive and non-employee director stock ownership guidelines, create a clear linkage between the long-term interests of our stockholders and those of our employees who are issued equity grants. In addition our performance-based equity awards place a significant amount of pay on the line for our most senior leaders (40% of total pay for the CEO in fiscal year 2024, and 37% of total pay for the other NEOs), while providing a strong incentive for them to drive share price increases, market-beating growth, and strong financial results. The resulting alignment between our stakeholders provides the Company with an optimal compensation program to truly drive performance forward.

8x8, Inc. | PROXY STATEMENT 67

PROPOSAL FIVE
Our equity programs reflect our commitment to responsible equity management
•Significant share price declines across our industry have made historical industry compensation practices unaffordable and inappropriate. While our share usage has been high compared to our peer group’s share usage in recent history, we have made key changes to prepare our compensation plans for the future:
•Reduction in grant date fair value granted by 58% year-over-year
•35% reduction in number of shares granted year-over-year
•45% reduction in gross restricted stock units granted year-over-year
•130% increase in gross performance-based stock unit awards (“PSUs”) granted year-over-year
•PSUs redesigned with longer performance period to increase incentive and retentive value, assuming target performance
While these significant adjustments to our approach and spending have provided us with a stable foundation from which to continue to operate, the New Shares requested here are required for us to continue to execute against our strategic plans. While we will continue to aggressively manage our New Share spend, without approval of the shares requested under this Proposal Four we will have insufficient shares available for grant for our compensation program in fiscal 2025.
Burn Rate:
We believe that our burn rate is most accurately reflected by counting our time-vesting awards in the year of grant and our performance awards in the year that they are earned, net of any cancelled shares. For our time-vesting awards, cancellation rates are a consideration in our planning and granting practices, and an important element in our assessment of dilution. In addition, we believe that performance awards are best considered in the year that they are earned, rather than the year that they are granted. As discussed above in the Long-term Incentive Compensation section of the Compensation Discussion and Analysis section of this proxy statement and in line with our performance and our pay-for-performance philosophy, our performance-based equity awards have a strong history of payout that is aligned to performance. We believe that counting performance-based awards in the year of grant, when they may never actually be earned, does not provide a true representation of our true share usage and stockholder impact.

(Shares in thousands)	Fiscal 2022	Fiscal 2023	Fiscal 2024
RSUs Issued	8,333	13,297	7,186
RSUs Cancelled	(2,458)	(4,404)	(2,241)
Options Cancelled	(31)	(200)	(300)
PSUs Vested	270	152	—
Total	6,114	8,845	4,645
Weighted Average Shares Outstanding	113,354	115,959	121,106
PSU-Adjusted Net Burn Rate	5.4%	7.6%	3.8%
68 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR

PSU-Adjusted Net Burn Rate vs. Peers
9.0%
8.0%
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
5.4%
7.6%
3.8%
4.9%
3.2%
2.5%
2022
2023
2024
PSU-Adjusted Net Burn Rate
Peer 25th percentile
Peer 50th percentile
Peer 75th percentile

PSU Adjusted Net Burn Rate is calculated as the number of shares subject to restricted stock unit awards that we granted during the applicable fiscal year, plus the number of performance stock units earned in the applicable fiscal year, less the number of outstanding restricted stock unit awards that were cancelled prior to vesting, divided by the basic weighted average number of shares of common stock outstanding for the applicable fiscal year.

Over the last three years we have reduced the grant date fair value of our share grants, while also increasing the portion of awards that are delivered in PSUs. The increased burn rate in fiscal 2023, shown above, reflects the impact of issuing transitional grants to shift employees off of our equity compensation plans without unduly impacting employee retention or motivation. In fiscal 2024, having successfully transitioned most employees off our equity program, our PSU-adjusted net burn rate fell between the 50th and 75th percentile of our peer group, and we had reduced the total grant date fair value of awards issued by more than 82% since fiscal 2022.
8x8, Inc. | PROXY STATEMENT 69

PROPOSAL FIVE

Total Grant Date Fair Value of Awards Issued
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
$193.19
$82.16
$34.24
2022
2023
2024
Total Grant Date Fair Value of Awards Issued ($m)

Total grant date fair value of awards is determined by multiplying the total number of restricted stock units, or performance-based restricted stock units, issued during the fiscal year by the weighted average grant date fair value per share for the respective award type.

Dilution
25%
20%
15%
10%
5%
0%
23.4%
21.2%
11.9%
21.8%
18.1%
16.8%
10.9%
10.9%
2022
2023
2024
Current Dilution
Impact of Share Request
Peer 25th percentile
Peer 50th percentile
Peer 75th percentile

70 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR
Dilution represents (a) total plan shares divided by (b) number of shares of common stock outstanding, where (a) total plan shares equals the sum of (i) the number of shares available for future grants under the 2017 Plan and 2022 Plan plus (ii) with respect to the 2006 Plan, 2012 Plan, 2013 Plan, 2017 Plan and 2022 Plan, the number of shares subject to outstanding awards of stock options, restricted stock, restricted stock units (“RSUs”) and performance-based restricted stock unit awards (“PSUs”) (assuming target performance levels are achieved). For fiscal 2024, all numbers are reflected as of the record date of June 17,2024.
Our request for share would bring our dilution, which is currently below the 25th percentile of our peer group, into alignment with the median of our peer group, and would allow us to continue to execute against our long-term strategic plan.
Our fiscal 2024 overhang was 10.6%, which between our fiscal 2023 overhang (11.7%) and our fiscal 2022 overhang (9.6%). Overhang is the total number of shares subject to outstanding equity awards granted less forfeitures, divided by the total number of shares of common stock outstanding at the end of the year.
Executive Summary of the 2022 Plan
The 2022 Plan provides for the grant of stock options (including incentive stock options and non-statutory stock options), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance units (“PSUs”) and stock grants to employees, non-employee directors, and certain consultants of the Company and its affiliates.
The 2022 Plan aims to reflect certain “best practices” that are consistent with the interests of our stockholders and with our corporate governance policies. Accordingly, the 2022 Plan reflects the following practices:
•No Single Trigger Acceleration of Awards upon a Change in Control. Awards will not accelerate simply upon the occurrence of a change in control unless the awards are not assumed or adequately substituted by a successor.
•No Repricing of Awards Without Stockholder Approval. The 2022 Plan does not permit the repricing of outstanding stock options or stock appreciation rights to reduce their exercise price, or the exchange of underwater stock options or stock appreciation rights for cash or by substitution for new awards with a lower exercise price without stockholder approval, other than in limited circumstances involving a corporate event that involves the adjustment of awards in order to preserve the aggregate value.
•No Liberal Share Recycling. Shares used to pay the exercise price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2022 Plan.
•No Dividends or Dividend Equivalents Paid on Unvested Awards. The 2022 Plan prohibits the payment of dividends and dividend equivalents on awards until those awards are earned and vested. In addition, the 2022 Plan prohibits the granting of dividend equivalents with respect to stock options and stock appreciation rights.
•Clawback. Awards under the 2022 Plan are subject to the Company’s applicable clawback policies, as currently in effect or may be adopted. Additionally, a clawback provision is featured in the 2022 Plan.
•Limits on Awards to Non-Employee Directors. The grant date fair value of equity awards granted to any non-employee director in a calendar year, when aggregated with cash fees for service on the Board, may not exceed $800,000.
•No Evergreen Provision. There is no evergreen feature under which the shares authorized for issuance under the 2022 Plan may automatically be replenished.
A summary of material provisions of the 2022 Plan is set forth below. The summary is qualified by reference to the full text of the 2022 Plan, which is attached as Appendix C to this proxy statement.
Based solely on the closing price of the Company’s common stock, as reported on the Nasdaq on June 17, 2024, which was $2.01 per share, the maximum aggregate market value of the 14,000,000 New Shares reserved for issuance under the 2022 Plan is $28,140,000.
Outstanding Awards and Share Reserve under All Equity Plans

The following table includes information regarding outstanding equity awards and shares available for future grants under the 2006 Plan, 2012 Plan, 2013 Plan, 2017 Plan and 2022 Plan as of June 17, 2024:

	2006 Plan	2012 Plan	2013 Plan	2017 Plan	2022 Plan

Total shares underlying outstanding stock options	74,256	198,417	67,500	18,264	—
Weighted average exercise price of outstanding stock options	8.15	9.94	8.60	22.55	—
Weighted average remaining contractual life of outstanding stock options, in years	1.27	1.28	0.92	3.93	—
Total shares underlying outstanding unvested restricted stock, RSUs and PSUs (at target)	—	1,613,196	—	2,529,673	8,022,155
Total shares currently available for grant (1)	—	—	—	216,432	1,612,963
(1)    We ceased granting awards under the 2006 Plan, the 2012 Plan and the 2013 Plan in 2012, 2022 and 2016, respectively, and we are not authorized to grant any new awards under the 2006 Plan, the 2012 Plan and the 2013 Plan.

8x8, Inc. | PROXY STATEMENT 71

PROPOSAL FIVE
Summary of the Material Features of the 2022 Plan
The purpose of the 2022 Plan is to encourage ownership of shares by employees, consultants and directors to align with the long-term interests of stockholders of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of awards of or pertaining to shares.
All employees (including officers and directors who are employees) of the Company or its affiliates and non-employee directors of the Company and certain consultants engaged by the Company or its affiliates to render services to such entity are eligible to participate in the 2022 Plan at the discretion of the Committee, which is in general responsible for administering the 2022 Plan, provided that the Board may itself exercise any of the powers and responsibilities assigned the Committee under the 2022 Plan and certain powers may be delegated to the Company’s officers, as described further below. As of June 17, 2024, approximately 1,976 employees, 6 non-employee directors and 1 consultant would be eligible to participate in the 2022 Plan.
The Committee may make awards based on, among other factors, the nature of the services rendered by employees, consultants and non-employee directors, and their present and potential contributions to the success of the Company or its affiliates. Awards under the 2022 Plan will generally not be transferrable, and no award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a participant’s rights in any award may be exercised during the life of the participant generally only by the participant or the participant’s legal representative. However, the Committee may provide that certain awards of non-statutory options or shares of restricted stock may be transferred by the participant to a family member; provided, however, that any such transfer is without payment of any consideration and that no transfer will be valid unless first approved by the Committee acting in its sole discretion.
The Committee has the power to interpret the 2022 Plan, to determine the terms and conditions of awards, to approve forms of award agreement, to select participants who may be granted awards, and to make all other determinations necessary or advisable for the administration of the 2022 Plan. In addition, the Committee may delegate to an executive officer or officers the authority to grant awards under the 2022 Plan to employees who are not officers within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934, as amended, and to consultants.
Except as provided below, the Board is permitted to amend or terminate the 2022 Plan at any time. No amendment or modification of the 2022 Plan by the Board, or of an outstanding award by the Committee, may impair the rights of the recipient of any then-outstanding award, as the case may be, without the participant’s consent; provided, however, that no such consent will be required if the Board or Committee, as applicable, determines in its sole discretion and prior to the date of any change in control that such amendment either (i) is required or advisable for the Company, the 2022 Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences or (ii) is not reasonably likely to significantly diminish the benefits provided under the award, or that any such diminution has been adequately compensated.
Our Board will not have the right, without stockholder approval, to:
•Increase the maximum number of shares which may be issued under the 2022 Plan (except for adjustments upon certain changes in the Company’s capitalization) or change the description of the persons eligible to receive awards;
•Implement a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding award is reduced, in each case, other than in limited circumstances involving a corporate event that involves the adjustment of awards in order to preserve the aggregate value; or
•Effect any other change for which stockholder approval is required by applicable law or stock exchange listing requirements.
Shares Available for Issuance
The maximum number of shares reserved for the grant of awards under the 2022 Plan (the “Total Authorized Shares”) will be equal to the sum of: (i) 22,000,000 shares (which is the sum of the 14,000,000 New Shares plus the 8,000,000 new shares available for grant under the 2022 Plan when it was initially adopted) plus (ii) the number of shares subject to stock options granted under the 8x8 Inc. Amended and Restated 2012 Equity Incentive Plan (the “Prior Plan”) that were outstanding as of 12:01 a.m. Pacific Time on June 22, 2022 (the “Prior Plan Expiration Time”), but only to the extent such stock options expire, terminate, are cancelled without having been exercised in full or are settled in cash after the Prior Plan Expiration Time without the delivery of shares, plus (iii) the number of shares subject to restricted stock, RSUs and performance units granted under the Prior Plan that were outstanding as of the Prior Plan Expiration Time, but only to the extent such awards are forfeited by the holder, are reacquired by the Company at less than their then market value as a means of effecting a forfeiture, or are settled in cash after the Prior Plan Expiration Time without the delivery of shares (with the number of shares that recycle based on the Applicable Ratio, which is defined in the 2022 Plan), in each case, subject to adjustment upon certain changes in the Company’s capitalization.
The Total Authorized Shares may not exceed 38,976,465 shares, which is also the maximum number of shares that may be issued pursuant to incentive stock options under the 2022 Plan, subject to adjustment upon certain changes in the Company’s capitalization. Such number is the sum of (1) the 22,000,000 shares set forth above, plus (2) the number of shares that remained available under the Prior Plan for additional award grant purposes as of 12:01 a.m. Pacific Time on May 17, 2022, which was the date the 2022 Plan was adopted by the Board (the “Board Approval Time”), plus (3) the aggregate number of shares subject to options previously granted and outstanding under the Prior Plan as of the Board Approval Time plus (4) the Applicable Ratio times
72 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR
the aggregate number of shares subject to restricted stock, RSUs and PSUs previously granted and outstanding under the Prior Plan as of the Board Approval Time. The shares issued under the 2022 Plan may be either authorized but unissued shares or shares held by the Company in its treasury.
If an award expires, is cancelled or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, RSUs or performance unit awards, is forfeited to the Company or repurchased by the Company, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) that were subject thereto will become available for future grant or sale under the 2022 Plan. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the 2022 Plan. Shares that have actually been issued under the 2022 Plan under any award will not be returned to the 2022 Plan and will not become available for future distribution under the 2022 Plan; provided, however, that if unvested shares of restricted stock or RSUs or unvested shares subject to PSU awards are repurchased by the Company or are forfeited to the Company, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2022 Plan. To the extent an award under the 2022 Plan is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2022 Plan.
Outstanding awards granted under the Prior Plan will remain in effect and be administered thereunder. No new awards are permitted to be granted under the Prior Plan.
Award Limitations
No non-employee director may be granted any combination of equity awards in a single calendar year having a grant date fair value that exceeds $800,000 in the aggregate when combined with the non-employee director’s cash fees for Board service for the calendar year.
Types of Awards
The Committee has the discretion to award stock options, stock appreciation rights, restricted stock, restricted stock units, PSUs and stock grants.
Options. A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Under the 2022 Plan, the Committee may grant non-statutory stock options to employees, consultants and non-employee directors and/or incentive stock options to employees (which entitle employees, but not the Company, to more favorable tax treatment). The Committee will determine the number of shares covered by each option.
The exercise price of the shares subject to each option is set by the Committee but cannot be less than 100% of the market value (on the date of grant) of the shares covered by the option. “Market Value” is defined in the 2022 Plan and generally means the closing price of the shares on the Nasdaq for the applicable date, or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that the Company acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiary corporations) (each such participant, a “Ten Percent Owner”). The aggregate market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any given participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash or check at the time of exercise. The Committee also may generally permit payment through the delivery of shares that are already owned by the participant, a net exercise arrangement, promissory note or by delivery of any other lawful means of consideration which the Committee may approve, including under a broker-assisted cashless exercise program.
Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than ten years after the grant date. In addition, a Ten Percent Owner may not be granted an incentive stock option that is exercisable after five years from the option’s grant date.
Stock Appreciation Rights. SARs are awards that grant the participant the right to receive an amount equal to (i) the number of shares exercised, times (ii) the amount by which the market value of a share on the date of exercise exceeds the exercise price. SARs may be granted separately or in tandem with any stock option. The exercise price is set by the Committee but cannot be less than 100% of the market value of the covered shares on the grant date, or in the case of SARs granted in tandem with stock options, the exercise price of the related stock option. SARs granted in tandem with a stock option will terminate to the extent that the related stock option is exercised, and the related stock option will terminate to the extent that the tandem SARs are exercised. Except as the Committee may deem inappropriate or inapplicable, SARs will be subject to terms and conditions substantially similar to those applicable to non-statutory stock options.
Restricted Stock. Awards of restricted stock are a grant or sale of shares to a participant that are subject to a risk of forfeiture arising because of the occurrence or non-occurrence of specified events or conditions. Restricted stock will vest in accordance with
8x8, Inc. | PROXY STATEMENT 73

PROPOSAL FIVE
the terms and conditions established by the Committee and may be issued for such consideration, in cash or other property or services, or any combination thereof, as determined by the Committee.
Except as otherwise provided in the 2022 Plan or the applicable award agreement, participants generally have stockholder rights, including the right to vote and receive dividends (which may be paid in cash or shares at the Committee’s discretion), with respect to shares subject to their outstanding restricted stock awards, provided that dividends or other distributions declared with respect to restricted stock will only become payable if (and to the extent) the restriction period applicable to the award of restricted stock lapses with all conditions satisfied. Any such dividends will be paid, if at all, without interest or other earnings.
Restricted Stock Units. RSUs represent a right to receive shares at a future date determined in accordance with the participant’s award agreement. In determining whether an award of RSUs should be made, and/or the vesting schedule for any such award, the Committee may impose whatever conditions to vesting it determines to be appropriate, including, without limitation, conditions relating to the performance of services and performance goals. Payment of earned RSUs will be made in a single lump sum following the close of the applicable vesting period.
Performance Units. PSUs are rights granted to a participant to receive cash, shares or other awards, the payment of which is contingent on achieving performance goals established by the Committee. Each PSU will entitle the recipient to the value of a specified number of shares, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified performance period to the extent performance goals specified by the Committee in its discretion have been achieved. Payment of earned PSUs will be made in a single lump sum following the close of the applicable performance period. The Committee may permit or, if it so provides at grant require, a participant to defer such participant’s receipt of payment for PSUs. If any such deferral election is required or permitted, the Committee will establish rules and procedures for such payment deferrals.
Stock Grants. Stock grants are awards of shares not subject to restrictions or other forfeiture conditions. Stock grants may be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock grants will be made without forfeiture conditions of any kind.
Effect of Cessation of Service, Disability or Death
Unless otherwise provided by the Committee with respect to any award, if a participant ceases to be a Service Provider (as defined in the 2022 Plan) for any reason other than by the participant’s Disability (as defined in the 2022 Plan) or death, including because of an affiliate of the Company ceasing to be an affiliate:
•any outstanding vested stock options and vested SARs held by the participant at the time of their cessation of service will generally be exercisable for up to 90 days following the cessation of service, provided that such awards may not be exercised after their expiration date; and
•any other outstanding awards (including, without limitation, unvested stock options and SARs) will be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable award agreement.
If a participant ceases to be a Service Provider as a result of the participant’s death or Disability, the participant’s vested stock options and vested SARs are generally exercisable for six months following the participant’s cessation of service.
Cessation of the performance of services in one capacity, for example, as an employee, will not result in termination of an award while the participant continues to perform services in another capacity, for example as a non-employee director.
Military or sick leave or other bona fide leave approved by the Company will not be deemed a cessation of a participant’s status as a Service Provider, provided that it does not exceed the longer of six months or the period during which the absent participant’s reemployment rights, if any, are either guaranteed by statute or by contract or permitted by Company policy. To the extent consistent with applicable laws, the Committee may provide that awards continue to vest for some or all of the period of any such leave, or that their vesting will be tolled during any such leave and only recommence upon the participant’s return from leave, if ever.
Dividends and Dividend Equivalents
Dividend and dividend equivalents and other distribution amounts the Committee grants with respect to any award (or share underlying an award) may be accrued but not paid to a participant until all conditions or restrictions relating to such award and/or share have been satisfied or lapsed and will be forfeited if all of such conditions or restrictions are never satisfied or lapse. Participants will not be entitled to receive payments equivalent to any dividends declared on shares referenced with respect to awards of options or SARs. Restricted stock generally carries the right to receive dividends, as described in the “Restricted Stock” section above. At the discretion of the Committee, participants may be entitled to receive payments equivalent to any dividends declared with respect to shares referenced in grants of RSUs or PSUs, provided that, any such dividend equivalents will be paid, if at all, without interest or other earnings after the underlying award is earned.

74 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR
Change in Control
In the event of a “change in control” (as defined in the 2022 Plan) with respect to any award that is not assumed, continued or substituted by the successor or its affiliate for an equivalent award then:
•Awards will generally become fully vested and exercisable and the restrictions applicable to them (that are not performance-based) will lapse;
•Options and SARs that are not exercised prior to the change in control may be cancelled and cashed out for the difference between the exercise price of such option or SAR and the consideration per share provided to other similarly situated stockholders in such change in control, provided that underwater options and SARs may be cancelled and terminated without any payment;
•Performance conditions related to awards for which the performance period has been completed as of the date of the change in control, but have not yet been paid, will vest and be paid in cash or shares at the Committee’s discretion, with all performance goals to be deemed achieved at actual performance, unless otherwise provided in the applicable award agreement or another applicable agreement with the participant; and
•Performance conditions related to awards for which the performance period has not been completed as of the date of the change in control will be deemed achieved at the greater of (x) 100% of target performance levels and (y) actual performance measured on the date of the change in control as determined by the Committee, for the entire performance period (and not pro-rata), and such awards will generally pay out in cash or shares at the Committee’s discretion.
An award will be considered assumed if, following the change in control, the award confers the right to purchase or receive, for each share subject to the award immediately prior to the change in control, the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the change in control is not solely common stock of the successor or its parent, the Committee may, with the consent of the successor, provide for the consideration to be received upon the exercise of an option or SAR or upon the payout of any other award, for each share subject to such award, to be solely common stock of the successor or its parent equal in fair market value to the per share consideration received by holders of common stock in the change in control.
Change in Capitalization
In the event that any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will appropriately and proportionately adjust the number and class of shares that may be delivered under the 2022 Plan and/or the number, class, and price of shares covered by each outstanding award (without change in the aggregate exercise price as to which any such options or SARs remain exercisable), provided, however, that any fractional shares resulting from the adjustment will be eliminated. Any adjustments determined by the Committee will be final, binding and conclusive.
Clawback and Other Policies
All awards granted under the 2022 Plan are subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment will require a participant’s prior consent.
In addition, if the Committee determines that a participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate the Company’s financial statements, the participant will be required to repay to the Company, in cash and upon demand, Award Proceeds (as defined in the 2022 Plan) resulting from any sale or other disposition of shares issued or issuable under an award (a) if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated, or (b) if the shares were issued as a result of vesting criteria that were determined to be satisfied based on the financial statements required to be restated.
All awards granted under the 2022 Plan are subject to any other applicable Company policies, such as insider trading policies and the 8x8, Inc. Clawback Policy effective October 24, 2023, as may be amended from time to time.
Plan Term
No award may be granted under the 2022 Plan after the tenth anniversary of the date the 2022 Plan is adopted by the Board, but awards granted before that time may extend beyond that date in accordance with their terms.

8x8, Inc. | PROXY STATEMENT 75

PROPOSAL FIVE
Certain Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences of awards under the 2022 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change. Tax consequences for any particular individual may be different. This discussion also does not address the tax consequences under applicable state and local law.
Options. An optionee generally will not recognize taxable income upon the grant of a non-statutory stock option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.
Incentive stock options are eligible for favorable federal income tax treatment if certain requirements are satisfied. An employee granted an incentive stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. However, if the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain (a “disqualifying disposition”). If a participant recognizes ordinary income due to a disqualifying disposition of an incentive stock option, we would generally be entitled to a deduction in the same amount.
SARs. A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at the same time, and in the same amount that, ordinary income is recognized by such participant. The participant’s tax basis in any share received upon exercise of a SAR will be the fair market value of the share on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.
Restricted Stock. A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact such shares of restricted stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse. The participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent, ordinary income is recognized by such participant.
Restricted Stock Units and Performance Units. In general, the grant of RSUs (including PSUs) will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount. In addition, Federal Insurance Contributions Act (“FICA”) taxes are imposed on restricted stock units in the year of vesting (which may occur prior to the year of settlement).
Stock Grants. In general, when a participant receives payment of a Stock Grant, the participant will recognize ordinary income equal to the fair market value of the shares received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

76 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR
Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Participants are solely responsible for the payment of any taxes and penalties incurred under Section 409A and comparable provisions of any applicable state or local income tax laws.
New Plan Benefits
Future benefits under the 2022 Plan are not determinable, as grants of RSUs, PSUs and other awards are at the discretion of the Committee. There are no set benefits or amounts under the 2022 Plan, and no grants have been made that are contingent upon stockholder approval. However, the Company expects to grant each of our non-employee directors an annual RSU award valued at $175,000 (the “Director Grants”) effective as of the 2024 Annual Meeting date (see “Compensation of Non-Employee Directors” above). As of the Record Date, the Company has not yet determined the formula for granting annual RSU awards to its non-employee directors on or around the 2024 Annual Meeting date.
Existing Plan Benefits
As of June 17, 2024, RSUs and PSUs with respect to the number of shares set forth below in the following table have been granted under the 2022 Plan since its inception to the individuals and groups indicated below. No other forms of award (such as stock options) have been granted under the 2022 Plan as of June 17, 2024 since the 2022 Plan’s inception.

Name and Position	Number of RSUs Granted	Number of PSUs Granted(1)
Samuel Wilson Chief Executive Officer	724,885	495,000
Kevin Kraus Chief Financial Officer	267,077	221,100
Laurence Denny Chief Legal Officer	157,471	157,471
Hunter Middleton Chief Product Officer	200,000	200,000
Suzy Seandel Chief Accounting Officer	66,666	66,666
All current executive officers as a group	1,416,099	1,140,237
All current directors who are not executive officers as a group	410,927	—
Jaswinder Pal Singh	73,461	—
Andrew Burton	43,622	—
Monique Bonner	73,461	—
Todd Ford	73,461	—
Alison Gleeson	73,461	—
Elizabeth Theophille	73,461	—
Each new nominee for election as a director	—	—
Each associate of any of such directors, executive officers or nominees	—	—
Each other person who received or is to receive 5 percent of such options, warrants or rights	—	—
All employees, as a group, including current officers who are not executive officers	10,052,781	473,332
(1) For PSUs, the number shown represents the target level of units granted.

8x8, Inc. | PROXY STATEMENT 77

PROPOSAL FIVE
Registration with the SEC
The Company intends to file with the SEC a registration statement on Form S-8 covering the new shares that will be reserved for issuance under the 2022 Equity Incentive Plan if this Proposal Four is approved by the stockholders.

Vote Required and Recommendation

The approval of the amendment to the 2022 Equity Incentive Plan to increase the number of shares of Common Stock available for grant of awards requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” FOR THE APPROVAL OF THE AMENDMENT TO THE 2022 EQUITY INCENTIVE PLAN.
78 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR
PROPOSAL FIVE – APPROVAL OF AMENDMENT TO COMPANY CHARTER TO PROVIDE EXCULPATORY PROTECTION FOR CERTAIN COMPANY OFFICERS
General
The State of Delaware, the Company’s state of incorporation, recently enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. Specifically, Section 102(b)(7) of the DGCL was amended to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers, or exculpation, for direct claims brought by stockholders for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) “named executive officers” identified in the corporation’s SEC filings; and (iii) other individuals who have agreed to be identified as officers of the corporation.
Section 102(b)(7) of the DGCL, as amended, only permits, and this Proposal Five would only permit, the exculpation of certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. In addition, this Proposal Five would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit. The Company’s current charter provides for the exculpation of directors, but it does not include a provision that allows for the exculpation of officers.
Rationale for the Amendment and Factors to Consider
Our Board of Directors believes that it is important to provide protection from certain liabilities and expenses in order to attract and retain officers. As with directors, officers frequently must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight. In the absence of the proposed amendment to the Company’s current charter, candidates might be deterred from serving as officers due to exposure to personal liability in an environment with increasing litigation and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. A number of our peers have adopted, and we expect that others will adopt, similar exculpation clauses that limit the personal liability of officers in their respective certificates of incorporation. Failing to adopt this Proposal Five could impact our recruitment and retention of officer candidates.
Our Board also took into account recent case law, the narrow class and type of claims from which such officers would be exculpated from liability pursuant to DGCL Section 102(b)(7), the limited number of our officers that would be impacted and the benefits our Board believes would accrue to the Company by providing exculpation in accordance with DGCL Section 102(b)(7), including the ability to further enable our officers to best exercise their business judgment in furtherance of the best interests of stockholders without the potential for distraction posed by the risk of personal liability. After weighing these considerations, our Board approved and declared it advisable to adopt, subject to stockholder approval, the proposed amendment to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.
This Proposal Five would additionally amend the Company’s current charter to provide that if the DGCL is later amended to authorize further elimination or reduction of the personal liability of directors or officers, then the liability of a director or officer of the Company will be eliminated or reduced to the fullest extent permitted by the DGCL as so amended.
The description of the proposed amendment and the applicable provisions of the DGCL contained herein are summaries and are qualified in their entirety by the text of the amendment to the Company’s current charter, attached hereto as Appendix B, and the full text of the applicable provisions of the DGCL.

8x8, Inc. | PROXY STATEMENT 79

PROPOSAL FIVE
Effect of Approval
Approval of this Proposal Five will constitute approval of the corresponding amendment to Article VIII of the Company’s current charter, attached hereto as Appendix B. If this Proposal Five is approved, the Company intends to file the amendment to the Company’s current charter with the Secretary of State of the State of Delaware, and this Proposal Five will become effective at the time of that filing.
Vote Required and Recommendation

The approval of the amendment to the Company’s current charter requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” FOR THE AMENDMENT TO THE COMPANY’S CHARTER TO PROVIDE EXCULPATORY PROTECTION FOR CERTAIN COMPANY OFFICERS.
80 8x8, Inc. | PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 17, 2024 by:
▪each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock;
▪each of our directors and nominees for election as directors;
▪each of the named executive officers; and
▪all directors and officers as a group.
Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within 60 days of the date as of which the beneficial ownership determination is made. Applicable percentages are based upon 127,962,761 voting shares issued and outstanding as of June 17, 2024, and treating any shares that the holder has the right to acquire within 60 days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 675 Creekside Way, Campbell, CA 95008.
Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Named Executive Officers & Directors(1):
Samuel Wilson	488,210	*
Kevin Kraus	122,363	*
Laurence Denny	58,083	*
Hunter Middleton	179,156	*
Suzy Seandel	140,906	*
Monique Bonner	111,887	*
Andrew Burton	5,657	*
Todd Ford	104,226	*
Alison Gleeson	84,214	*
Jaswinder Pal Singh	188,487	*
Elizabeth Theophille	75,779	*
All officers and directors as a group (11 persons)(2)	1,558,968	1.22
5% Stockholders:
Sylebra Capital Limited(3)	14,389,476	11.25
ArrowMark Colorado Holdings, LLC(4)	13,785,419	10.41
BlackRock, Inc.(5)	11,362,916	8.88
The Vanguard Group, Inc.(6)	10,887,429	8.51
(Footnotes to the table appear on the following page)
* Indicates less than 1%

8x8, Inc. | PROXY STATEMENT 81

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(1)Includes the following number of shares (rounded) issuable upon the exercise of stock options or the vesting of restricted stock units that were expected to be exercisable or to vest within 60 days of June 17, 2024:

Samuel Wilson	—	Monique Bonner	35,000
Kevin Kraus	1,114	Andrew Burton	5,657
Laurence Denny	—	Todd Ford	35,000
Hunter Middleton	1,145	Alison Gleeson	35,000
Suzy Seandel	20,287	Jaswinder Pal Singh	35,000
		Elizabeth Theophille	35,000
		All officers and directors as a group (11 persons)(2)	203,203
(2)Includes (a) each of the directors listed in this table and (b) each of the named executive officers as of June 17, 2024.
(3)This information is based solely on Form 13D filed with the SEC by Sylebra Capital Limited, (“Sylebra”) on May 26, 2023 reporting share ownership as of May 25, 2023. Sylebra reported that it had shared voting power and shared dispositive power over all 14,389,476 of the shares beneficially owned. The principal business address of Sylebra is 28 Hennessy Road, Floor 20, Wan Chai, Hong Kong, K3 00000.
(4)This information is based solely on Form 13G/A filed with the SEC by ArrowMark Colorado Holdings, LLC (“ArrowMark”) on February 14, 2024 reporting share ownership as of December 31, 2023. ArrowMark reported that it had sole voting power and sole dispositive power over all 13,785,419 of the shares beneficially owned. The principal business address of ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
(5)This information is based solely on Form 13G/A filed with the SEC by BlackRock, Inc. (“Blackrock”) on January 25, 2024 reporting share ownership as of December 31, 2023. Blackrock reported that it had sole dispositive power over 11,362,916 of the shares beneficially owned and sole voting power over 10,738,389 of the shares beneficially owned. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(6)This information is based solely on Form 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2024 reporting share ownership as of December 31, 2023. Vanguard reported that it had shared voting power over 195,791 of the shares beneficially owned; sole dispositive power over 10,646,134 of the shares beneficially owned; and shared dispositive power over 241,295 of the shares beneficially owned. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

82 8x8, Inc. | PROXY STATEMENT

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
NOMINATIONS FOR DIRECTORS
Stockholders may present proper proposals for nominations of candidates for election as directors at the 2025 annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Our Secretary must receive the written proposal at our principal executive offices not later than April 30, 2025. Such stockholder proposals should be addressed to: 8x8, Inc., Attention: Secretary, 675 Creekside Way, Campbell, CA 95008.
To be timely, a stockholder proposal relating to a nomination of a candidate for election as a director to be presented at an annual meeting must be received by our Secretary at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders. For our 2025 annual meeting of stockholders, a timely stockholder notice must contain the information specified in our by-laws and be received by our Secretary at our principal executive offices not earlier than April 17, 2025 and not later than the close of business on May 17, 2025. In the event that we hold the 2025 annual meeting of stockholders more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice of such stockholder proposal must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly disclosed.
OTHER STOCKHOLDER PROPOSALS
Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal regarding matter(s) other than a nomination of a candidate for election as a director, to be considered for inclusion in our Proxy Statement for the 2025 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than March 4, 2025. In addition, such stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Such stockholder proposals should be addressed to: 8x8, Inc., Attention: Secretary, 675 Creekside Way, Campbell, CA 95008.
Our by-laws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our Proxy Statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our by-laws. To be timely, a stockholder proposal to be presented at an annual meeting (relating to matter(s) other than a nomination of a candidate for election as a director) must be received by our Secretary at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the date our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. For our 2025 annual meeting of stockholders, a timely stockholder notice must be received by our Secretary at our principal executive offices not earlier than March 4, 2025 and not later than the close of business on April 3, 2025. In the event that we hold the 2025 annual meeting of stockholders more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice of such stockholder proposal that is not intended to be included in our Proxy Statement must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly disclosed. If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
8x8, Inc. | PROXY STATEMENT 83

VOTING RIGHTS, QUORUM, AND REQUIRED VOTE
GENERAL
The accompanying proxy is solicited by the Board of 8x8 for use at the 2024 Annual Meeting of Stockholders to be held August 15, 2024, at 9:00 a.m., Pacific time, or at any adjournments or postponements thereof. The 2024 Annual Meeting will be held virtually via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/8x82024. Our telephone number is (408) 727-1885.
You will not be able to attend the 2024 Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/8x82024. Our Board annually considers the appropriate format of our annual meeting. We will only be hosting the 2023 Annual Meeting via live webcast on the Internet. Hosting the Annual Meeting via the Internet provides expanded access, improved communication, reduced environmental impact, and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded similar opportunities to participate at the virtual 2024 Annual Meeting as they would at an in-person annual meeting of stockholders.
On or about July 2, 2024, we expect to mail to our stockholders as of the record date of June 17, 2024 (the “Record Date”) the Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (the “Annual Report”), and proxy card. On the Record Date, we had 127,962,761 shares of common stock issued and outstanding, including shares held in street name and shares held by registered stockholders.
In addition, stockholders who wish to view our Annual Report, as filed with the SEC, including our audited financial statements, will find it available on the Investor Relations section of our website at http://www.8x8.com/. To request a printed copy of our Proxy Statement and Annual Report, which we will provide to you free of charge, either: write to 8x8’s Investor Relations Department at 8x8, Inc., 675 Creekside Way, Campbell, CA 95008; call us at (408) 495-2524; or email us at investor.relations@8x8.com.
The information in this Proxy Statement relates to the proposals to be voted on at the 2024 Annual Meeting, the voting process, our corporate governance, the compensation of our directors and named executive officers in fiscal 2024, and other required information.
VOTING
Each holder of one or more shares of 8x8 common stock issued and outstanding as of the Record Date is entitled to vote on all proposals presented at the 2024 Annual Meeting. Each such holder is entitled to one vote for each share of common stock held as of the Record Date. You may vote all shares that you owned as of the Record Date, whether held directly in your name as the stockholder of record or held for you (for example, by a broker, trustee, or nominee) in street name as the beneficial owner. Please vote using each 16-digit control number and proxy card that you receive.
WAYS TO VOTE. If you are a stockholder of record, there are four ways to vote:
▪by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on August 14, 2024 (have your proxy card in hand when you visit the website);
▪by toll-free telephone until 11:59 p.m. Eastern Time on August 14, 2024 at 1-800-690-6903 (be sure to have your proxy card in hand when you call);
▪by completing and mailing your proxy card so it is received prior to the Annual Meeting; or
▪by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/8x82024, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your proxy card in hand when you visit the website).
If you have questions or require assistance with voting, you may contact 8x8’s proxy solicitor as follows:
Alliance Advisors LLC
200 Broadacres Drive
3rd Floor
Bloomfield, NJ 07003

Shareholders’ may call toll free 866-619-8681 or email EGHT@allianceadvisors.com
84 8x8, Inc. | PROXY STATEMENT

VOTING RIGHTS, QUORUM AND REQUIRED VOTE
Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/8x82024. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting. If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
REVOCABILITY OF PROXIES. Your proxy is revocable, and you may change your vote at any time prior to the vote at the 2024 Annual Meeting. If you are the stockholder of record, you may change your vote by:
▪granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, at any time before the deadline for submitting proxies under that method;
▪providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, prior to your shares being voted; or
▪attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
QUORUM. The quorum requirement for holding and transacting business at the 2024 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding shares of our common stock as of the Record Date must be present virtually or represented by proxy. Abstentions, withhold votes, and broker non-votes are counted for the purpose of determining the presence of a quorum.
COUNTING VOTES. An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. Broadridge will also tabulate stockholder votes submitted by proxies submitted by stockholders of record. The inspector of the election will tabulate votes cast virtually at the 2024 Annual Meeting.
Broker Non-Votes. Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not received instructions from the beneficial owners of shares. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, only Proposal Two (Ratification of Independent Public Accountants) is considered a routine matter. Therefore, absent your instructions, the shares held for you in street name will not be voted on any other matter at the Annual Meeting. Broker non-votes are excluded from the tabulation of votes cast on Proposal One (Election of Directors), Proposal Three (Advisory Vote to Approve Executive Compensation) and Proposal Four (Approval of Amendment to 2022 Equity Incentive Plan) and will not affect the outcome of the vote on any of these proposals at the Annual Meeting. Broker non-votes will have the same effect as a vote “against” Proposal Five (Approval of Amendment to Company Charter to Provide Exculpatory Protection for Certain Company Officers) because the required approval is a majority of the outstanding shares entitled to vote. We do not expect there to be any broker non-votes on Proposal Two (Ratification of Independent Public Accountants).

Abstentions. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum at the Annual Meeting. An abstention will have no effect on the election of directors under Proposal One (Election of Directors) because directors are elected by plurality vote. However, an abstention will have the same effect as a vote “against” Proposal Two (Ratification of Independent Public Accountants) and Proposal Four (Approval of Amendment to 2022 Equity Incentive Plan) because the required approval is a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote “against” Proposal Three (Advisory Vote to Approve Executive Compensation) because we will consider our executive compensation approved on an advisory basis based on a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting. Additionally, an abstention will have the same effect as a vote “against” Proposal Five (Approval of Amendment to Company Charter to Provide Exculpatory Protection for Certain Company Officers) because the required approval is a majority of the outstanding shares entitled to vote.

INSPECTOR OF ELECTIONS. The inspector of elections will be a representative from the Company.
8x8, Inc. | PROXY STATEMENT 85

VOTING RIGHTS, QUORUM AND REQUIRED VOTE
VOTING REQUIREMENTS
The voting requirements for the proposals that we will consider at the Annual Meeting are:

PROPOSAL		VOTING REQUIREMENT
1.	Election of seven directors to serve until 2025 Annual Meeting.	The seven nominees receiving the most votes cast “FOR” their election shall be elected as directors.(1)
2.	Ratification of appointment of Moss Adams LLP as independent registered public accounting firm for fiscal 2025.	An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
3.	To vote, on an advisory and non-binding basis, to approve the Company’s executive compensation for the fiscal year ended March 31, 2024.
An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal on an advisory basis.(2)

4.	To vote to approve an amendment to the 2022 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 14,000,000 shares.	An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
5.	To approve the amendment to Company charter to provide exculpatory protection for certain company officers.	An affirmative vote of the holders of a majority of the outstanding shares entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
(1)Pursuant to a policy adopted by the Board, in an election of directors that is not a contested election, any director nominee who fails to receive more votes cast “FOR” his or her election than “WITHHELD” is expected to tender his or her resignation to the Governance and Nominating Committee of the Board, which is responsible for considering each resignation tendered under the policy and recommending to the Board whether or not to accept the resignation. For purposes of this policy, a “contested” election is an election in which the number of nominees for director exceeds the number of directors to be elected.
(2)This is an advisory vote. Neither we nor the Board will be bound by the results of the vote on this proposal.
SOLICITATION OF PROXIES
PERSONS INVOLVED IN SOLICITATION. 8x8 is making this solicitation.
MANNER AND COST OF SOLICITATION. Proxies may be solicited by mail, in person, by telephone, and via the Internet. 8x8 will pay the costs of this solicitation, including the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. 8x8 has retained Alliance Advisors, LLC as a proxy advisor and solicitor for a fee of $45000, plus out-of-pocket expenses. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.
86 8x8, Inc. | PROXY STATEMENT

OTHER MATTERS
The Board knows of no other matters to be presented for stockholder action at the 2024 Annual Meeting. However, if other matters do properly come before the 2024 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.
BY ORDER OF THE BOARD
Jaswinder Pal Singh, Chairman
San Jose, California
July 2, 2024
8x8, Inc. | PROXY STATEMENT 87

APPENDIX A
Non-GAAP Financial Information and Reconciliations
The rationale for management’s use of non-GAAP information in the Compensation Discussion and Analysis and Proxy Statement is as follows:
The Company has provided, in this proxy statement, financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these Non-GAAP financial measures internally to understand, manage, and evaluate the business, and to make operating decisions. Management believes they are useful to investors, as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance. Management also believes that some of 8x8’s investors use these Non-GAAP financial measures as an additional tool in evaluating 8x8's ongoing "core operating performance" in the ordinary, ongoing, and customary course of the Company's operations. Core operating performance excludes items that are non-cash, not expected to recur, or not reflective of ongoing financial results. Management also believes that looking at the Company’s core operating performance provides consistency in period-to-period comparisons and trends.
These Non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits the usefulness of these measures for comparative purposes. Management recognizes that these Non-GAAP financial measures have limitations as analytical tools, including the fact that management must exercise judgment in determining which types of items to exclude from the Non-GAAP financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measures below. Detailed explanations of the adjustments from comparable GAAP to Non-GAAP financial measures are as follows:
NON-GAAP GROSS PROFIT AND NON-GAAP OPERATING PROFIT
Non-GAAP Gross Profit and Non-GAAP Operating Profit excludes: amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, acquisition and integration expenses, certain legal and regulatory costs, and certain severance, transition and contract exit costs, and impairment of long-lived assets costs from Gross Profit and Operating Profit (Loss). Non-GAAP Gross Margin is Non-GAAP Gross Profit divided by Revenue. Non-GAAP Operating Margin is Non-GAAP Operating Profit divided by Revenue. Management believes that these exclusions provide investors with a supplemental view of the Company’s ongoing operating performance.
Management evaluates and makes decisions about its business operations based on Non-GAAP financial information by excluding items management does not consider to be “core costs” or “core proceeds.” Management believes some of its investors also evaluate our "core operating performance" as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Management excludes the amortization of acquired intangible assets, which primarily represents a non-cash expense of technology and/or customer relationships already developed, to provide a supplemental way for investors to compare the Company’s operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. Stock-based compensation expense has been excluded because it is a non-cash expense and relies on valuations based on future conditions and events, such as the market price of 8x8 common stock, that are difficult to predict and/or largely not within the control of management. The related employer payroll taxes for stock-based compensation are excluded since they are incurred only due to the associated stock-based compensation expense. Acquisition and integration expenses consist of external and incremental costs resulting directly from merger and acquisition and strategic investment activities such as legal and other professional services, due diligence, integration, and other closing costs, which are costs that vary significantly in amount and timing. Legal and regulatory costs include litigation and other professional services, as well as certain tax and regulatory liabilities. Severance, transition and contract termination costs include employee termination benefits, executive severance agreements, cancellation of certain contracts, and lease impairments. Debt amortization expenses relate to the non-cash accretion of the debt discount.
88 8x8, Inc. | PROXY STATEMENT

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands)
	Years Ended
	March 31, 2024	March 31, 2023	March 31, 2022	March 31, 2021
Gross profit:
Gross profit	$503,800	$502,463	$390,572	$302,194
Amortization of acquired intangible assets	8,469	8,752	5,127	5,117
Stock-based compensation and related employer payroll taxes	9,448	12,953	14,209	13,969
Acquisition and integration costs	—	—	—	—
Legal and regulatory costs	—	85	—	290
Severance, transition and contract exit costs	1,067	2,473	2,609	1,666
Non-GAAP gross profit	$522,784	$526,725	$412,517	$323,236
Operating profit (loss):
GAAP loss from operations	$(27,603)	$(66,292)	$(154,141)	$(146,149)
Amortization of acquired intangible assets	20,395	21,078	8,317	6,886
Stock-based compensation expense and related employer payroll taxes	65,857	90,636	138,226	112,505
Acquisition and integration costs	897	(4,553)	9,717	198
Legal and regulatory costs	15,517	771	(2,722)	4,637
Severance, transition and contract exit costs(1)	8,629	14,339	11,191	10,816
Impairment of long-lived assets	11,034	6,380	—	—
Non-GAAP operating profit (loss)	$94,726	$62,357	$10,588	$(11,107)

(1) During the year ended March 31, 2023, the Company reclassified $3.7 million impairment of capitalized software and $6.4 million of impairment of capitalized software and right-of-use assets, respectively, to impairment of long-lived assets in the condensed consolidated statement of operations to conform to current period presentation.
8x8, Inc. | PROXY STATEMENT 89

APPENDIX B
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
8X8, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

8x8, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
FIRST: The name of the Corporation is 8x8, Inc.
SECOND: Article VIII of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
“(a) To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. All references in this Article VIII to an “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the General Corporation Law.
(b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.
(c) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the General Corporation Law is amended after this amendment to the Restated Certificate of Incorporation of Incorporation is filed with the Secretary of the State of Delaware to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.”
THIRD: This amendment to the Restated Certificate of Incorporation of the Corporation herein certified was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, 8x8, Inc. has caused this Certificate to be duly executed in its corporate name this _______ day of ____________, 2024.

8X8, INC.
By:
Name:
Title:

90 8x8, Inc. | PROXY STATEMENT

APPENDIX C
8X8, INC. 2022 EQUITY INCENTIVE PLAN, AS AMENDED
1.Purpose
This Plan is intended to encourage ownership of Stock by employees, consultants and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock.
2.Definitions
As used in the Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:
2.1     Accountants shall have the meaning set forth in Section 8.3(d) herein.
2.2    Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
2.3    Applicable Laws means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
2.4    Applicable Ratio shall have the meaning set forth in Section 4.1(a) herein.
2.5    Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants.
2.6    Award Agreement means an agreement between the Company and the recipient of an Award, or other notice of grant of an Award, setting forth the terms and conditions of the Award.
2.7    Board means the Company’s Board of Directors.
2.8    Board Approval Time means 12:01 a.m. Pacific Time on the date the Plan is adopted by the Board.
2.9    Change in Control means the consummation of any of the following corporate transactions: (i) an acquisition in one or more related transactions of 45% or more of the Company’s common stock or voting securities by a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any employee benefit plan of the Company and any corporation controlled by the Company’s stockholders) or multiple “persons” acting as a group; (ii) a complete liquidation or dissolution of the Company; (iii) a sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iv) a merger, consolidation or reorganization (collectively, a “Business Combination”) other than a Business Combination in which (x) the stockholders of the Company receive 50% or more of the stock of the corporation resulting from the Business Combination or (y) at least a majority of the board of directors of such resulting corporation were incumbent directors of the Company immediately prior to the consummation of the Business Combination or (z) after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) who did not own 45% or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45% or more of the stock of such resulting corporation or other entity.
2.10    Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.11    Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 herein. For any period during which no such committee is in existence, “Committee” shall mean the Board or any committee of the Board to which the Board delegates such authority and responsibility in its sole discretion, and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board or such delegate, as applicable.
2.12    Company means 8x8, Inc., a corporation organized under the laws of the state of Delaware.
2.13    Consultant means any natural person, other than an Employee or Non-Employee Director, engaged by the Company or an Affiliate to render services to such entity if the person: (i) renders bona fide services to the Company or the Affiliate; and (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s or any of its Affiliates’ securities.
2.14    Contingent Award shall have the meaning set forth in Section 3 herein.
2.15    Director means a member of the Board.
2.16    Disability means total and permanent disability as defined in Section 22(e)(3) of the Code.
8x8, Inc. | PROXY STATEMENT 91

2.17    Effective Date means the date the Plan is initially approved by the stockholders of the Company.
2.18    Employee means any person, including Officers and Directors, employed by the Company or any Affiliate. Neither service as a Director nor payment of a director’s fee will be sufficient to constitute “employment.”
2.19    Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.
2.20    Exchange Program means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. Notwithstanding the foregoing, the term Exchange Program does not include any action described in Section 6.4 or Section 8 and does not to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code.
2.21    Excise Tax means the excise tax imposed by Section 4999 of the Code.
2.22    Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a).
2.23    Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.24    Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Stock as of any date is: (i) the closing price for the Stock as reported on the Nasdaq (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the last date for which a closing price was reported prior to such date; or (ii) if the Stock is not traded on a national securities exchange but is traded over-the-counter, the closing or last price of the Stock on the composite tape or other comparable reporting system on that date or, if such date is not a trading day, the last market trading day prior to such date.
2.25    Non-Employee Director means a Director who is not an Employee.
2.26    Nonstatutory Option means any Option that is not an Incentive Option.
2.27    Officer means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder (or any successor law or rule).
2.28    Option means an option to purchase shares of Stock.
2.29    Optionee means an eligible individual to whom an Option shall have been granted under the Plan.
2.30    Parent means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
2.31    Participant means any holder of an outstanding Award under the Plan.
2.32    Performance-Based Award means an Award that is earned or becomes vested on account of achievement of one or more Performance Goals.
2.33    Performance Goals means the performance goals determined by the Committee in its discretion to be applicable to an Award.
2.34    Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to, and the payment of, a Performance Unit or other Performance-Based Award.
2.35    Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals established by the Committee.
2.36    Plan means the 8x8 Inc. 2022 Equity Incentive Plan, as amended or restated from time to time, including any attachments or addenda hereto.
2.37    Prior Award means, individually or collectively, a grant under the Prior Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants.
2.38    Prior Plan means the 8x8 Inc. Amended and Restated 2012 Equity Incentive Plan, and including any attachments or addenda thereto.
2.39    Prior Plan Expiration Time means 12:01 a.m. Pacific Time on June 22, 2022.
2.40    Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.
2.41    Restricted Stock Unit means a right to receive Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.
2.42    Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.
2.43    Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Stock Units, including a right of the Company to reacquire shares of Restricted Stock at less than their then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.
2.44    Section 409A shall have the meaning set forth in Section 19 herein.
2.45    Service Provider means an Employee, Non-Employee Director or Consultant.
2.46    Stock means common stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.
2.47    Stock Appreciation Right or SAR means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price.
92 8x8, Inc. | PROXY STATEMENT

2.48    Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.
2.49    Stock Right means an Award in the form of an Option or a Stock Appreciation Right.
2.50    Substitute Award means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.
2.51    Successor means, in the event of a Change in Control, the acquiring or succeeding company (or an affiliate thereof).
2.52    Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.
2.53    Total Authorized Shares shall have the meaning set forth in Section 4.1 herein.
3.Term of the Plan; Stockholder Approval; Successor to Prior Plan
Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under the Plan at any time during the period commencing on the date the Plan is adopted by the Board and ending on the tenth anniversary of the date the Plan is adopted by the Board. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan. Any Awards granted prior to stockholder approval of the Plan (“Contingent Awards”) are hereby expressly conditioned upon such stockholder approval.
The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
The Plan is intended as the successor to the Prior Plan. The Plan shall take effect on the Effective Date. No additional awards may be granted under the Prior Plan following its expiration on June 22, 2022. In addition, from and after 12:01 a.m. Pacific Time on the Effective Date, all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan. All Awards granted on or after 12:01 a.m. Pacific Time on the Effective Date and all Contingent Awards will be subject to the terms of the Plan.
4.Stock Subject to the Plan
4.1    Shares of Stock Subject to the Plan. Subject to adjustment as provided in Section 8 herein, the maximum number of shares of Stock reserved for the grant of Awards under the Plan (“Total Authorized Shares”) shall be equal to the sum of: (i) 22,000,000 shares of Stock, plus (ii) the number of shares of Stock subject to Options granted under the Prior Plan that were outstanding as of the Prior Plan Expiration Time, but only to the extent such Options expire, terminate, are cancelled without having been exercised in full or are settled in cash after the Prior Plan Expiration Time without the delivery of shares of Stock, plus (iii) the number of shares of Stock subject to Restricted Stock, Restricted Stock Units, and Performance Units granted under the Prior Plan that were outstanding as of the Prior Plan Expiration Time, but only to the extent such awards are forfeited by the holder, are reacquired by the Company at less than their then Market Value as a means of effecting a forfeiture, or are settled in cash after the Prior Plan Expiration Time without the delivery of shares of Stock to the holder (in each case, with each such share referenced in this prong (iii) increasing the shares of Stock available for issuance under the Plan by the “Applicable Ratio”, as defined below), provided that in no event shall the Total Authorized Shares exceed 38,976,465 shares of Stock (which is the sum of (1) the 22,000,000 shares set forth above, plus (2) the number of shares of Stock that remained available under the Prior Plan for additional award grant purposes as of the Board Approval Time, plus (3) the aggregate number of shares of Stock subject to Options previously granted and outstanding under the Prior Plan as of the Board Approval Time plus (4) the Applicable Ratio times the aggregate number of shares of Stock subject to Restricted Stock, Restricted Stock Units, and Performance Units previously granted and outstanding under the Prior Plan as of the Board Approval Time). Notwithstanding anything to the contrary herein except adjustments in accordance with Section 8, no more than 38,976,465 shares of Stock may be issued pursuant to the exercise of Incentive Options under the Plan.
(a)    “Applicable Ratio” means (i) one (1) share of Stock for every one (1) share granted in connection with such Prior Awards made before July 25, 2014 or on or after August 1, 2019; (ii) one and one-half (1.5) shares of Stock for every one (1) share granted in connection with such Prior Awards made on or after July 25, 2014 and before July 22, 2016; and (iii) one and seven-tenths (1.7) shares of Stock for every one (1) share granted in connection with such Awards made on or after July 22, 2016 and before August 1, 2019.
4.2    Share Counting; Share Recycling.
(a)    For purposes of determining the number of shares of Stock available for grant under the Plan, each share of Stock subject to or issued in respect of an Award shall be counted against the Total Authorized Shares as one (1) share of Stock. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares of Stock or shares of Stock held by the Company in its treasury.
8x8, Inc. | PROXY STATEMENT 93

(b)    If an Award expires, is cancelled or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Unit Awards, is forfeited to the Company or repurchased by the Company, the unpurchased shares of Stock (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased shares of Stock) that were subject thereto will become available for future grant or sale under the Plan. Upon exercise of a Stock Appreciation Right settled in shares of Stock, the gross number of shares of Stock covered by the portion of the Award so exercised will cease to be available under the Plan. Shares of Stock that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested shares of Restricted Stock or Restricted Stock Units or unvested shares subject to Performance Unit Awards are repurchased by the Company or are forfeited to the Company, such shares of Stock will become available for future grant under the Plan. Shares of Stock used to pay the exercise price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than shares of Stock, such cash payment will not reduce the number of shares of Stock available for issuance under the Plan. Shares of Stock actually issued pursuant to Awards transferred under any Exchange Program to reprice Options or Stock Appreciation Rights will not become available for grant or sale under the Plan.
4.3    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Affiliate or the Company’s or any Affiliate’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Total Authorized Shares (nor shall shares of Stock subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan), except that shares of Stock acquired by exercise of substitute Incentive Options will count against the maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Options under the Plan.
5.Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to Employees who are not Officers, and to Consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the Employee, Consultant or Non-Employee Director to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Employees, Consultants, and Non-Employee Directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to: (a) interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it; (b) approve one or more forms of Award Agreement; (c) determine the initial terms and provisions of the respective Award Agreements (which need not be identical), including, without limitation, as applicable, (i) the exercise price of the Award, (ii) the method of payment for shares of Stock purchased upon the exercise of the Award, (iii) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (iv) the time of the expiration of the Award, (v) the effect of the Participant ceasing to be a Service Provider on any of the foregoing, and (vi) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan; (d) amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof; (e) accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant ceasing to be a Service Provider; (f) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or Applicable Laws; and (g) to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.
6.Authorization of Grants
6.1    Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any Employee, Consultant or Non-Employee Director. However, only Employees who are employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.
94 8x8, Inc. | PROXY STATEMENT

6.2    General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including, but not limited to, any specific terms and conditions applicable to that type of Award set out in the following sections), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including, if applicable, delivering a fully executed copy of any agreement evidencing an Award to the Company).
6.3    Effect of Cessation of Service, Disability or Death.
(a)    Cessation of Service. Unless the Committee shall provide otherwise with respect to any Award, if the Participant ceases to be a Service Provider for any reason other than by the Participant’s Disability or death, including because of an Affiliate ceasing to be an Affiliate, (i) any outstanding Stock Right of the Participant shall cease to be exercisable in any respect not later than 90 days following the date the Participant ceases to be a Service Provider and, for the period it remains exercisable, shall be exercisable only to the extent exercisable as of the date the Participant ceased to be a Service Provider and (ii) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement. Cessation of the performance of services in one capacity, for example, as an Employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a Non-Employee Director. Military or sick leave or other bona fide leave approved by the Company shall not be deemed a cessation of a Participant’s status as a Service Provider, provided that it does not exceed the longer of six (6) months or the period during which the absent Participant’s reemployment rights, if any, are either guaranteed by statute or by contract or permitted by Company policy. To the extent consistent with Applicable Laws, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant’s return from leave, if ever.
(b)    Disability of Participant. If a Participant ceases to be a Service Provider due to the Participant’s Disability, any outstanding Stock Right may be exercised at any time within six months following the date the Participant ceases to be a Service Provider, but only to the extent of the accrued right to exercise as of the date the Participant ceased to be a Service Provider, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms.
(c)    Death of Participant. In the event of the Participant’s death during the period during which the Stock Right may be exercised, of a Participant who is at the time of his or her death an Employee, Non-Employee Director or Consultant and whose services had not ceased or been terminated (as determined with regard to the second sentence of Section 6.3 (a)) as such from the Grant Date until the date of death, the Stock Right of the Participant may be exercised at any time within six months following the date of death by such Participant’s estate or by a person who acquired the right to exercise the Stock Right by bequest, inheritance or otherwise as a result of the Participant’s death, but only to the extent of the accrued right to exercise at the time of the Participant’s death, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms.
6.4    Non-Transferability of Awards. Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. However, the Committee may, at or after the grant of an Award of a Nonstatutory Option, or shares of Restricted Stock, provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion. For this purpose, “family member” means any child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or Participant), a trust in which the foregoing persons have more than 50 percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests. The events of termination of service of Section 6.3 hereof or in the Award Agreement shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent, and for the periods specified in the Award Agreement or Section 6.4, as applicable.
6.5    Limitation on Grants of Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, a Non-Employee Director may not be granted equity Awards during any single calendar year that, taken together with any cash fees paid to such Non-Employee Director in respect of the Non-Employee Director’s services as a member of the Board during such calendar year, exceeds $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial accounting purposes).

8x8, Inc. | PROXY STATEMENT 95

7.Specific Terms of Awards
7.1    Options.
(a)    Date of Grant. An Option’s Grant Date shall be specified in the applicable Award Agreement, as determined by the Committee.
(b)    Exercise Price. The price at which shares of Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares of Stock may be acquired under each Nonstatutory Option shall not be less than the Market Value of Stock on the Grant Date. Notwithstanding the foregoing, Options may be granted with an exercise price of less than 100% of the Market Value of Stock on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(c)    Option Period. No Option may be exercised on or after the tenth anniversary of the Grant Date, and, further, no Incentive Option may be exercised or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner.
(d)    Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate the vesting and exercisability of such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the acceleration.
(e)    Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 16, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company,
(i)    by delivery to the Company of shares of Stock having a Market Value equal to the exercise price of the shares to be purchased, or
(ii)    by surrender of the Option as to all or part of the shares of Stock for which the Option is then exercisable in exchange for shares of Stock having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or
(iii)    unless prohibited by Applicable Laws, by delivery to the Company of the Optionee’s executed promissory note in the principal amount equal to the exercise price of the shares of Stock to be purchased and otherwise in such form as the Committee shall have approved, or
(iv)    by delivery of any other lawful means of consideration which the Committee may approve.
If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within 30 days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his or her agent a certificate or certificates or book-entry authorization and instruction to the Company’s transfer agent and registrar for the number of shares of Stock then being purchased. Such shares of Stock shall be fully paid and nonassessable. In its reasonable discretion, the Committee may suspend or halt Option exercises for such length of time as the Committee deems reasonably necessary under circumstances in which such suspension or halt is considered to be in the best interests of the Company.
(f)    Limit on Incentive Option Characterization. Notwithstanding any Option’s designation as an Incentive Option, to the extent that the aggregate Market Value of the shares of Stock with respect to which Incentive Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Options.
(g)    Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.
(h)    Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in the grant of an Option.
96 8x8, Inc. | PROXY STATEMENT

7.2    Stock Appreciation Rights.
(a)    Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.
(b)    Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than 100% of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option.
(c)    Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in the grant of a Stock Appreciation Right.
7.3    Restricted Stock.
(a)    Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.
(b)    Issuance of Certificates. Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The shares evidenced by this certificate are subject to the terms and conditions of the 8x8, Inc. 2022 Equity Incentive Plan and an Award Agreement entered into by the registered owner and 8x8, Inc., copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge.
(c)    Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.
(d)    Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
(e)    Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock, which, at the Committee’s discretion, may be paid in cash or shares of Stock. Notwithstanding anything in the Plan to the contrary, dividends or other distributions declared during the Restriction Period applicable to any Award of Restricted Stock shall only become payable if (and to the extent) the Restriction Period applicable to the Award of Restricted Stock lapses with all conditions satisfied. Any such dividends shall be paid, if at all, without interest or other earnings.
(f)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.
7.4    Restricted Stock Units.
(a)    Character. Each Restricted Stock Unit shall entitle the Participant to one or more shares of Stock at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance, or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
(b)    Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made in a single lump sum following the close of the applicable Restriction Period. At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units. Notwithstanding anything in the Plan to the contrary, any such dividend equivalents declared during the Restriction Period applicable to any Restricted Stock Units shall only become payable if (and to the extent) the Restriction Period applicable to the Restricted Stock Units lapses with all conditions satisfied and the Committee elects to grant rights to such dividend equivalents in its discretion. Any such dividend equivalents shall be paid, if at all, without interest or other earnings.
8x8, Inc. | PROXY STATEMENT 97

7.5    Performance Units.
(a)    Character. Each Performance Unit shall entitle the recipient to the value of a specified number of shares of Stock, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified Performance Goals shall have been achieved.
(b)    Earning of Performance Units. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.
(c)    Form and Timing of Payment. Payment of earned Performance Units shall be made in a single lump sum following the close of the applicable Performance Period. Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Performance Units, except that, at the discretion of the Committee, Participants may be entitled to receive such payments following the close of the Performance Period, only if the Performance Units have been earned. Any such dividend equivalents shall be paid, if at all, without interest or other earnings. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.
7.6    Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock Grants shall be made without forfeiture conditions of any kind.
7.7    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, amendment, restatement or alternative version may increase the Total Authorized Shares.
8.Adjustment Provisions
8.1    Adjustment for Corporate Actions. In the event that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Stock occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will appropriately and proportionately adjust the number and class of shares of Stock that may be delivered under the Plan and/or the number, class, and price of shares of Stock covered by each outstanding Award (without change in the aggregate exercise price as to which any such Stock Rights remain exercisable), provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.
8.2    Related Matters. Any adjustment in Awards made pursuant to Section 8.1 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Stock Right exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8.
8.3    Change in Control.
(a)    Assumption, Substitution or Continuation of Outstanding Awards. In the event of a Change in Control in which the Successor proposes to assume, substitute or continue equivalent awards (with such adjustments as may be required or permitted by Section 8.1 of the Plan, with appropriate adjustments as to the number and kind of shares and prices), any substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another publicly traded entity that is affiliated with the Successor following the Change in Control; (iii) be the same type of award as the Award being substituted; (iv) be vested to the extent the Award being substituted was vested at the time of the Change in Control and (v) have other terms and conditions (including by way of example, vesting and exercisability) that are the same or more favorable
98 8x8, Inc. | PROXY STATEMENT

to the Participant than the terms and conditions of the Award being substituted, in each case, as reasonably determined by the Committee (as constituted prior to the Change in Control) in good faith. If a Participant’s Award is assumed, substituted or continued by the Successor pursuant to this Section 8.3(a), then, subject to the remaining provisions of this Section 8.3, such Award will not vest or lapse solely as a result of the Change in Control but will instead remain outstanding under the terms pursuant to which it has been assumed, substituted, or continued and will continue to vest or lapse pursuant to such terms.
(i)    For the purposes of Section 8.3 of the Plan, an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor or its Parent, the Committee may, with the consent of the Successor, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of any other Award, for each share of Stock subject to such Award, to be solely common stock of the Successor or its Parent equal in fair market value to the per share consideration received by holders of shares of Stock in the Change in Control.
(b)    No Assumption, Substitution, or Continuation of Outstanding Awards. Unless otherwise provided in an applicable Award Agreement or another applicable agreement between the Company and a Participant, if for any reason outstanding Awards are not assumed, substituted, or continued pursuant to Section 8.3(a), such outstanding Awards will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon completion of such Change in Control, with any corresponding payments made as soon as reasonably practicable after the Change in Control, but no later than within 30 days following the date of the Change in Control:
(i)    Options and Stock Appreciation Rights. All Options and Stock Appreciation Rights will become fully vested and exercisable. The Committee will give Participants a reasonable opportunity (at least 30 days if practicable) to exercise any or all Options and Stock Appreciation Rights before the consummation of the transaction resulting in the Change in Control, provided that any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void and such Options and Stock Appreciation Rights will be restored to their status as if there had been no Change in Control. If a Participant does not exercise all Options and Stock Appreciation Rights prior to the Change in Control, the Committee will pay such Participant in exchange for the cancellation of each such unexercised Option and Stock Appreciation Right the difference between the exercise price for such Option or Stock Appreciation Right and the consideration per share of Stock provided to other similarly situated stockholders in such Change in Control; provided, however, that if the exercise price of such Option or Stock Appreciation Right exceeds the aforementioned consideration provided, then such unexercised Option or Stock Appreciation Right will be canceled and terminated without any payment.
(ii)    Vesting of Restricted Stock Units and Lapse of Restricted Stock Restrictions, for Awards that are not Performance-Based Awards. All restrictions imposed on Restricted Stock Units and Restricted Stock that do not have Performance Goals will lapse and be of no further force and effect, such that all such Restricted Stock Units and Restricted Stock will become fully vested and no longer subject to a Risk of Forfeiture and the Restriction Period shall lapse, and Restricted Stock Units will be settled and paid in cash and/or shares of Stock at the Committee’s discretion, and Restricted Stock will be paid in cash and/or shares of Stock at the Committee’s discretion; provided, however that if any such payment is to be made in shares of Stock, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control.
(iii)    Vesting, Payment and Achievement of Performance-Based Awards. All Performance-Based Awards for which the Performance Period has been completed as of the date of the Change in Control but have not yet been paid will vest and be paid in cash and/or shares of Stock at such time at the Committee’s discretion, with all Performance Goals to be deemed achieved at actual performance. Unless otherwise provided in an applicable Award Agreement or another applicable agreement between the Company and a Participant, all Performance-Based Awards for which the Performance Period has not been completed as of the date of the Change in Control will, with respect to each Performance Goal or other vesting criteria, be deemed achieved at the greater of (x) one hundred percent (100%) of target levels and (y) actual performance measured on the date of the Change in Control as determined by the Committee, in each case, with all other terms and conditions met, and vest and be paid out for the entire Performance Period (and not pro rata), with the manner of
8x8, Inc. | PROXY STATEMENT 99

payment to be made in cash or shares of Stock at the Committee’s discretion; provided, however that if any such payment is to be made in shares of Stock, the Committee may in its reasonable discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control.
(iv)    Notwithstanding anything in Section 8.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its Successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the Successor’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(c)    Termination, Amendment and Modifications of Change in Control Provisions; Other Agreements. Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of Section 8.3 of the Plan may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award or Award Participant without the prior written consent of the Participant, unless for the purpose of complying with Applicable Laws and regulations.
(d)    Limitation on Change in Control Payments. Notwithstanding anything in Section 8.3 of the Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of the Award (i) could be deemed a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for Section 8.3 of the Plan, would be subject to an Excise Tax, then the “payments” to such Participant pursuant to Section 8.3 of the Plan shall be either (a) delivered in full, or (b) delivered as to a reduced amount that would result in no portion of such payments or benefits being subject to the Excise Tax; whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income and employment taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefit, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event that any Excise Tax is imposed on any payments under the Plan, the Participant will be fully responsible for the payment of any and all Excise Tax, and the Company and its Affiliates will not be obligated to pay all or any portion of any Excise Tax. All computations and determinations called for by Section 8.3(d) shall be promptly determined and reported in writing to the Company and the applicable Participant by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the applicable Participant (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the applicable Participant and the Company. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the applicable Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with these services.
8.4    Clawback. If the Committee determines that a Participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements, the Participant shall be required to repay to the Company, in cash and upon demand, Award Proceeds (defined below) resulting from any sale or other disposition of shares of Stock issued or issuable under an Award (a) if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated, or (b) if the shares of Stock were issued as a result of vesting criteria that were determined to be satisfied based all or in part on the financial statements required to be restated. In the preceding sentence, “Award Proceeds” means, with respect to any sale or other distribution, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of shares of Stock sold or disposed multiplied by the excess of Market Value at the time of such sale or disposition over the amount paid, if any, to purchase such shares of Stock.
Notwithstanding any other provision of the Plan to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment shall require a Participant’s prior consent.
9.Settlement of Awards
9.1    In General. Awards of Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash or Stock, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary applicable Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.
9.2    Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of Applicable Laws, then the Company may delay such issuance and the delivery of a certificate for such
100 8x8, Inc. | PROXY STATEMENT

shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any Applicable Laws, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:
(a)    the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or
(b)    the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.
9.3    Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company, as applicable.
9.4    Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of the Securities Act of 1933 and any applicable state securities laws and otherwise in compliance with all Applicable Laws, rules and regulations, including, but not limited to, that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.
9.5    Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished.
9.6    Certificates. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
9.7    Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) or as provided below, prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including, without limitation, pursuant to the Company’s delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the amount necessary to satisfy the minimum tax or social insurance obligations required by law to be withheld in respect of Awards and any Greater Amount (as defined below) (such arrangement, a “Sale to Cover Arrangement”). In the Committee’s discretion, the Company’s foregoing rights to (i) to have the Participant remit to the Company amounts to satisfy tax withholding requirements and (ii) to deduct any such taxes from any payment of any kind otherwise due to the Participant, shall extend to the minimum tax or social insurance obligations required by law to be withheld in respect of Awards, or, if applicable, such other withholding amount (a “Greater Amount”) as mutually agreed upon by the Company and the Participant, up to the sum of all applicable statutory maximum rates (provided, in the case of a Participant who is an Officer, that such other amount is approved in advance by the Committee or the Board), and provided further, that if any part of such amount is permitted by the Committee at its discretion to be paid in shares of Stock, such shares of Stock shall be valued at their Market Value on the date the applicable tax is incurred. Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligations or by means of a Sale to Cover Arrangement. However, unless a corresponding Greater Amount is approved in advance by the Committee or the Board, Participants who elect, subject to the approval of the Committee, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligation, may only elect to have shares of Stock withheld having a Market Value on the date the tax is to be determined equal to
8x8, Inc. | PROXY STATEMENT 101

the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate. Any determination that a tax withholding obligation has arisen shall be made without regard to the potential applicability of Section 83(c) of the Code.
9.8    Company Charter and By-Laws; Other Company Policies. This Plan and all Awards granted under the Plan (including the exercise, settlement or exchange of an Award) are subject to and must comply with the certificate of incorporation and by-laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board as in effect from time to time regarding the acquisition, ownership or sale of Stock by Employees and other Service Providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.
9.9    Dividends and Dividend Equivalents. Notwithstanding anything in the Plan to the contrary, dividend and dividend equivalent and other distribution amounts the Committee grants with respect to any Award (or share of Stock underlying an Award) may be accrued but not paid to a Participant until all conditions or restrictions relating to such Award and/or share of Stock have been satisfied or lapsed and shall be forfeited if all of such conditions or restrictions are never satisfied or lapse.
10.Reservation of Stock
The Company shall at all times during the term of the Plan and while any Awards are outstanding under the Plan reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and such Awards.
11.Limitation of Rights in Stock; No Special Service Rights
A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his or her agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or certificate of incorporation or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates.
12.Unfunded Status of Plan
The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Stock Rights and other Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
13.Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
14.No Guarantee of Tax Consequences
Neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including, but not limited to, that an Option granted as an Incentive Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code, pertaining non-qualified plans of deferred compensation, will or will not apply.
15.Termination and Amendment of the Plan
15.1    Termination or Amendment of the Plan. Subject to the limitations contained in Section 15.3 below, including specifically the requirement of stockholder approval if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.
102 8x8, Inc. | PROXY STATEMENT

15.2    No Repricing and No Cash Buyout. Other than in connection with an adjustment to an Award pursuant to Section 8, the Company shall not, without stockholder approval, at any time when the exercise price per share of Stock of an Option or SAR is greater than Market Value of the underlying shares of Stock, reduce the exercise price of such Option or SAR or exchange such Option or SAR for a new Award with a lower (or no) purchase price or for cash.
15.3    Limitations on Amendments, Etc.
Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) increase the number of shares of Stock which may be issued under the Plan (except in accordance with Section 8.1 herein, to the extent stockholder approval is not required by Applicable Law), (ii) change the description of the persons eligible for Awards, (iii) implement an Exchange Program or (iv) effect any other change for which stockholder approval is required by Applicable Law.
No amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification or such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.
16.Notices and Other Communications
Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its General Counsel or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.
17.Administrative Provisions
Nothing contained in the Plan shall require the issuance or delivery of certificates for any period during which the Company has elected to maintain or caused to be maintained the evidence of ownership of its shares of Stock, either generally or in the case of Stock acquired pursuant to Awards, by book entry, and all references herein to such actions or to certificates shall be interpreted accordingly in light of the systems maintained for that purpose. Furthermore, any reference herein to actions to be taken or notices (including of grants of Awards) to be provided in writing or pursuant to specific procedures may be satisfied by means of and pursuant to any electronic or automated voice response systems the Company may elect to establish for such purposes, either by itself or through the services of a third party, for the period such systems are in effect.
18.Limitations Applicable to Section 16 Insiders
Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
19.Compliance With Section 409A of the Code
The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code and any regulations or guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment or service with the Company or an Affiliate for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company or any Affiliate within the meaning of Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months
8x8, Inc. | PROXY STATEMENT 103

following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A and comparable provisions of any applicable state or local income tax laws. Notwithstanding anything to the contrary in the Plan or any Award, if and to the extent the Committee shall determine that the terms of any Award may result in the failure of such Award to comply with or be exempt from the requirements of Section 409A, the Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan or any Award as it deems necessary or advisable to bring such Award into compliance with or maintain an exemption from Section 409A.
20.Governing Law
The Plan and, except as otherwise provided in an applicable Award Agreement, all actions taken thereunder, shall be governed, interpreted and enforced in accordance with the laws of the state of Delaware, without regard to the conflicts of laws principles thereof.
104 8x8, Inc. | PROXY STATEMENT

8X8, INC.
ATTN: INVESTOR RELATIONS
675 CREEKSIDE WAY
CAMPBELL, CA 95008

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 14, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/8X82024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 14, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V53409-P07354

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

8X8, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jaswinder Pal Singh
02) Monique Bonner
03) Andrew Burton
04) Todd Ford
05) Alison Gleeson
06) Elizabeth Theophille
07) Samuel Wilson

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V53410-P07354

8X8, INC.
Annual Meeting of Stockholders
August 15, 2024 at 9:00 AM PDT
This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Samuel Wilson and Laurence Denny, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of 8x8, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on August 15, 2024, live via the Internet at www.virtualshareholdermeeting.com/8X82024.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND IN THE BEST JUDGMENT OF THE PROXIES ON ALL OTHER MATTERS AS MAY BE PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side

Your **Vote** Counts!

8X8, INC.

2024 Annual Meeting
Vote by August 14, 2024
11:59 PM ET

8X8, INC.
ATTN: INVESTOR RELATIONS
675 CREEKSIDE WAY
CAMPBELL, CA 95008

V53415-P07354

You invested in 8X8, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on August 15, 2024.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to August 1, 2024. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

August 15, 2024
9:00 AM PDT

Virtually at:
www.virtualshareholdermeeting.com/8X82024

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors **Nominees:** 01) Jaswinder Pal Singh 02) Monique Bonner 03) Andrew Burton 04) Todd Ford 05) Alison Gleeson 06) Elizabeth Theophille 07) Samuel Wilson	For
2.	To ratify the appointment of Moss Adams LLP as 8x8, Inc.'s independent registered public accounting firm for the fiscal year ending March 31, 2025.	For
3.	To approve, through an advisory vote, 8x8, Inc.'s executive compensation for the fiscal year ended March 31, 2024.	For
4.	To approve an amendment to the 2022 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 14,000,000 shares.	For
5.	To approve an amendment to the Company's existing charter to provide for the elimination of certain officers' personal liability for monetary damages stemming from breaches of the duty of care as permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V53416-P07354